UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a)
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PROG Holdings, Inc.
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PROG
Holdings, Inc.

2022

# Notice of Annual Meeting of Stockholders and Proxy Statement

256 West Data Drive Draper, Utah 84020
April 25, 2022
To My Fellow Shareholders:
We are pleased to invite you to our 2022 Annual Meeting of Shareholders, which will be held on Tuesday, May 24, 2022, at 9:00 a.m. Mountain Time at The Little America Hotel, 500 South Main Street, Salt Lake City, Utah.
2021 was a transformational year for PROG Holdings. At the beginning of 2021, we stated that we believed our new operating profile – and the substantial capital it was expected to generate – would allow us to re-invest in our businesses, add innovative products and technologies and return capital to shareholders – all of which I am proud to report we accomplished during the year. Our many accomplishments during 2021 included the following:
▪Achieving gross merchandise volume (GMV) growth of 15.8% in our Progressive Leasing segment and more than doubling GMV growth in its E-com channel;
▪Scaling our Vive Financial segment to profitability;
▪Executing on a balanced and disciplined capital allocation plan that returns significant capital to shareholders and invests in the Company’s future growth. During 2021, we repurchased approximately 17% of our outstanding shares – equating to approximately $567 million of capital being returned to shareholders – by modestly leveraging our balance sheet, which had the added benefit of lowering our cost of capital without impacting our ability to continue investing in organic growth and attractive M&A opportunities as well as returning excess capital to shareholders;
▪Strengthening our board of directors by adding three new independent directors, each with deep digital expertise, including significant experience leveraging technology and data to drive meaningful consumer engagement and growth;
▪Investing in growth that will position the Company to deliver innovative products and technologies to our customers. For example, during 2021, we entered the Buy Now, Pay Later space by acquiring Four Technologies, which allows shoppers to purchase consumer goods through four interest-free installments. We also launched a dedicated R&D team tasked with developing and testing new products and technologies that we expect will allow us to grow our total addressable market and differentiate us in the marketplace; and
▪Onboarding a number of seasoned executives to strengthen our management team and help us achieve our compliance, operational and strategic goals.
When I look back on 2021, I feel tremendous pride in what our teams were able to accomplish during a time of unprecedented uncertainty and challenges. Their outstanding performance is a testament to their talent and grit and I believe has resulted in greater value for all of our stakeholders.

I will close by saying that we have always taken pride in being a good corporate citizen. As you will see on page 6 of the attached Proxy Statement, we have recently posted on our website our first-ever ESG Review, which addresses our ESG-related initiatives and also measures our performance against standards promulgated by the Sustainability Accounting Standards Board (SASB). This summary represents another step forward in our commitment to meaningful ESG accountability and provides a foundation to build increased transparency by directly reporting on sustainability issues, risks and opportunities we believe are critical to driving long-term success for our business and stakeholders, as well as positively impacting the communities we serve.
Thank you for your continued support as we execute our strategy. We appreciate your confidence in us.

Sincerely,

Steven A. Michaels
President and Chief Executive Officer

256 West Data Drive Draper, Utah 84020
Notice of Annual Meeting of Shareholders

Annual Meeting Logistics	The 2022 Annual Meeting of Shareholders of PROG Holdings, Inc. (“PROG Holdings” or the “Company”), will be held on Tuesday, May 24, 2022, at 9:00 a.m., local time, and currently is scheduled to be held at The Little America Hotel, 500 South Main Street, Salt Lake City, Utah 84101, for the purpose of considering and voting on the following items:

Date
May 24, 2022	1	To elect nine directors to serve for a term expiring at the 2023 Annual Meeting of Shareholders.

	2	To vote on a non-binding, advisory resolution approving PROG Holdings’ executive compensation.
Time	3	To ratify the appointment of Ernst & Young LLP as PROG Holdings’ independent registered public accounting firm for 2022.
9:00 a.m., local time
	4	To amend the PROG Holdings, Inc. Amended and Restated 2015 Equity and Incentive Plan.

	5	To amend the PROG Holdings, Inc. Employee Stock Purchase Plan.
Location
The Little America Hotel 500 South Main Street Salt Lake City, Utah 84101	6	To transact such other business as may properly come before the meeting or any adjournment or postponement thereof.

Information relating to these items is provided in the accompanying Proxy Statement.
Only shareholders of record, as shown on the stock transfer books of PROG Holdings, as of the close of business on April 11, 2022, are entitled to notice of, or to vote at, the meeting. If you hold shares through a bank, broker or other nominee, more commonly known as holding shares in “street name,” you must contact the firm that holds your shares for instructions on how to vote your shares.
If you were a shareholder of record as of the close of business on April 11, 2022, you are strongly encouraged to vote in one of the following ways whether or not you plan to attend the Annual Meeting: (1) by telephone; (2) via the Internet; or (3) by completing, signing and dating a written proxy card and returning it promptly to the address indicated on the proxy card.

Record Date
April 11, 2022

	BY ORDER OF THE BOARD OF DIRECTORS

	Marvin A. Fentress	Draper, Utah
	General Counsel and Corporate Secretary	April 25, 2022

Table of Contents

Proxy Statement Summary	1
2022 Annual Meeting of Shareholders	1
Matters to be Considered and Voting Recommendations	1
Company Overview	2
Our Strategy Going Forward	4
Our Response to the COVID-19 Pandemic	5

Matters to be Voted On	7
Proposal 1 - Election of Directors	8
Proposal 2 - Advisory Vote on Executive Compensation	9
Proposal 3 - Ratification of the Appointment of the Company's Independent Registered Public Accounting Firm	10
Proposal 4 - Amendment to the PROG Holdings, Inc. Employee Stock Purchase Plan.	11
Proposal 5 - Amendment to the PROG Holdings, Inc. Amended and Restated 2015 Equity and Incentive Plan.	21

Governance	27
Board of Directors	27
Executive Officers Who Are Not Directors	32
Composition, Meetings and Committees of the Board of Directors	33
Assessment of Director Candidates and Required Qualifications	36
Shareholder Recommendations and Nominations for Election to the Board	37
Board Leadership Structure	38
Board of Directors Committee Evaluations	38
Board Role in Risk Oversight	38
Board Diversity	39
Environmental, Social and Governance Matters	39
ESG Oversight	39
ESG Reporting	39
Recruiting, Developing, Promoting and Retaining a Diverse Group of Highly-Motivated Employees	40
Improving Our Communities by Investing Our Money and Time in Them	46
Respecting and Supporting Our Customers	47
Understanding and Improving Our Environmental Footprint and Impacts	49

Non-Management Director Compensation in 2020	51
Stock Ownership Guidelines	51

Compensation Discussion and Analysis	52
Introduction	52
Executive Summary	52
Objectives of Executive Compensation Programs	54
Our Strong Compensation Governance Practices	55
2021 Compensation Process and Actions	55

Components of Our 2021 Executive Compensation Programs	58
Compensation Outcomes for 2021	59
Long-Term Incentive Equity Awards	63
Executive Compensation Policies	66
Executive Benefits & Perquisites	66
Policy on Compensation Tax Deductibility	67

Compensation Committee Report	67

Executive Compensation	68
Summary of Compensation Table	69
Grants of Plan-Based Awards in Fiscal Year 2021	70
2015 Equity and Incentive Plan	71
Employee Stock Purchase Plan	72
Outstanding Equity awards at 2021 Fiscal Year-End	73
Options Exercised and Stock Vested in Fiscal Year 2021	75
Pension Benefits	75
Nonqualified Deferred Compensation as of December 31, 2021	75
Potential Payments Upon Termination of Charge-in-Control	76
Securities Authorized for Issuance under Equity Compensation Plans	79
CEO Pay Ratio Disclosure	79

Audit Committee Report	79

Audit Matters	82
Fees Billed in the Last Two Fiscal Years	83
Approval of Auditor Services	82

Beneficial Ownership of Common Stock	83

Certain Relationships and Related Transactions	85
Policies and Procedures Dealing with the Review, Approval and Ratification of Related Party Transactions	86
Related Party and Other Transactions	86
Indemnification Agreements	86

Additional Information	91
Shareholder Proposals for 2023 Annual Meeting of Shareholders	92
Householding of Annual Meeting Materials	93
Communicating with the Board of Directors and Corporate Governance Documents	93
Other Action at the Meeting	94

Appendix A – Use of Non-GAAP Financial Information	94

Appendix B – PROG Holdings, Inc. Amended and Restated 2015 Equity and Incentive Plan	98

Appendix C – PROG Holdings, Inc. Employee Stock Purchase Plan	119

CAUTIONARY NOTE REGARDING FORWARD LOOKING STATEMENTS
This Proxy Statement contains forward-looking statements that are made pursuant to the Safe Harbor provisions of the Private Securities Litigation Reform Act of 1995 as they relate to our go-forward strategy, performance, technology, regulatory compliance and environmental, social and governance initiatives. These forward-looking statements can be identified by words such as “will,” “would,” “may,” “should,” “could,” “expect,” “anticipate,” “believe,” “estimate,” “intend,” “strategic,” “when,” “future,” “opportunity,” “plan,” “project,” “forecast,” and other similar expressions. These forward-looking statements involve risks and uncertainties that could cause our actual results and financial condition to differ materially from those expressed or implied in our forward-looking statements. A detailed discussion of risks and uncertainties that could cause actual results and events to differ materially from such forward-looking statements is included in our Annual Report on Form 10-K for the year ended December 31, 2021 and our other filings with the Securities and Exchange Commission. We do not intend, and undertake no obligation except as required by law, to update any of our forward-looking statements after the date of this Proxy Statement to reflect actual results or future events or circumstances.

Proxy Summary
This Proxy Statement is furnished in connection with the solicitation by the Board of Directors (the “Board of Directors”) of PROG Holdings, Inc. (“PROG Holdings”) of proxies for use at its 2022 Annual Meeting of Shareholders, including any adjournment or postponement thereof (the “Annual Meeting”). This summary highlights certain important information relating to the Annual Meeting contained elsewhere in this Proxy Statement, but does not contain all of the information you should consider prior to casting your vote. As a result, you should read this entire Proxy Statement carefully before voting. We anticipate that this Proxy Statement, the enclosed proxy card and our Annual Report for our 2021 fiscal year will be mailed to our shareholders beginning on or about April 25, 2022.

Annual Meeting Logistics

Date May 24, 2022	Time 9:00 a.m., local time	Place The Little America Hotel 500 South Main Street Salt Lake City, Utah 84101	Record Date April 11, 2022

Voting
Shareholders as of the record date are entitled to vote at the Annual Meeting. Each share of common stock is entitled to one vote for each director nominee and one vote for each of the other proposals to be voted on at the Annual Meeting.
Admission
Attendance at the Annual Meeting will be limited to shareholders as of the record date or their authorized representatives.
Matters to be Considered and Voting Recommendations

Proposal		Board Recommendation
1	Elect nine directors to serve for a term expiring at the 2023 Annual Meeting of Shareholders	“FOR” each director nominee
2	Vote on a non-binding advisory resolution approving PROG Holdings' executive compensation	“FOR”
3	Ratify the appointment of Ernst & Young LLP as PROG Holdings' independent registered public accounting firm for 2022	“FOR”
4	Amend the PROG Holdings, Inc. Amended and Restated 2015 Equity and Incentive Plan	“FOR”
5	Amend the PROG Holdings, Inc. Employee Stock Purchase Plan	“FOR”
See “Matters To Be Voted On” beginning on page 8 for more information.

PROG Holdings, Inc. 2022 Proxy Statement	1

Proxy Summary
Company Overview
Who We Are and What We Offer
PROG Holdings, Inc., headquartered in Salt Lake City, Utah, is a financial technology holding company that provides leading financial solutions to empower customers and retailers. The Company owns Progressive Leasing, a leading provider of in-store, e-commerce, and app-based point-of-sale, or “POS” lease-to-own solutions; Vive Financial ("Vive"), an omnichannel provider of second-look revolving credit products; and Four Technologies, Inc. ("Four"), a provider of Buy Now, Pay Later ("BNPL") payment options.
Progressive Leasing, our largest operating segment, provides consumers with transparent and competitive lease payment options, along with flexible terms, intended to help customers achieve merchandise ownership, including through low initial payments and early buyout options, from approximately 24,000 locations and websites of leading traditional and e-commerce retailers (whom we refer to collectively as our “POS” partners). Progressive Leasing does not own or operate any stores of its own. Rather, it purchases from its POS partners the merchandise desired by customers and, in turn, leases the merchandise to the customers through a lease-to-own transaction that the customers may cancel at any time. Progressive Leasing’s technology-based, proprietary decisioning platform offers prompt lease decisioning at the point-of-sale and is integrated with both its traditional and e-commerce POS partners.
Progressive Leasing offers simplified and transparent lease application and payment processes:
Progressive Leasing's POS partners also benefit from the incremental sales Progressive Leasing generates, which allows them to serve credit challenged consumers as customers, without taking on credit risks. Progressive Leasing, which has funded over 10 million leases since its inception in 1999, represented approximately 98% of our consolidated revenues for the year ended December 31, 2021.

How Our LTO Offering Benefits the Customer		How Our LTO Offering Benefits POS Partners
✓	Provides consumers who may not qualify for traditional credit financing with a way to obtain merchandise they desire	✓	Generates incremental sales for them
✓	Provides flexible payment terms – monthly, semi-monthly, bi-weekly or weekly – managed by phone, on-line or mobile application	✓	Allows them to serve credit challenged consumers as customers, without taking on credit risks
✓	Offers multiple ownership alternatives, including early purchase options	✓	Automates 97% of lease decisions
✓	Provides immediate decision after submission of electronic application, with a median decision time of 5.7 seconds	✓	Integrates our decisioning platforms with their systems

2	PROG Holdings, Inc. 2022 Proxy Statement

Proxy Summary
Our Vive operating segment primarily serves customers that may not qualify for traditional prime lending offers who desire to purchase goods and services from participating merchants. Vive offers customized programs, with services that include revolving loans through private label and Vive-branded credit cards. Vive’s current network of over 5,000 point-of-sale partner locations and e-commerce websites includes furniture, mattresses, fitness equipment, and home improvement retailers, as well as medical and dental service providers. We believe Vive’s product offerings are complementary to those of Progressive Leasing and allow Progressive Leasing to expand into the markets and POS partners that Vive serves.
Four, which we purchased in June 2021, provides consumers of all credit backgrounds with BNPL options through four interest-free installments. Four's proprietary platform capabilities provide our base of customers and POS partners with another payment solution as part of the PROG Holdings financial technology offerings. Shoppers use Four's platform to purchase furniture, clothing, electronics, health and beauty, footwear, jewelry, and other consumer goods from retailers across the United States.
Our 2021 Performance Highlights(1)

$2.7B	$388.7M	+18.7%

We reported record consolidated revenues of $2.7 billion in 2021, an increase of 7.8% compared to 2020, driven by increased gross merchandise volume ("GMV")(2) generated from continued growth with large national POS partners, and increased e-commerce penetration.
Adjusted EBITDA increased to $388.7 million, compared to $341.3 million in 2020, primarily due to overall revenue growth(3)
Consolidated gross merchandise volume, or "GMV", increased 18.7% to $2.35 billion in 2021, compared to $1.98 billion in 2020, largely due to an increase in the number of new leases and increased e-commerce penetration for Progressive Leasing, and an increase in new loans at existing and new POS partners for Vive.

1.Performance highlights from continuing operations do not include the revenues, Adjusted EBITDA or GMV classified as discontinued operations related to the spin-off of our former Aaron's Business operating segment.
2.For Progressive Leasing we define GMV as the retail price that Progressive Leasing pays POS partners for the merchandise that it leases to its customers. For Vive and Four we define GMV as gross loan originations.
3.Adjusted EBITDA is a measurement of our performance not calculated in accordance with generally accepted accounting principles in the United States ("GAAP"). For reconciliation of Adjusted EBITDA to the closest GAAP measure, Net Earnings from continuing operations, refer to the reconciliation set forth in Appendix A. Our Net Earnings from continuing operations for 2021 and 2020 was $243.6 million and $233.6 million, respectively.
Our 2021 Key Accomplishments
In addition to the performance highlights described above, our key accomplishments in 2021 also included:

Returning $567 million of capital to our shareholders by repurchasing approximately 17% of our outstanding shares of common stock
Achieving GMV growth of 15.8% in our Progressive Leasing business, and more than doubling its e-commerce GMV production
Scaling the operations of Vive to profitability
Acquiring Four Technologies, an innovative Buy Now, Pay Later company that allows customers to pay for the merchandise they desire through four, interest-free installments
Creating a research and development group to create and test new Fintech products
Adding three new independent directors to our Board, each of whom has deep digital expertise, and experience leveraging technology and data to drive consumer engagement and growth

PROG Holdings, Inc. 2022 Proxy Statement	3

Proxy Summary
Our Performance Highlights for the Past Two Years1

Our revenue from continuing operations increased by 23.8% over the past two years, from $2.16 billion in 2019 to $2.68 billion in 2021.
Our Adjusted EBITDA from continuing operations increased by 49.7% over that time period, from $259.7 million in 2019 to $388.7 million in 2021. (1)
Our GMV from continuing operations increased by 24.0% over the past two years, from $1.90 billion in 2019 to $2.35 billion in 2021
1.Performance highlights from continuing operations do not include the revenues, Adjusted EBITDA or GMV classified as discontinued operations related to the spin-off of our former Aaron's Business operating segment.

1.Adjusted EBITDA is a measurement of our performance not calculated in accordance with GAAP. For reconciliation of Adjusted EBITDA to the closest GAAP measure, Net Earnings (Loss) from continuing operations, refer to the reconciliation set forth in Appendix A. Our Net Earnings (Loss) from continuing operations for each fiscal years 2021, 2020, and 2019 was $243.6 million, $233.6 and $(24.6 million), respectively.

Our Strategy Going Forward
Our strategy to drive growth in our business, which we believe positions us for success over the long-term, includes the following:

Grow GMV with existing and new POS partners
Invest in technology that simplifies and improves the customer experience
Leverage our large database to drive repeat business
Broaden our financial technology product ecosystem through R&D efforts and strategic acquisitions
Employ direct-to-consumer marketing to drive shoppers in-store and online

4	PROG Holdings, Inc. 2022 Proxy Statement

Proxy Summary

Grow GMV with existing and new POS partners – We plan to grow GMV through strategic collaboration and marketing efforts with our POS partners. We remain focused on converting our existing pipeline of retailers into new POS partners. Our ability to maintain and strengthen new and existing relationships, including addressing the changing needs of our POS partners, is critical to the long-term growth of our business.

Invest in technology that simplifies and improves the customer experience – We are investing in technology platforms that promote customer engagement and simplify the lease application, origination and servicing experience. We are committed to providing our customers with greater choice and flexibility in how and where they choose to shop. We are expanding and innovating our e-commerce capabilities to benefit existing and new POS partners and customers.

Leverage our large database to drive repeat business – We are leveraging our extensive database of lease agreements to offer current and previous customers products and solutions that meet their needs. We also use historical information from that database to help inform our decisioning on the applications of potential new customers.

Broaden our financial technology product ecosystem through research and development ("R&D") efforts and strategic acquisitions – We plan to expand our product solutions to create a more loyal and engaged customer base.

Employ direct-to-consumer marketing to drive shoppers in-store and online – We plan to continue expanding our direct-to-consumer marketing efforts to attract new customers and drive more GMV through our POS partners.

Our Response to the COVID-19 Pandemic
During 2021, the Company continued to adjust its business operations and employee health and safety initiatives to respond to the COVID-19 pandemic, an event unprecedented in the history of the Company, including taking the actions described below to help our customers and employees navigate the risks, challenges and uncertainty arising from the pandemic.
Actions Taken on a Case-by-Case Basis to Assist Customers Facing Financial Challenges
▪We allowed customers to defer making payments owed to us.
▪We partnered with customers to create payment schedules personalized to their unique situations.
▪We offered discounted settlement opportunities, where appropriate.
▪We waived return payment fees in our Progressive Leasing segment.
Actions to Protect the Health and Safety of Our Employees
▪We allowed employees to continue working remotely from their homes.
▪We ensured employees were provided with computers, monitors, headsets and other equipment necessary for them to successfully perform their jobs from home, at no cost to the employees.
▪We provided employees and their families with no-cost access to virtual mental health counseling services.
▪We granted paid time off for employees to receive vaccinations and boosters.
▪We monitored employee vaccination rates.
▪We developed enhanced safety and sanitation procedures for our facilities to protect employees who desired to work from our facilities or whose jobs require them to be present on-site, including providing no-cost COVID-19 tests and masks for employees entering our facilities.

PROG Holdings, Inc. 2022 Proxy Statement	5

Proxy Summary
ESG Reporting
We are committed to being transparent and informing all of our stakeholders about our Environmental, Social and Governance ("ESG") initiatives and performance on ESG matters. In furtherance of this commitment, we recently published our inaugural ESG Review, which provides information on how we identify, address and measure our performance on ESG topics that we believe are important to the long-term success and sustainability of our business. Our inaugural ESG Review, which we intend to update annually, is available under the Governance tab on our investor relations website at investor.progholdings.com. We encourage all of our stakeholders to read our ESG Review, and the various policies referenced within that document, including our Human Rights Policy and our Vendor Code of Conduct, both of which are also available under the Governance tab on our investor relations website, investor.progholdings.com.
Social Considerations
Through our social-related initiatives, we strive to respect and value our customers; recruit, develop, promote and retain a diverse group of highly motivated and talented employees; and invest in improving the communities where our customers and employees live and work.
Respecting and Valuing Our Customers
We appreciate that our customers are the lifeblood of our business. As such, we believe it is critical that our customers have a positive and successful experience with our products, service and support from the moment they enter the stores or e-commerce websites of our POS partners. Our commitments to ethical and transparent selling practices, providing excellent customer service, working with our customers to help them achieve success with our offerings, including when they face unexpected financial hardships or other life challenges, and protecting the security of their personal information are all part of how we show our customers that we respect and value them.
Recruiting, Developing, Promoting and Retaining Our Employees
Our Board of Directors and management team believes that recruiting, hiring, developing, promoting, and retaining a diverse and highly motivated and qualified team of employees is critical to the long-term success and sustainability of our business. To further those objectives during 2021, we (i) enhanced our recruiting and on-boarding efforts, (ii) conducted quarterly employee engagement surveys and implemented other programs and initiatives to promote and increase employee engagement, (iii) increased the amount and variety of training opportunities available to our employees, (iv) expanded our diversity, equity and inclusion programs and initiatives; and (v) reviewed and enhanced our compensation and benefits packages to ensure they are competitive. In addition, we continued to focus our efforts on keeping our employees and their families safe and well, including in connection with the COVID-19 pandemic.
Investing in Our Communities
Our Board of Directors and management team believe that investing time and money to improve the communities where our employees and customers live and work is simply the right thing to do. We are committed to giving-back to, and making a positive impact in, our communities. We carry out this commitment through our PROG Holdings Foundation, which makes contributions to non-profit organizations focused on utilizing educational, developmental and technological tools to empower socioeconomic improvement and mobility for the underserved, and also through our Employee Matching Gift program, which matches employee donations to most non-profit organizations, with a maximum annual match of $1,000 per employee. In addition to investing money in our communities, we encourage and enable our employees to invest their time in improving their communities, including through our Paid Service Program, which provides each employee with up to eight hours of paid time annually to perform services for eligible non-profit organizations with whom they choose to volunteer.

6	PROG Holdings, Inc. 2022 Proxy Statement

Proxy Summary

Governance Considerations
Our Board of Directors oversees our ESG program and matters at an enterprise-wide level, including ESG strategy and risk assessment, all as reported up from management and applicable committees of the Board of Directors from time to time. While we believe our ESG efforts benefit from the engagement of the full Board of Directors, efficiently managing the breadth and diversity of ESG initiatives and matters requires delegation to appropriate committees of the Board of Directors as developments may warrant.

Environmental Considerations
Our Board of Directors and management team believe it is critical that businesses across all industries, including ours, all do their part to improve the environment, including reducing greenhouse gas (“GHG”) emissions. During 2021, we took a number of steps designed to help us understand our current environmental footprint and impacts, and to evaluate and develop a strategy around further reducing our energy, water and paper use, as well as our direct and indirect GHG emissions. Those steps included engaging an environmental consultant to calculate our Scope 1 and Scope 2 GHG emissions, our current water use, and other metrics, and to assist us in developing reduction targets for our energy consumption, GHG emissions and water and paper use, which we expect to complete by the end of 2022.

PROG Holdings, Inc. 2022 Proxy Statement	7

Matters To Be Voted On
Proposal 1:
Election of Directors
Our Board of Directors recommends the election of the nominees listed below, each of whom will have a term of office expiring at our 2023 Annual Meeting of Shareholders. Each nominee elected to serve as a director will hold office until the expiration of his or her term and until his or her successor is duly elected and qualified or until his or her earlier resignation, removal from office or death. If, at the time of the Annual Meeting, any of such nominees should be unable to serve, the persons named in the proxy will vote for such substitutes as our Board of Directors recommends. In no event will the proxy be voted for more than nine nominees. Our management has no reason to believe that any nominee for election at the Annual Meeting will be unable to serve if elected.
The following table provides summary information about each nominee, all of whom currently serve on our Board of Directors. All of the nominees listed below have consented to serve as directors if elected. We invite you to read the more fulsome description of our director nominees under "Governance - Board of Directors".

Nominee	Age	Occupation	Independent	Joined Our Board
Kathy T. Betty	66	Former Owner and Chief Executive Officer Atlanta Dream (WNBA team)	Yes	August 2012
Douglas C. Curling	67	Managing Principal New Kent Capital LLC and New Kent Consulting LLC	Yes	January 2016
Cynthia N. Day	56	President and Chief Executive Officer Citizens Bancshares Corporation and Citizens Trust Bank	Yes	October 2011
Curtis L. Doman	49	Chief Innovation Officer of PROG Holdings, Inc.	No	August 2015
Ray M. Martinez	48	Co-Founder and President of Financial Services, EVERFI, Inc.	Yes	September 2021
Steven A. Michaels	50	President and Chief Executive Officer of PROG Holdings, Inc.	No	November 2020
Ray M. Robinson	74	Former President for the Southern Region AT&T	Yes	November 2002
Caroline S. Sheu	48	Global Director, Digital and Direct-to-Consumer Marketing, Google	Yes	September 2021
James P. Smith	55	Former Executive Vice President, Head of Digital & Direct Virtual Channels Wells Fargo & Company	Yes	May 2021
Assuming a quorum is present, a nominee will be elected upon the affirmative vote of a majority of the total votes cast at the Annual Meeting, which means that the number of votes cast in favor of a nominee’s election exceeds the number of votes cast against that nominee’s election. If an incumbent director fails to receive a majority of the votes cast, the incumbent director will promptly tender his or her resignation to our Board of Directors. Our Board of Directors can then choose to accept the resignation, reject it or take such other action that our Board of Directors deems appropriate.

Our Board of Directors recommends that you vote “FOR” the election of each of the nominees above.

8	PROG Holdings, Inc. 2022 Proxy Statement

Matters To Be Voted On
Proposal 2:
Advisory Vote on Executive Compensation
Pursuant to Section 14A of the Securities Exchange Act of 1934, as amended, we provide our shareholders with the annual opportunity to cast an advisory vote on the compensation of our named executive officers. The vote on this proposal represents an additional means by which we obtain feedback from our shareholders about executive compensation. Among other responsibilities, our Compensation Committee sets executive compensation for our named executive officers, which is designed to link pay with performance while enabling us to competitively attract, motivate and retain key executives. The overall objective of our executive compensation program is to encourage and reward the creation of sustainable, long-term shareholder value.
To meet this objective, the Compensation Committee's deliberations regarding how much to pay our named executive officers included, among other performance metrics:
▪objective measurements of business performance;
▪the accomplishment of financial and compliance objectives;
▪the development and retention of management talent;
▪enhancement of shareholder value; and
▪external market, competitive and benchmarking data.
Our focus on internal financial and compliance performance as measured in our annual incentive plans led to solid results for 2021, and we believe has positioned our operations well for the future. Our equity program serves to align the interests of our named executive officers with those of our shareholders.
We encourage our shareholders to read the “Compensation Discussion and Analysis” section of this Proxy Statement, which discusses how our compensation policies and programs support our compensation philosophy, as well as how our Compensation Committee addressed these matters. Our Board of Directors and the Compensation Committee believe these policies and programs are strongly aligned with the long-term interests of our shareholders.
Accordingly, we are asking our shareholders to approve the following resolution:
“RESOLVED, that the compensation paid to the Company’s named executive officers, as disclosed in this Proxy Statement, including the Compensation Discussion and Analysis, compensation tables and narrative disclosure, is hereby APPROVED.”
This vote is advisory and therefore not binding on us, our Board of Directors or the Compensation Committee. At last year’s annual meeting of shareholders, 98% of votes cast were in support of the compensation paid to our named executive officers. Our Board of Directors and the Compensation Committee value the opinions of our shareholders, and the Compensation Committee takes seriously its role in the governance of compensation. The Compensation Committee will consider the result of this year’s vote, as well as other communications from shareholders relating to our compensation practices, and take them into account in future determinations concerning our executive compensation program.
Assuming a quorum is present, the resolution above approving our executive compensation will be approved if the votes cast by holders of shares of common stock present, in person or by proxy, at the Annual Meeting in favor of the resolution exceed the votes cast against the resolution.

Our Board of Directors recommends that you vote “FOR” the resolution approving our executive compensation.

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Proposal 3:
Ratification of the Appointment of the Independent Registered Public Accounting Firm
The Audit Committee of our Board of Directors has appointed Ernst & Young LLP, which we refer to as “EY,” to audit our consolidated financial statements for the year ending December 31, 2022, as well as the effectiveness of our internal controls over financial reporting as of December 31, 2022. A representative of EY will be present at the Annual Meeting, will have the opportunity to make a statement and will be available to respond to appropriate questions from shareholders.
We are asking our shareholders to ratify EY's appointment as our independent registered public accounting firm. Although ratification is not required by our bylaws or otherwise, our Board of Directors is submitting the selection of EY to our shareholders for ratification because we value our shareholders’ views on our independent registered public accounting firm and view the ratification vote as a matter of good corporate practice. In the event that our shareholders fail to ratify the appointment, it is anticipated that no change in our independent registered public accounting firm would be made for fiscal year 2022 because of the difficulty and expense of making any change during the current fiscal year. However, our Board of Directors and the Audit Committee would consider the vote results in connection with the engagement of an independent registered public accounting firm for fiscal year 2023. Even if EY's appointment is ratified, the Audit Committee in its discretion may select a different independent registered public accounting firm at any time if it determines that such a change would be in the best interests of the Company and its shareholders.
Assuming a quorum is present, the proposal to ratify the appointment of our independent registered public accounting firm for 2022 will be approved if the votes cast by holders of shares of common stock present, in person or by proxy, at the Annual Meeting in favor of the proposal exceed the votes cast against the proposal.

Our Board of Directors recommends that you vote “FOR” the ratification of the appointment of our independent registered public accounting firm for 2022.

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Proposal 4:
Amendment to the PROG Holdings, Inc. Amended and Restated 2015 Equity and Incentive Plan
We are seeking your vote to approve an amendment (the “EIP Amendment”) to the PROG Holdings, Inc. Amended and Restated 2015 Equity and Incentive Plan (the “EIP”) to increase the number of shares of common stock authorized for issuance under the EIP from 8,000,000 shares to 10,980,000 shares in order to permit us to continue to offer this important incentive and retention program to our employees and directors. The EIP Amendment will also amend the EIP to (1) provide that awards granted under the EIP may not vest earlier than one year from the date of the grant, subject to certain limited exceptions and (2) prohibit the payment of dividends or dividend equivalents on awards granted under the EIP that are unvested. The Board of Directors, upon the recommendation of the Compensation Committee, approved and adopted the EIP Amendment on April 24, 2022, subject to shareholder approval.
The EIP is an important tool that we use to promote the long-term growth and profitability of the Company and its subsidiaries by providing employees, directors, consultants, advisors, and other persons who work for the Company and its subsidiaries with incentives to maximize shareholder value and otherwise contribute to the success of the Company. In addition, we believe the EIP helps us attract, retain, and reward talented individuals and align their interests with shareholders.
As of April 11, 2022, only 1,566,053 shares remained available for future grants under the EIP, and the closing price of our common stock was $27.78. To ensure that the Company has an appropriate number of shares available for grant under the EIP to properly incentivize employees, directors, consultants, advisors, and other persons who work for the Company and its subsidiaries, we are asking shareholders to approve an increase in the number of shares of common stock available for issuance under the EIP by 2,980,000 shares, from 8,000,000 shares to 10,980,000 shares. For further information regarding outstanding awards under our EIP, see Executive Compensation — Securities Authorized for Issuance under Equity Compensation Plans — Footnote 2.
If shareholders do not approve the EIP Amendment, the EIP Amendment will not become effective, the EIP will continue in full force and effect, and we may continue to grant awards under the EIP, subject to its terms, conditions and limitations, using the shares remaining available for issuance thereunder. Because our directors and executive officers are eligible to receive awards under the EIP, they may be considered to have an interest in this proposal.
Background of the EIP and EIP Amendment
The EIP was initially approved by shareholders at our 2015 Annual Meeting of Shareholders. An amendment to the EIP was approved by shareholders at our 2019 Annual Meeting of Shareholders in order to (i) increase the remaining number of shares of common stock available for issuance by 3,000,000 shares and (ii) revise the EIP in light of amendments to Internal Revenue Code Section 162(m) in the Tax Cuts and Jobs Act. The EIP was then amended again in October 2020 in connection with the Company’s holding company reorganization (the “Reorganization”) and to facilitate the spin-off of our former Aaron's Business operating segment.
Like other companies in our industry, our share price has been negatively affected by current macroeconomic impacts, including the continuing effects of COVID-19, a steep increase in inflation, the recent conflict in Ukraine, and the economic uncertainty associated with the expiration of government stimulus payments, enhanced unemployment benefits and enhanced child tax credits (all of which provided significant liquidity and other benefits to many of the customers we serve). The unanticipated, sharp decrease in our share price has resulted in a depletion of our EIP share reserve more rapidly than expected. We expect the increase in the number of shares

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reserved for future issuance under the EIP Amendment will allow us to continue to promote long-term growth and profitability of the Company, and attract, retain and reward talented individuals and align their interests with those of our shareholders.
We also recognize that equity compensation programs, such as the EIP, dilute shareholder equity and need to be used judiciously. Notably, if the EIP Amendment is approved by our shareholders, the number of shares that will be subject to the EIP as a percentage of the total equivalent common shares outstanding, as of April 11, 2022, will be 8.3%, which results in only 5.5% of additional potential dilution. In addition, and as described below, the anti-dilutive effects of the share repurchases the Company carried out in 2021 and in the first quarter of 2022 significantly offset the dilutive effects of the EIP.
For example, our Board of Directors approved increasing our share repurchase program from $300 million to $1.0 billion in November 2021. Promptly thereafter, we commenced a modified “Dutch Auction” tender offer pursuant to which we repurchased approximately $425 million of our common stock in December 2021. Beyond the shares repurchased in the tender offer, we repurchased another approximately $142 million of our common stock in 2021 and approximately $78 million of our common stock during the first quarter of 2022. As of April 11, 2022, these actions have resulted in the Company repurchasing approximately 17% of its outstanding shares, as compared to the number of shares outstanding as of December 1, 2021. We believe that the anti-dilutive impact of these actions sufficiently offset the increase in the number of shares to be authorized for issuance pursuant to the EIP Amendment.
We also believe that the EIP is designed to be consistent with competitive market practice and our historical share utilization has been prudent and mindful of shareholder interests. Key features of the EIP designed to protect shareholder interests and reflect compensation and governance best practices, none of which will be eliminated through the EIP Amendment, include:
▪Independent Committee. Awards under the EIP are administered by the Compensation Committee, which is comprised entirely of independent directors.
▪No Evergreen Feature / Shareholder Approval Required. The EIP does not provide for an annual increase to the share reserve, and provides that material amendments to the EIP require shareholder approval.
▪No Liberal Share Recycling. The EIP does not provide for liberal share recycling and limits share recycling to forfeited shares and the expiration or cancellation of an option, SAR, restricted stock, restricted stock unit, performance Share, performance unit, or other award, or settlement of any award in cash rather than shares.
▪No Discounted Stock Options or SARs. All stock option awards and all stock appreciation rights (“SARs”), under the EIP must have an exercise price that is not less than the fair market value of the underlying common stock on the date of the grant.
▪No Automatic Single-Trigger Vesting Acceleration. Unless otherwise provided in an award agreement, the EIP does not provide for automatic acceleration of the vesting of outstanding awards upon the occurrence of a change in control so long as such awards are assumed and continued in connection with such transaction. The EIP does provide for double-trigger vesting acceleration in the event of a termination of employment without cause within two years following the occurrence of a change in control.
▪Clawback Policy. All awards granted to our executive officers under the EIP are subject to our existing clawback policy, which provides that such executive officer awards may be recouped if we restate our consolidated financial statements as a result of any gross negligence leading to misstatements.
If our shareholders approve the EIP Amendment, the EIP will also add the following features to further protect shareholder interests and reflect compensation and governance best practices:
▪Minimum Vesting or Performance Period. Subject to certain limited exceptions, a minimum vesting or performance period of one year is prescribed for all awards.
▪Limitations on Dividend Payments. Dividends and dividend equivalents in respect of shares underlying an award issued pursuant to the EIP may only be paid to the extent such award vests.

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In its determination to approve the EIP Amendment, our Compensation Committee reviewed an analysis prepared by Exequity LLP, its independent compensation consultant, which included an examination of our potential dilution, burn rate, overhang and historical grant practices. Based on this analysis, as well as further consideration and discussion, the Compensation Committee currently believes that approval of the EIP Amendment should result in an adequate number of shares of common stock for future issuance for approximately three-to-four years; however, this forecast includes several assumptions and there are several factors that could impact the Company’s future common stock issuances, including, but not limited to, employee participation levels remaining consistent with historical levels, equity compensation levels offered by our peer group and the impact of macroeconomic factors, such as the ones discussed above, and other factors on the future price of our shares.
For purposes of clarity, the key provisions of the EIP, as amended by the EIP Amendment, are substantially the same as those of the EIP.
Summary of the Material Terms of the EIP
The following summary of the material terms of the EIP is qualified in its entirety by reference to the full text of the EIP, as amended by the EIP Amendment, which is attached to this Proxy Statement as Appendix B. Capitalized terms used in this summary, but not otherwise defined in this summary, shall have the respective meanings ascribed to them in the EIP, as amended by the EIP Amendment.
Shares Available for Issuance
The aggregate number of shares that will be available for issuance pursuant to awards granted under the EIP is 4,546,053 shares (the “Share Pool”), subject to adjustment as described in the EIP Amendment. The shares issued by the Company under the EIP Amendment will be authorized but unissued shares or shares currently held (or subsequently acquired) as treasury shares, including shares purchased on the open market or in private transactions. As of April 11, 2022, the aggregate number of shares of common stock available for issuance under the EIP was 1,566,053.
If shares awarded under the EIP are not issued, or are reacquired by the Company, as a result of a forfeiture of restricted stock or a restricted stock unit ("RSU"), or the termination, expiration or cancellation of non-qualified stock options ("NQSOs"), incentive stock options ("ISOs"), SARs, performance shares or performance units, or the settlement of an award in cash in lieu of shares, that number of shares will be added back to the Share Pool. If the exercise price of an option, or the purchase price and/or tax withholding obligation under any award is satisfied by the Company retaining shares or by the participant tendering shares (either by actual delivery or attestation), the number of shares so retained or tendered shall be deemed delivered for purposes of determining the Share Pool and shall not be available for further awards under the EIP. To the extent a SAR is settled in shares of common stock, the gross number of shares subject to such SAR shall be deemed delivered for purposes of determining the Share Pool and shall not be available for further awards under the EIP. Shares reacquired by the Company on the open market or otherwise using cash proceeds from the exercise of options shall not be added back to the Share Pool.
Administration
The Board of Directors may appoint the Compensation Committee or such other committee consisting of two or more independent Board members (in each case, the “Committee”) to administer the EIP, and the Board of Directors has currently designated the Compensation Committee to serve this function. The Committee has the right to select the persons who receive awards under the EIP, to set the terms and conditions of such awards (including the term, exercise price, vesting conditions, and the consequences of termination of employment), and to interpret and administer the EIP. Subject to the express provisions of the EIP, the Committee is authorized and empowered to do all things that the Committee in its discretion determines to be necessary or appropriate in connection with the administration and operation of the EIP.

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Eligibility
Employees of the Company or certain affiliates, non-employee members of the Board of Directors, and any other individual who provides bona fide services to the Company or certain affiliates not in connection with the offer or sale of securities in a capital raising transaction (subject to certain limitations) will be eligible for selection by the Committee for the grant of awards under the EIP. As of December 31, 2021, there were approximately five hundred employees and seven non-employee members of the Board of Directors who could be eligible to receive awards under the EIP. While technically permitted, the Company does not currently anticipate granting awards to individuals who are not employees or directors providing services to the Company or certain affiliates.
Minimum Vesting Provisions
Awards granted under the EIP will vest no earlier than one year measured from the date of grant and no award agreement may reduce or eliminate such minimum vesting requirement, provided that an award may provide that such minimum vesting restrictions may lapse or be waived upon a participant’s termination of service. In addition, up to an aggregate of 5% of the number of shares available for issuance under the EIP may be granted without regard to the one-year vesting requirement. For the purposes of awards to non-employee directors, a vesting period shall be deemed to be one year if it runs from the date of one annual meeting of the Company’s shareholders to the next annual meeting of the Company’s shareholders, so long as the period between such meetings is not less than 50 weeks.
Types of Awards
The EIP provides for the grant of NQSOs, ISOs, SARs, restricted stock, RSUs, performance shares, performance units, annual incentive awards and other stock-based awards to eligible participants. ISOs may only be granted to employees of the Company or its subsidiaries.
Individual Limits
Subject to adjustment as described in the EIP, the maximum number of options and SARs that, in the aggregate, may be granted in any one fiscal year to any participant is 1,000,000.
Adjustments
The Committee will make equitable adjustments in the number and class of securities available for issuance under the EIP (including under any awards then outstanding), the number and type of securities subject to the individual limits set forth in the EIP, and the terms of any outstanding award, as it determines are necessary and appropriate, to reflect any merger, reorganization, consolidation, recapitalization, reclassification, stock split, reverse stock split, spin-off, combination, or exchange of shares, distribution to shareholders (other than an ordinary cash dividend), or similar corporate transactions or events.
Stock Options
A stock option provides the participant with the right to buy a specified number of shares at a specified price (“exercise price”) after certain conditions have been met. The Committee may grant both NQSOs and ISOs under the EIP. The tax treatment of NQSOs is different from the tax treatment of ISOs, as explained in the section below entitled “Federal Income Tax Consequences.” The Committee will determine and specify in the award agreement whether the option is an NQSO or ISO, the number of shares subject to the option, the exercise price of the option and the period of time during which the option may be exercised (including the impact of a termination of employment). No option can be exercisable more than ten years after the date of grant and the exercise price of a stock option must be at least equal to the fair market value of a share on the date of grant of the option. However, with respect to an ISO granted to a participant who is a shareholder holding more than 10% of the Company’s total voting stock, the ISO cannot be exercisable more than five years after the date of grant and the exercise price must be at least equal to 110% of the fair market value of a share on the date of grant.

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Each option shall be counted as one share subject to an award and deducted from the Share Pool.
A participant may pay the exercise price under an option (i) in cash, by check, bank draft, money order or other cash equivalent approved by the Committee; or (ii) if approved by the Committee, by tendering previously-acquired shares having an aggregate fair market value at the time of exercise equal to the total option price (provided that the tendered shares must have been held by the participant for any period required by the Committee), pursuant to a cashless exercise procedure adopted by the Committee, by any other means which the Committee determines to be consistent with the EIP’s purpose and applicable law, including net exercise, or (iii) by a combination of these payment methods. No shares will be delivered until the full option price has been paid.
Stock Appreciation Rights
A SAR entitles the participant to receive cash, shares, or a combination thereof, in an amount equal to the excess of the fair market value of a share on the exercise date over the exercise price for the SAR, after certain conditions have been met. The Committee will determine and specify in the SAR award agreement the number of shares subject to the SAR, the SAR exercise price (which generally must be at least equal to the fair market value of a share on the date of grant of the SAR), the conditions upon which the SAR becomes vested and exercisable, and the period of time during which the SAR may be exercised (including the impact of a termination of employment). No SAR can be exercisable more than ten years after the date of grant. Each SAR that may be settled in shares of common stock shall be counted as one share subject to an award and deducted from the Share Pool. SARs that may not be settled in shares of common stock shall not result in a reduction from the Share Pool.
Restricted Stock and RSUs
The Committee will specify the terms of a restricted stock or RSU award in the award agreement, including the number of shares of restricted stock or units, the purchase price, if any, to be paid for such restricted stock/unit, any restrictions applicable to the restricted stock/unit such as continued service or achievement of performance goals, the length of the restriction period and whether any circumstances, such as death or disability, shorten or terminate the restriction period, and whether RSUs will be settled in cash, shares or a combination of both. Unless the Committee specifies otherwise, RSUs will be settled in shares of common stock.
Except as provided in the EIP or in the award agreement, a participant who receives a restricted stock award will have all of the rights of a shareholder of the Company, including the right to vote the shares and the right to receive dividends; provided, however, the Committee may require that any dividends during the restriction period be subject to the same restrictions on vesting as the underlying award. A participant receiving an RSU will not have voting rights and will accrue dividend equivalents only to the extent provided in the RSU agreement and subject to the same vesting and payment restrictions as on the underlying award. Each share of restricted stock and each RSU that may be settled in shares of common stock shall be counted as one share subject to an award and deducted from the Share Pool. RSUs that may not be settled in shares of common stock will not result in a deduction from the Share Pool.
Performance Shares and Units
A performance share will have an initial value equal to the fair market value of a share on the date of grant. A performance unit will have an initial value that is established by the Committee at the time of grant. In addition to any non-performance terms applicable to the performance share or performance unit, the Committee will set performance goals which, depending on the extent to which they are met, will determine the number or value of the performance shares or units that will be paid out to the participant. The Committee may provide for payment of earned performance shares/units in cash or in shares or in the form of other awards granted under the EIP which have a fair market value equal to the value of the earned performance shares/units at the close of the applicable performance period. Unless the Committee specifies otherwise, earned performance shares/units will be settled in the form of shares of common stock.

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Performance shares/units will not possess voting rights and will accrue dividend equivalents only to the extent provided in the agreement relating to the award and subject to the same restrictions on vesting and payment as the underlying award.
Each performance share that may be settled in shares of common stock shall be counted as one share subject to an award, based on the number of shares that would be paid under the performance share for achievement of target performance, and deducted from the Share Pool. Each performance unit that may be settled in shares of common stock shall be counted as a number of shares subject to an award, based on the number of shares that would be paid under the performance unit for achievement of target performance, and this number shall be deducted from the Share Pool. In the event that the performance shares or performance units are later settled based on above-target performance, the additional number of shares of common stock corresponding to the above-target performance shall be deducted from the Share Pool at the time of such settlement; in the event that the award is later settled based on below-target performance, the difference between the number of shares of common stock awarded based on the below-target performance and the number previously deducted from the Share Pool based on the target performance shall be added back to the Share Pool. Performance shares and performance units that may not be settled in shares of common stock will not result in a deduction from the Share Pool.
Other Awards
The Committee will have the authority to grant other forms of equity-based or equity-related awards, not otherwise described herein, that the Committee determines consistent with the purpose of the EIP and the best interests of the Company and its shareholders. These other awards may include an award of, or the right to acquire, shares of common stock that are not subject to restrictions, or provide for cash payments based in whole or in part on the value or future value of shares, for the acquisition or future acquisition of shares, or any combination thereof. Where the value of such an award is based on the difference in the value of a share at different points in time, the grant or exercise price may not be less than 100% of the fair market value of a share on the date of grant. The Committee will determine all terms and conditions of such awards, including the performance measures (as described below), the performance period, the potential amount payable, and the timing of the payment. Other awards that may be settled in shares of common stock shall be counted as a number of shares subject to an award and deducted from the Share Pool. Other awards that may not be settled in shares of common stock shall not result in a deduction from the Share Pool.
Annual Incentive Awards
The Committee may grant annual incentive awards to participants in such amounts and upon such terms as the Committee shall determine. Unless provided otherwise at the time of grant, annual incentive awards (i) shall be payable in cash, and (ii) are intended to be exempt from Section 409A as short-term deferrals, and, thus, will be payable no later than two and a half (2 1/2) months after the end of the Company’s fiscal year to which the award relates.
Performance Measures
The Committee may establish performance measures for awards granted to participants under the EIP. The performance measure or measures may include, but are not limited to, one or more of the following performance criteria: earnings, earnings before income taxes, earnings before interest and taxes (EBIT), earnings before interest, taxes, depreciation and amortization (EBITDA), earnings before interest, taxes, depreciation, amortization and rent (EBITDAR), gross margin, operating margin, profit margin, market value added, market share, revenue, revenue growth, return measures (including but not limited to return on equity, return on shareholders’ equity, return on investment, return on assets, return on net assets, return on capital, return on sales, and return on invested capital), total shareholder return (either in absolute terms or relative to that of a peer group determined by the Committee), profit, economic profit, capitalized economic profit, operating profit, after-tax profit, net operating profit after tax (NOPAT), pretax profit, cash, cash flow measures (including but not limited to operating

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cash flow, free cash flow, cash flow return, cash flow per share, and free cash flow per share), earnings per share (EPS), consolidated pretax earnings, net earnings, operating earnings, segment income, economic value added, net income, net income from continuing operations available to common shareholders excluding special items, operating income, adjusted operating income, assets, sales, net sales, sales volume, sales growth, net sales growth, number of active retail and/or merchant stores at which the Company has entered into lease-to-own arrangements and/or other Company products during a specified time period, number of customers, gross merchandise volume, debt/capital ratio, return on total capital, cost, unit cost, cost control, expense targets or ratios, charge-off levels, operating efficiency, operating expenses, customer satisfaction, improvement in or attainment of expense levels, working capital, working capital targets, improvement in or attainment of working capital levels, debt, debt to equity ratio, debt reduction, capital targets, capital expenditures, price/earnings growth ratio, acquisitions, dispositions, projects or other specific events, transactions or strategic milestones, the Company’s common stock price (and stock price appreciation, either in absolute terms or in relationship to the appreciation among members of a peer group determined by the Committee), and book value per share.
All criteria may be measured on a Generally Accepted Accounting Principles (“GAAP”) basis, adjusted GAAP basis, or non-GAAP basis. Any performance measure for an award may be described in terms of Company-wide objectives or objectives that are related to a specific segment, division, subsidiary, employer, department, region, or function in which the participant is employed or as some combination of these (as alternatives or otherwise). A performance objective may be measured on an absolute basis or relative to a pre-established target, results for a previous year, the performance of other corporations, or a stock market or other index. The Committee will specify the period over which the performance goals for a particular award will be measured.
The Committee may specify such other conditions and criteria as it chooses and may exercise discretion as it determines appropriate.
The Committee will determine whether the applicable performance goals have been met with respect to a particular award. In determining whether any performance objective has been satisfied, the Committee is authorized to include or exclude the effects of extraordinary items and/or other items that are unusual or nonrecurring, changes in tax laws or regulations or accounting procedures, or any other factors as the Committee may determine.
Dividends and Dividend Equivalents
Dividends or dividend equivalents settled in cash or Company shares may be granted to an EIP participant in relation to an award with payments made either currently or credited to an account. No dividend or dividend equivalents granted in relation to the award that is subject to vesting shall be settled prior to the date such award (or applicable portion thereof) becomes vested.
Change in Control
Unless otherwise provided in an award agreement, upon a change in control of the Company, any outstanding option, SAR, restricted stock and RSU shall vest as of or immediately prior to the change in control if such award is not assumed, continued or replaced with a “replacement award.” If the participant receives a replacement award in connection with a change in control, and the participant’s employment is terminated without cause within two years following the consummation of a change in control, outstanding options, SARs, restricted stock and RSUs held by such participant shall vest on the participant’s termination date. “Replacement award” means an award (a) of the same type (e.g., option, RSU, etc.) as the award, (b) that has a value at least equal to the value of the award, (c) that relates to publicly traded equity securities of the Company or its successor or is payable solely in cash, and (d) that has other terms and conditions of which are not less favorable to the participant than the terms and conditions of the award.

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With respect to awards that are subject to performance objectives, the Committee may, in its sole discretion, provide that any such full or prorated award will be paid prior to when any or all such performance objectives are certified (or without regard to whether they are certified) or may make necessary and appropriate adjustments in the performance objectives.
Clawback and Cancellation Policies
Awards under the EIP are subject to any clawback policy adopted by the Company from time to time, including clawback policies adopted to comply with Section 954 of the Dodd-Frank Wall Street Reform and Consumer Protection Act. For information regarding the Company’s existing clawback policy, see “Compensation Discussion and Analysis – Executive Compensation Policies – Clawback Policy.”
Transferability
Awards generally may not be sold, transferred, pledged, assigned, or otherwise alienated or hypothecated, except in the event of a participant’s death to his beneficiary, or by will or the laws of descent and distribution, and each option or SAR may be exercisable only by the participant during his or her lifetime. However, the Committee may provide in an award agreement for a NQSO that the NQSO be transferable consistent with securities law and other applicable law. NQSOs and SARs may not be transferred for value or consideration.
Amendment and Termination
The Board of Directors or the Committee may amend or terminate the EIP in whole or in part at any time, but the amendment or termination cannot adversely affect any rights or obligations with respect to an award previously granted without the affected participant’s written consent. The Company must obtain the approval of the shareholders before amending the EIP to the extent required by Section 422 of the Code or the rules of the NYSE or other applicable law.
The Committee may amend an outstanding award agreement in a manner not inconsistent with the terms of the EIP, but the amendment will not be effective without the participant’s written consent if the amendment is materially adverse to the participant. The Committee cannot amend outstanding awards, without shareholder approval, to reduce the exercise price of outstanding awards, or cancel outstanding options or SARs in exchange for cash, another award or stock option or SAR with an option exercise price or SAR price that is less than the option exercise price or SAR price of the original stock option or SAR.
Federal Income Tax Consequences
The following is a summary of the general federal income tax consequences to our Company and to U.S. taxpayers of awards granted under the EIP. Tax consequences for any particular individual or under state or non-U.S. tax laws may be different.
Incentive Stock Options. A participant does not recognize taxable income upon the grant or upon the exercise of an ISO (although the exercise of an ISO may in some cases trigger liability for the alternative minimum tax). Upon the sale of ISO shares, the participant recognizes income in an amount equal to the excess, if any, of the fair market value of those shares on the date of sale over the exercise price of the ISO shares. The income is taxed at the long-term capital gains rate if the participant has not disposed of the stock within two years after the date of the grant of the ISO and has held the shares for at least one year after the date of exercise, and we are not entitled to a federal income tax deduction. ISO holding period requirements are waived when a participant dies. If a participant sells ISO shares before having held them for at least one year after the date of exercise and two years after the date of grant, the participant recognizes ordinary income to the extent of the lesser of: (a) the gain realized upon the sale; or (b) the excess of the fair market value of the shares on the date of exercise over the exercise price. Any additional gain is treated as long-term or short-term capital gain depending upon how long the participant has held the ISO shares prior to disposition. In the year of any such disposition, we are entitled to a federal income tax deduction in an amount equal to the ordinary income that the participant recognizes, if any, as a result of the disposition.

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Nonqualified Stock Options. A participant does not recognize taxable income upon the grant of an NQSO. Upon the exercise of such a stock option, the participant recognizes ordinary income to the extent the fair market value of the shares received upon exercise of the NQSO on the date of exercise exceeds the exercise price. We are entitled to an income tax deduction in an amount equal to the ordinary income that the participant recognizes upon the exercise of the stock option.
Restricted Stock. A participant who receives an award of restricted stock does not generally recognize taxable income at the time of the award. Instead, the participant recognizes ordinary income in the first taxable year in which his or her interest in the shares becomes either: (a) freely transferable or (b) no longer subject to substantial risk of forfeiture. The amount of taxable income is equal to the fair market value of the shares less the cash, if any, paid for the shares. A participant may make an election under Internal Revenue Code Section 83(b) to recognize income at the time of grant of restricted stock in an amount equal to the fair market value of the restricted stock (less any cash paid for the shares) on the date of the award. We are entitled to a deduction in an amount equal to the ordinary income recognized by the participant in the taxable year in which restrictions lapse (or in the taxable year of the award if, at that time, the participant had filed a timely election to accelerate recognition of income).
Restricted Stock Units. A participant who receives an award of RSUs will recognize ordinary income equal to the amount of any cash received and the fair market value of any shares issued and received at the time of and as a result of vesting. We are entitled to an income tax deduction in an amount equal to the ordinary income that the participant recognizes.
SARs. A participant who exercises a SAR will recognize ordinary income upon the exercise equal to the amount of any cash received and the fair market value of any shares received as a result of the exercise. We are entitled to an income tax deduction in an amount equal to the ordinary income that the participant recognizes upon the exercise of the SAR.
Performance Units, Performance Shares and Other Awards. In the case of an award of performance unit awards, performance share awards, or other stock-based awards, the participant would generally recognize ordinary income in an amount equal to any cash received and the fair market value of any shares received on the date of payment. In that taxable year, we would be entitled to a federal income tax deduction in an amount equal to the ordinary income that the participant has recognized.
Section 409A. Section 409A of the Internal Revenue Code provides special tax rules applicable to programs that provide for a deferral of compensation. Failure to comply with those requirements will result in accelerated recognition of income for tax purposes along with an additional tax equal to 20% of the amount included in income, and interest on deemed underpayments in certain circumstances. While certain awards under the EIP could be subject to Section 409A, the EIP has been drafted to comply with the requirements of Section 409A, where applicable.

PROG Holdings, Inc. 2022 Proxy Statement	19

Matters To Be Voted On
Shares Awarded under the EIP
All future awards will be made at the discretion of the Compensation Committee. Therefore, we cannot determine future benefits for any other awards under the EIP at this time. The table below shows awards granted under the EIP for fiscal year 2021.

Name and Position	2021 Incentive Award Value on Grant Date	# of Options Granted	# of RSAs Granted	# of RSUs Granted	# of PSUs Granted
Steven A. Michaels	$4,413,345	64,710	23,460	—	46,890
President and Chief Executive Officer
Curtis L. Doman	$1,654,541	24,270	8,790	—	17,580
Chief Innovation Officer
Brian J. Garner	$903,619	13,260	4,800	—	9,600
Chief Financial Officer
Marvin A. Fentress	$852,720	12,510	4,530	—	9,060
General Counsel and Corporate Secretary
All current executive officers as a group (10 persons)	$10,754,135	149,934	64,395	—	109,452
All current directors, who are not executive officers, as a group	$889,310	—	—	18,637	—
All employees, excluding current executive officers, as a group	$44,249,393	—	229,476	208,138	475,429

Approval by Shareholders
Assuming a quorum is present, the proposal to approve the EIP Amendment will be approved if the votes cast by holders of shares of common stock present, in person or by proxy, at the Annual Meeting in favor of the proposal exceed the votes cast against the proposal.

Our Board of Directors recommends that you vote “FOR” the Amendment to the PROG Holdings, Inc. Amended and Restated 2015 Equity and Incentive Plan.

20	PROG Holdings, Inc. 2022 Proxy Statement

Matters To Be Voted On
Proposal 5:
Amendment to the PROG Holdings, Inc. Employee Stock Purchase Plan
We are seeking your vote to approve an amendment (the “ESPP Amendment”) to the PROG Holdings, Inc. Employee Stock Purchase Plan, as amended and restated (the “ESPP”), which will increase the number of shares of common stock authorized for issuance under the ESPP in order to permit us to continue to offer this important incentive and retention program to our employees. The Board of Directors, upon the recommendation of the Compensation Committee, approved and adopted the ESPP Amendment on April 24, 2022, subject to shareholder approval.
The primary purpose of the ESPP is to encourage ownership of our common stock by eligible employees of the Company and certain of its subsidiaries. Specifically, the ESPP provides eligible employees an opportunity to use payroll deductions to purchase shares of our common stock on periodic purchase dates at a 15% discount to fair market value. The Compensation Committee believes that the ESPP is a valued benefit for our eligible employee base. We believe that allowing employees to purchase shares of our common stock through the ESPP motivates high levels of performance and provides an effective means of encouraging employee commitment to our success, aligning our employees’ interests with those of our shareholders, and recruiting new employees.
As of April 11, 2022, only 37,270 shares of common stock remain available for issuance under the ESPP. To ensure that the Company has an appropriate number of shares available for issuance under the ESPP for regular, anticipated issuances for offering periods beginning after June 30, 2022, we are asking shareholders to approve an increase in the number of shares of common stock available for issuance under the ESPP by 500,000 shares, from 200,000 shares to 700,000 shares.
If shareholders do not approve the ESPP Amendment, the ESPP Amendment will not become effective, the ESPP will continue in full force and effect, and we may continue to grant awards under the ESPP, subject to its terms, conditions and limitations, using the shares remaining available for issuance thereunder. Because our executive officers are eligible to participate in the ESPP, they may be considered to have an interest in this proposal.
Background of the ESPP and the ESPP Amendment
The ESPP was initially approved by our shareholders at our 2018 Annual Meeting of Shareholders. An amendment to the ESPP was then approved by our shareholders at our 2021 Annual Meeting of Shareholders to allow officers of the Company who are subject to the disclosure requirements of Section 16(a) of the Exchange Act to participate in the ESPP.
As shareholders may recall, we stated in our proxy materials related to last year’s amendment that we believed we had sufficient shares available under the ESPP for the next two-to-three year period. However, like other companies in our industry, our share price has been negatively affected by current macroeconomic impacts, including the continuing effects of COVID-19, a steep increase in inflation, the recent conflict in Ukraine and the economic uncertainty created by the expiration of government stimulus payments, enhanced unemployment benefits and enhanced child tax credits (all of which provided significant liquidity and other benefits to many of the customers who we serve). The unanticipated, sharp decrease in our share price to prices lower than the forecast used in the burn-rate analysis and modeling we conducted in connection with the ESPP amendment last year has resulted in a depletion of our ESPP share reserve more rapidly than expected. In addition, the number of employees participating in the ESPP has remained high, with 400 participating in the ESPP at the beginning of 2022. We expect the increase in the number of shares reserved for future issuance described in this proposal will allow us to continue to use the ESPP to incentivize high levels of performance, and attract and retain employees and align their interests with those of our shareholders.

PROG Holdings, Inc. 2022 Proxy Statement	21

Matters To Be Voted On
We also recognize that equity compensation programs, such as the ESPP, dilute shareholder equity and need to be used judiciously. The dilution of shareholder equity arising from the ESPP has been relatively small, due in part to the fact that the ESPP has limits on both the number of shares each participating employee may purchase in any given offering period, as well as an aggregate, annual dollar limit on the number of shares each participating employee may purchase under the ESPP. In addition, one of the benefits of our recent share repurchase programs has been to offset the dilution of our equity programs, such as the ESPP. Our Board of Directors approved increasing our share repurchase program from $300 million to $1.0 billion in November 2021. Promptly thereafter, we commenced a modified “Dutch Auction” tender offer, pursuant to which we repurchased approximately $425 million of our common stock in December 2021. Beyond the shares repurchased in the tender offer, we repurchased another approximately $142 million of our common stock in 2021 and approximately $78 million of our common stock during the first quarter of 2022. As of April 11, 2022, these actions have resulted in the Company repurchasing approximately 17% of its outstanding shares, as compared to the number of shares outstanding on December 1, 2021. We believe the anti-dilutive impact of these actions sufficiently offset the increase in the number of shares to be authorized for issuance pursuant to the ESPP Amendment. We also believe that the ESPP Amendment is designed to be consistent with competitive market practice and our historical share utilization has been prudent and mindful of shareholder interests.
In its determination to approve the proposed increase of 500,000 shares of common stock authorized for issuance under the ESPP, the Compensation Committee reviewed an analysis prepared by Exequity LLP, its independent compensation consultant, which included an examination of our potential dilution, burn rate, overhang and historical ESPP issuance practices. Based on this analysis, as well as further consideration and discussion, the Compensation Committee believes that the proposed increase of 500,000 shares of common stock authorized for issuance under the ESPP should result in an adequate number of shares of common stock for future issuance for approximately eight-to-ten years; however, this forecast includes several assumptions and there are several factors that could impact the Company’s future common stock issuances, including, but not limited to, employee participation levels remaining consistent with historical levels, equity compensation levels offered by our peer group, and the impact of macroeconomic factors such as those described above and other factors on the future price of our shares.
For purposes of clarity, the key provisions of the ESPP are not being amended in any material respect other than to reflect the proposed increase in the number of shares authorized for issuance pursuant to the ESPP Amendment.
Summary of Material Terms of the ESPP
The following summary of the ESPP is qualified in its entirety by reference to the complete text of the ESPP, as amended by the ESPP Amendment, which is attached to this Proxy Statement as Appendix C. Capitalized terms used in this summary, but not otherwise defined in this summary, shall have the respective meanings ascribed to them in the ESPP, as amended by the ESPP Amendment.
Shares Available for Issuance
The aggregate number of shares that will be available for issuance pursuant to the ESPP Amendment is 700,000 shares, of which approximately 537,270 shares will be available for issuance immediately following the approval of the ESPP Amendment by the Company's shareholders. The shares made available for sale under the ESPP may be authorized but unissued shares, treasury shares, reacquired shares reserved for issuance under the ESPP, or shares acquired on the open market. As of April 11, 2022, the aggregate number of shares of common stock available for issuance under the ESPP was 37,270.

22	PROG Holdings, Inc. 2022 Proxy Statement

Matters To Be Voted On
Administration
The ESPP is administered by the Compensation Committee, although the Compensation Committee may, where permitted by the terms of the ESPP and applicable law, delegate administrative tasks under the ESPP to the services of an agent and/or Company employees to assist with the administration of the ESPP. Subject to the provisions of the ESPP and applicable law, the Compensation Committee or its delegate has full and exclusive authority to interpret the terms of the ESPP and determine eligibility to participate in the ESPP. In all cases, the ESPP is required to be administered in such a manner so as to comply with applicable requirements of Section 423 of the Code. All determinations of the Compensation Committee are final and binding on all persons having an interest in the ESPP.
Eligibility
Employees eligible to participate in the ESPP for a given offering period generally include employees who are employed on the first day of the offering period, which is the enrollment date. Employees who have not been employed for at least six months or that customarily work 20 hours per week or less are not eligible to participate in the ESPP. As of April 11, 2022, the Company estimated it had 1,492 employees eligible to participate in the ESPP.
The Compensation Committee may, but is not required to, exclude from participation in the ESPP, certain employees who are “highly compensated employees” (within the meaning of Section 414(q) of the Code) and certain foreign employees. Finally, employees who own (or are deemed to own through attribution) 5% or more of the combined voting power or value of all our classes of stock or of one of our subsidiaries are not allowed to participate in the ESPP.
Employees may enroll in the ESPP by completing a payroll deduction form permitting the deduction of at least 1% but not more than 10% of their compensation. Eligible compensation includes base salary and wages paid to the employee, before deduction for any deferral contributions to any tax-qualified or nonqualified deferred compensation plan.
Such payroll deductions may be expressed as a whole number percentage and the accumulated deductions are applied to the purchase of shares on each semi-annual purchase date. However, a participant may not purchase more than 500 shares in each offering period and may not subscribe for more than $25,000 in fair market value of shares of our common stock (determined at the time the ability to purchase shares of our common stock is granted) during any calendar year. The Compensation Committee has the authority to change these limitations for any subsequent offering period, in compliance with the rules prescribed by the ESPP and Section 423 of the Code.
Offering Period, Purchase of Shares and Payroll Deductions
Under the ESPP, participants have the ability to purchase shares of our common stock at a discount during a series of successive offering periods, which commence and end on such dates as determined by the Compensation Committee or its delegate. Unless otherwise determined by the Compensation Committee or its delegate, each offering period will be six months in length. However, in no event may an offering period be longer than 27 months in length.
The purchase price of each share of our common stock under the ESPP is the lower of 85% of the closing trading price per share of our common stock on the first trading date of an offering period in which a participant is enrolled or 85% of the closing trading price per share of our common stock on the purchase date, which occurs on the last trading day of each offering period.
Unless a participant has previously canceled his or her participation in the ESPP before the purchase date, the participant is deemed to have exercised his or her ability to purchase shares of our common stock in full as of each purchase date. Upon exercise, the participant purchases the number of whole shares that his or her accumulated payroll deductions will buy at the purchase price per share of our common stock, subject to the participation limitations listed above and shares available under the ESPP.

PROG Holdings, Inc. 2022 Proxy Statement	23

Matters To Be Voted On
A participant may cancel his or her payroll deduction authorization at any time prior to the end of the offering period. Upon cancellation, a participant will be paid his or her account balance in cash without interest. A participant may decrease (but not increase) his or her payroll deduction authorization once during any offering period. If a participant wants to increase or decrease the rate of payroll withholding, he or she may do so effective for the next offering period by submitting a new form before the offering period for which such change is to be effective; otherwise, a participant will automatically participate in the next offering period at the same rate of payroll withholding as in effect at the end of the prior offering period (so long as the participant remains eligible to participate in the ESPP).
Non-Transferability and Restrictions on Resale
A participant may not assign, transfer, pledge or otherwise dispose of (other than by will or the laws of descent and distribution) payroll deductions credited to a participant’s account or any rights to purchase shares of our common stock or to receive shares of our common stock under the ESPP, and during a participant’s lifetime, rights to purchase shares of our common stock in the ESPP shall be exercisable only by such participant. Any such attempt at assignment, transfer, pledge or other disposition will not be given effect.
Shares of our common stock purchased under the ESPP may not be sold, transferred or otherwise disposed of by a participant for a period of one year from the date the shares are purchased. The Compensation Committee may, in its sole discretion, place additional restrictions on the sale or transfer of our shares purchased under the ESPP by notice to the participants in advance of the offering period.
Termination of Eligibility
If an individual’s eligibility to participate in the ESPP terminates for any reason before the last day of the offering period, the termination will cause payroll deductions to cease immediately. If the eligible employee’s subscription account has a cash balance remaining when he or she terminates, this balance will be refunded to the eligible employee in cash (without interest) within 30 calendar days after the employee ceases to be eligible.
Change in Control or Occurrence of Significant Corporate Transactions
In the event of any increase or decrease in the number of issued shares of our common stock resulting from a stock split, reverse stock split, stock dividend, combination or reclassification of the common stock, or any other increase or decrease in the number of shares of common stock effected without receipt of consideration by us, we will proportionately adjust the aggregate number of shares of our common stock offered under the ESPP, the number and price of shares which any participant has elected to purchase under the ESPP, and the maximum number of shares which a participant may elect to purchase in any single offering period. If there is a proposal to dissolve or liquidate the Company, then the ESPP will terminate immediately prior to the consummation of such proposed dissolution or liquidation, and any offering period then in progress will be shortened by setting a new purchase date to take place before the date of our dissolution or liquidation. We will notify each participant of such change in writing at least ten business days prior to the end of the new offering period. If we undergo a merger with or into another entity or a sale of all or substantially all of our assets or certain other corporate events, each outstanding right to purchase shares of our common stock will be assumed, or an equivalent right to purchase shares of common stock substituted, by the successor entity or the parent or subsidiary of the successor entity. If the successor entity refuses to assume the outstanding rights to purchase shares of our common stock or substitute equivalent rights, then any offering period then in progress will be shortened by setting a new purchase date to take place before the date of the proposed sale or merger. We will notify each participant of such change in writing at least ten business days prior to the end of the new offering period.
Qualification
The ESPP is intended to qualify as an “employee stock purchase plan” within the meaning of Section 423 of the Code. The ESPP is not subject to any provision of the Employee Retirement Income Security Act of 1974, as amended, nor is it qualified under Section 401(a) of the Code.

24	PROG Holdings, Inc. 2022 Proxy Statement

Matters To Be Voted On
Amendment and Termination
Our Board of Directors or the Compensation Committee may amend, suspend or terminate the ESPP at any time. However, no amendment may increase the number of shares of common stock available under the ESPP, change the employees eligible to participate, or cause the ESPP to cease to be an “employee stock purchase plan” within the meaning of Section 423 of the Code, without obtaining shareholder approval within 12 months before or after such amendment. If the ESPP is terminated before the scheduled expiration of any offering period, each participant’s account balance will be distributed to him or her in cash (without interest) as soon as administratively practicable.
Federal Income Tax Consequences
The following is a brief summary of the federal income tax consequences relating to the purchase and sale of stock under the ESPP for individuals who are both citizens and residents of the United States, under the assumption that the ESPP satisfies the requirements of Section 423 of the Code. Individual circumstances may change these results. This brief discussion is based on current U.S. federal income tax laws, regulations, and judicial and administrative interpretations. The following discussion does not set forth any tax consequences other than U.S. federal income tax consequences, including any state, local or foreign tax consequences that may apply.
Although after-tax amounts are used to purchase shares under the ESPP, a participant will not recognize taxable income upon the grant of the right to purchase shares at the start of an offering period or when he or she purchases shares under the ESPP. Generally, participants will recognize taxable income in the year in which such participant sells or otherwise disposes of the purchased shares (whether by sale, exchange or gift).
The tax consequences on a sale or disposition of shares of our common stock acquired under the ESPP depend in part on whether the disposition occurs before or after expiration of a statutory holding period, which is the period ending on the later of (i) two years after the first day of the offering period in which such shares were acquired (the “offering date”) and (ii) one year after the date such shares were acquired. If the shares are sold or otherwise disposed of after the holding period expires, or if a participant dies while owning the shares, then it is a “qualifying” disposition. If the shares are sold before the holding period expires, then it is a “disqualifying” disposition.
If a participant makes a “qualifying” disposition of stock, the participant will have ordinary income from the sale equal to the lesser of:
▪the fair market value of the shares on the offering date, less the purchase price of the shares, or
▪the fair market value of the shares on the date of the disposition (or the date of the participant’s death, if applicable), less the purchase price of the shares.
The Company reports the ordinary income that a participant incurs at the time of sale on the participant’s Form W-2. Individuals who do not receive a Form W-2 from us are still responsible for reporting all income.
If a participant makes a “qualifying” disposition of stock, the ordinary income, if any, that such participant recognized on the disposition of the shares is added to the participant’s basis in the shares, except where the disposition is due to the participant’s death. In that case, any ordinary income recognized on the disposition is not added to the participant’s basis in the shares. After increasing the basis in the shares by the ordinary income recognized, any additional gain realized on the sale or disposition is treated as a long-term capital gain. If the participant sells shares for less than the purchase price, such participant will not have ordinary income. Instead, the participant will realize a capital loss equal to the difference between the sales price and his or her purchase price.
If a participant makes a “disqualifying” disposition, the participant will have ordinary income upon the sale of the shares equal to the excess of the value of such shares on the date the shares were purchased over the purchase price of the shares (this amount must be recognized even if the value of the shares has decreased since the date

PROG Holdings, Inc. 2022 Proxy Statement	25

Matters To Be Voted On
the shares were purchased). This amount is added to the participant’s basis in the shares. After increasing the basis by this amount, any gain realized on the disposition in excess of the basis will be treated as a capital gain or loss. Whether such capital gain or loss will be long-term or short-term will depend on how long the shares were held (e.g., long-term capital gain or loss if the shares were held for over one year).
The Company does not receive any U.S. federal income tax deduction as a result of issuing shares pursuant to the ESPP, except upon a sale or disposition of shares by a participant prior to the expiration of the statutory holding period. In that case, the Company will generally be entitled to a U.S. federal income tax deduction equal to the amount of ordinary income recognized by such participant with respect to the sale or disposition of the shares, subject to Section 162(m) of the Code.
Shares Purchased under the ESPP
The amounts of future purchases under the ESPP are not determinable because participation is voluntary, participation levels depend on each participant’s elections and the restrictions of Section 423 of the Code and the ESPP, and the per-share purchase price depends on the future value of our common stock. Only certain employees of the Company and its participating subsidiaries are eligible to participate in the ESPP. Non-employee directors are not eligible to participate in the ESPP. The following table shows the number of shares of our common stock that have been purchased by employees, including our named executive officers, since the inception of the ESPP on March 2, 2018 through December 31, 2021, the most recent ESPP purchase date to have occurred.

Name and Position	Aggregate Number of Shares Purchased (#)
Steven A. Michaels	500
President and Chief Executive Officer
Curtis L. Doman	—
Chief Innovation Officer
Brian J. Garner	1,870
Chief Financial Officer
Marvin A. Fentress	—
General Counsel and Corporate Secretary
All current executive officers as a group (10 persons)	5,174
All current directors, who are not executive officers, as a group	—
All employees, excluding current executive officers, as a group	157,556
Adoption of the ESPP Amendment
Assuming a quorum is present, the proposal to approve the ESPP Amendment will be approved if the votes cast by holders of shares of common stock present, in person or by proxy, at the Annual Meeting in favor of the proposal exceed the votes cast against the proposal.

Our Board of Directors recommends that you vote “FOR” the Amendment to the PROG Holdings, Inc. Employee Stock Purchase Plan.

26	PROG Holdings, Inc. 2022 Proxy Statement

Governance
Nominees to Serve as Directors

Biographical Information:
Ms. Betty was the owner and Chief Executive Officer of the Atlanta Dream of the WNBA from 2009 to 2011. She also founded The Tradewind Group, an incubator company, where she worked until 2007. Her other experience includes serving as Executive Vice President and Partner of ScottMadden from 1993 to 2000, where she worked on international mergers and acquisitions, and working at Ernst & Young LLP from 1989 to 1993, including serving as one of the first women admitted to the partnership. Ms. Betty has served on the Board of Directors for Scott Madden since February 2019, and also serves on the Board of Advisors for Synergy Laboratories, a private, for-profit company.
Qualifications:
Among other qualifications, Ms. Betty brings over 30 years of business management and consultancy experience to our Board of Directors. Her leadership positions in the Atlanta community include serving on the boards of the Chick-fil-A Foundation, the Alexander-Tharpe Fund, Georgia Institute of Technology, and the Board of Councilors of the Carter Center, as well as serving on the Board of Trustees for the Georgia Institute of Technology Athletic Association. She has also served on the boards of the Children’s Health Care of Atlanta Foundation, YMCA of Metropolitan Atlanta and Big Brothers Big Sisters of Atlanta. These positions, combined with Ms. Betty's service on the Board of Directors of Scott Madden and Board of Advisors for Synergy Laboratories have provided her with management, entrepreneurial, financial and accounting experience, which are utilized by our Board of Directors. These skills and experience qualify her to serve on our Board of Directors.

Kathy T. Betty

Age: 66 Director Since: August 2012 Committees: Compensation; Nominating & Corporate Governance (Chair)

Biographical Information:
Mr. Curling has been the managing principal of New Kent Capital LLC, a family-run investment business, and New Kent Consulting LLC, a privacy and mergers and acquisitions consulting business, since March 2009. From 1997 until September 2008, Mr. Curling held various executive positions at ChoicePoint Inc., a provider of identification and credential verification services that was sold to Reed Elsevier in 2008, including serving as President from April 2002 to September 2008, as Chief Operating Officer from 1999 to September 2008 and as Executive Vice President, Chief Financial Officer and Treasurer from 1997 to May 1999. Mr. Curling also served as a director of ChoicePoint Inc. from May 2000 to September 2008. Mr. Curling served on the Board of Directors of CoreLogic, a New York Stock Exchange listed company providing global property information, analytics and data-enabled services to financial services organizations and real estate professionals, until June 2021, when it became a private company.
Qualifications:
Among other qualifications, Mr. Curling brings substantial experience in managing and operating businesses with privacy, data analytics and other data-enabled matters to our Board of Directors. His prior service as a chief financial officer provides him with valuable accounting and financial expertise, and his consulting experience provides him with significant mergers and acquisitions expertise, all of which is utilized by our Board of Directors. These skills and experiences qualify him to serve on our Board of Directors.

Douglas C. Curling

Age: 67 Director Since: January 2016 Committees: Audit; Compensation (Chair)

PROG Holdings, Inc. 2022 Proxy Statement	27

Governance

Biographical Information:
Ms. Day has been the President and Chief Executive Officer of Citizens Bancshares Corporation and Citizens Trust Bank since February 2012. Citizens Bancshares Corporation was a publicly held corporation until January 2017. She served as Chief Operating Officer and Senior Executive Vice President of Citizens Trust Bank from February 2003 to January 2012 and served as its acting President and Chief Executive Officer from January 2012 to February 2012. She previously served as the Executive Vice President and Chief Operating Officer and in other capacities at Citizens Federal Savings Bank of Birmingham from 1993 until its acquisition by Citizens Trust Bank in 2003. Before joining Citizens Trust Bank, Ms. Day served as an audit manager for KPMG. Ms. Day also serves on the board of directors of Primerica, Inc., the National Banker’s Association, the Metro Atlanta Chamber, and the Atlanta Area Council of Boy Scouts of America. She is also a member of the Rotary Club of Atlanta, the Georgia Society of CPAs, and the AICPA.
Qualifications:
Among other qualifications, Ms. Day brings significant management and financial experience to our Board of Directors. Her experience in multiple senior executive leadership positions and service on other boards, provide her with accounting and financial expertise, which are utilized by our Board of Directors. In addition, the customer base served by Citizens Bancshares Corporation is very similar to that served by the Company, giving her a great understanding of their buying habits, the products they purchase and effective marketing and communication methods. These skills and experiences qualify her to serve on our Board of Directors.

Cynthia N. Day

Age: 56 Director Since: October 2011 Committees: Audit (Chair); Compensation

Biographical Information:
Mr. Doman currently serves as our Chief Innovation Officer, and is a co-founder of Progressive Leasing. Previously, he served as Chief Technology Officer of Progressive Leasing from 1999 until December 2017 and Chief Product Officer from January 2018 until December 2019. He was also President of IDS, Inc. from September 1993 until October 2015.
Qualifications:
Among other qualifications, Mr. Doman brings significant experience in technology and data analytics matters to our Board of Directors. Mr. Doman’s intimate knowledge of our Progressive Leasing segment, including as the creator of the dynamic decision-making engine used by that business in evaluating decisioning criteria for our lease products, is utilized by our Board of Directors. These skills and experiences qualify him to serve on our Board of Directors.

Curtis L. Doman

Age: 49 Director Since: August 2015 Committees: N/A

28	PROG Holdings, Inc. 2022 Proxy Statement

Governance

Biographical Information:
Mr. Martinez is the Co-Founder and President of Financial Services for EVERFI, Inc., an international technology company driving social change on the most challenging issues affecting society through online education, which was founded in 2008. EVERFI’s courses are implemented in K-12 schools, the workplace, and communities nationwide, reaching more than seven million learners each year. As a leader in digital learning, Mr. Martinez oversees the development of a variety of educational programs related to financial wellness, healthcare literacy, data science, and mental health, among other subjects. Mr. Martinez is a thought leader and frequent speaker and author on topics related to systemic inequality. He also serves on the board of the JumpStart Coalition for Personal Financial Literacy in Washington, D.C.
Qualifications:
Among other qualifications, Mr. Martinez brings consumer financial services regulatory experience to our Board, having worked closely with the Consumer Financial Protection Bureau and multiple states’ Attorneys General on financial literacy and other matters. He also has expertise leading large-scale strategic partnerships with global financial services companies, and utilizing digital technologies and data to deliver content and messaging to a wide range of businesses and consumers. Our Board of Directors utilizes these skills and experiences, and they qualify Mr. Martinez to serve on our Board of Directors.

Ray M. Martinez

Age: 48 Director Since: September 2021 Committees: Audit; Nominating & Corporate Governance

Biographical Information:
Mr. Michaels has served as our Chief Executive Officer since December 1, 2020. He was also named President of the Company as of April 1, 2021. From July 31, 2020 through November 2020, Mr. Michaels served as the Chief Executive Officer of the Company’s Progressive Leasing operating segment. Mr. Michaels previously served as the Company’s Chief Financial Officer and President of Strategic Operations from February 2016 until July 31, 2020, President of the Company from April 2014 until February 2016, Vice President, Strategic Planning & Business Development from 2013 until April 2014, Vice President, Finance from 2012 until April 2014 and Vice President, Finance, Aaron’s Sales & Lease Ownership Division from 2008 until 2011.
Qualifications:
Among other qualifications, Mr. Michaels brings significant operational and financial experience to our Board of Directors. His considerable experience in senior management, and his leadership and intimate knowledge of our business provide him with strategic and operational expertise generally and for the Company specifically, which are utilized by our Board of Directors. These skills and experiences qualify him to serve on our Board of Directors.

Steven A. Michaels

Age: 50 Director Since: November 2020 Committees: N/A

PROG Holdings, Inc. 2022 Proxy Statement	29

Governance

Biographical Information:
Mr. Robinson has served as our Chairman since April 2014. From November 2012 until his appointment as Chairman, Mr. Robinson was the Company’s independent lead director. Mr. Robinson started his career at AT&T in 1968, and prior to his retirement in 2003, he held several executive positions, including President of the Southern Region, its largest region, President and Chief Executive Officer of AT&T Tridom, Vice President of Operations for AT&T Business Customer Care, Vice President of AT&T Outbound Services, and Vice President of AT&T Public Relations. Mr. Robinson is also a director of Acuity Brands, Inc., a lighting solutions company, American Airlines Group Inc., a holding company operating various commercial airlines (including American Airlines and US Airways), and Fortress Transportation and Infrastructure Investors LLC, an investor in infrastructure and equipment for the transportation of goods and people, all of which are public companies. Since 2003, Mr. Robinson has also served as a director and non-executive Chairman of Citizens Bancshares Corporation and its subsidiary, Citizens Trust Bank, the largest African American-owned bank in the Southeastern United States and the nation’s second largest. As of January 2017, Citizens Bancshares Corporation's stock is traded only on over-the-counter markets. Its subsidiary, Citizens Trust Bank, is not a publicly traded company. Mr. Robinson previously served as a director of RailAmerica, Inc. from 2010 to 2012 and Avnet, Inc. from 2000 to 2018. Mr. Robinson has also been Vice Chairman of the East Lake Community Foundation in Atlanta, Georgia since November 2003.
Qualifications:
Among other qualifications, Mr. Robinson brings experience in senior management and board service for numerous public companies to our Board of Directors. His service on the boards of a number of organizations of varying sizes provides him with extensive operational skills and governance expertise, which are utilized by our Board of Directors. These skills and experiences qualify him to serve on our Board of Directors.

Ray M. Robinson

Age: 74 Director Since: November 2002 Committees: Compensation; Nominating & Corporate Governance

Biographical Information:
Ms. Sheu has served as the Global Director, Digital and Direct-to-Consumer Marketing for Google, where she leads digital marketing for Google Store and drives Google's direct-to-consumer marketing vision and agenda for Google Devices & Services, since September 2020. Prior to that, she served as the Senior Vice President of North America Marketing at Ancestry, Inc. from 2017 to 2020. Ms. Sheu has also served as Vice President, Global Digital & Customer Marketing for GAP, Inc., where she led the central marketing organization and managed digital and mobile transformation initiatives across the company's omnichannel brands (Gap, Old Navy, Banana Republic, Athleta, and Intermix). Ms. Sheu has also served as Senior Vice President and Chief Marketing Officer for Care.com, the leading online marketplace for care services. Before joining Care.com, Ms. Sheu spent ten years in management positions in the digital gaming and entertainment industry, heading marketing at Disney Interactive, Sony Network Entertainment, and EA Online.
Qualifications:
Among other qualifications, Ms. Sheu has nearly twenty years of experience transforming marketing focused organizations to adapt to rapidly changing consumer and technology trends. She has significant expertise in the areas of data analytics and digital marketing, as well as optimizing marketing spending across multiple channels and platforms. She also has a proven record of driving brand engagement and loyalty. Our Board of Directors utilizes these skills and experiences, and they qualify Ms. Sheu to serve on our Board of Directors.

Caroline Sheu

Age: 48 Director Since: September 2021 Committees: Audit; Nominating & Corporate Governance

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Biographical Information:
Mr. Smith served in a variety of senior management positions at Wells Fargo & Company, most recently serving as Executive Vice President, Head of Digital & Direct Virtual Channels from June 2014 to September 2020, where he was responsible for enterprise digital strategy, capabilities and channels along with enterprise responsibility for retail contact centers (phone, email, chat) and served on the Wells Fargo & Company Management Committee. Mr. Smith has also served as a founding member of the board of directors of Akoya LLC, a privately-held financial data access network that allows aggregators and fintech companies to directly connect with financial institutions to securely obtain consumer-permissioned financial data. Mr. Smith is also an external advisor to Bain & Company, a management consulting firm. Mr. Smith previously served as a member of the board of directors of clearXchange from 2011 to 2015. Mr. Smith is also a mentor for the Miller Center for Social Entrepreneurship at Santa Clara University.
Qualifications:
Among other qualifications, Mr. Smith brings significant fintech expertise to our Board of Directors, particularly as a leader and pioneer with over 30 years’ experience leveraging emerging technologies and data in the financial services industry, including the development of the first ever Internet Banking offering in 1995 and development of many other industry firsts including mobile banking, ApplePay, and Zelle, a digital payments network started by a consortium of U.S. banks, including Bank of America, JPMorgan Chase and Wells Fargo. His experience in senior executive leadership positions, as well as his consulting experience, driving digital strategy, transformation and product development with respect to consumer financial service offerings are utilized by our Board of Directors. These skills and experiences qualify him to serve on our Board of Directors.

James P. Smith

Age: 55 Director Since: May 2021 Committees: Audit; Nominating & Corporate Governance

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Executive Officers Who Are Not Directors
Set forth below are the names and ages of each current executive officer of the Company who is not a director. All positions and offices with the Company held by each such person are also indicated.

Name (Age)	Position with the Company and Principal Occupation During the Past Five Years
Marvin A. Fentress (61)	General Counsel and Corporate Secretary since December 2020. Previously, Mr. Fentress served as General Counsel and Chief Compliance Officer of the Company's Progressive Leasing operating segment from 2012 through November 2020.
Debra Fiori (52)
Chief People Officer since April 2021. Prior to joining the Company, Ms. Fiori served as Corporate Senior Vice President and Chief People Officer of Parsons Corporation, a leading provider of innovative technology-driven solutions in the defense, intelligence and critical infrastructure markets. In this role, Ms. Fiori was responsible for leadership development, succession planning, organizational design, reward systems, talent acquisition, and human resources operations.

Brian J. Garner (42)	Chief Financial Officer since December 2020. Previously, Mr. Garner served in the Company’s Progressive Leasing operating segment as Senior Vice President of Finance and Accounting from January 2019 through November 2020, Vice President of Finance and Accounting from March 2015 through December 2018, and Controller from 2012 to February 2015.
Mike Giordano (49)	Chief Commercial Officer since January 2021. Prior to joining the Company, Mr. Giordano served as Vice President, U.S. Sales, of Samsung Electronics America from August 2018 to January 2021, and as Vice President of Regional Sales from March 2014 to August 2018. In these roles at Samsung Electronics America, Mr. Giordano was responsible for managing the development and implementation of marketing and sales strategies for driving in-store and e-commerce home appliance sales to both national and regional retail partners and directly to consumers.
Ben Hawksworth (45)	Chief Product and Technology Officer since December 2020. Previously, Mr. Hawksworth served as Chief Product and Technology Officer of the Company’s Progressive Leasing operating segment from January 2018 through November 2020. Prior to joining the Company, Mr. Hawksworth served as Senior Vice President and Chief Information Officer, Global Business Solutions, of First Data Corporation from May 2016 to January 2018.
Ryan Ray (47)	Chief Administrative Officer since December 2020. Mr. Ray also continues to serve as President of the Company’s Vive Financial operating segment, a position he was appointed to in May 2016. He served as Chief Operations Officer of the Company’s Progressive Leasing operating segment from January 2015 to April 2016.
Matt Sewell (47)	Vice President, Financial Reporting and Principal Accounting Officer since December 2020. Previously, Mr. Sewell served as Director of Financial Reporting of the Company from October 2016 through November 2020. Prior to joining the Company, Mr. Sewell served as Director of Financial Reporting of Novelis Inc. from June 2014 to October 2016.
Trevor Thatcher (47)	Chief Operations Officer since December 2020. Previously, Mr. Thatcher served as Vice President of Operations of the Company’s Progressive Leasing operating segment from February 2015 through November 2020.

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Composition, Meetings and Committees of the Board of Directors
Our Board of Directors is currently comprised of nine directors having terms expiring at the Annual Meeting. Each of our directors will continue to hold office until the expiration of his or her term and until his or her successor is duly elected and qualified or until his or her earlier resignation, removal from office or death.
Our Corporate Governance Guidelines include categorical standards adopted by our Board of Directors to determine director independence that meet the listing standards of the New York Stock Exchange, or “NYSE.” Our Corporate Governance Guidelines also require that at least a majority of our Board of Directors be “independent,” a requirement that is more stringent than the NYSE listing requirement that a majority of the Board of Directors be independent, as determined under the rules of the NYSE. Our Board of Directors has affirmatively determined that all of our directors are “independent” in accordance with NYSE listing requirements and the requirements of our Corporate Governance Guidelines, other than Mr. Michaels, our President and Chief Executive Officer, and Mr. Doman, our Chief Innovation Officer.
Our Board of Directors currently has three standing committees consisting of an Audit Committee, Compensation Committee, and Nominating and Corporate Governance Committee. From time to time, our Board of Directors may establish ad-hoc committees at its discretion. Our Board of Directors has adopted a charter for each of its standing committees, copies of which are available on the Investor Relations section of our website located at investor.progholdings.com The current members of each committee are identified in the table below:

Director	Audit Committee*	Compensation Committee	Nominating and Corporate Governance Committee
Kathy T. Betty
Douglas C. Curling
Cynthia N. Day
Ray M. Martinez
Ray M. Robinson
Caroline S. Sheu
James P. Smith
Number of Meetings in Fiscal Year 2021	8	6	6
Member Chair

*	Each of Ms. Day and Mr. Curling has been designated as an “audit committee financial expert” as defined by Securities and Exchange Commission, or "SEC", regulations.
Meetings
Our Board of Directors held thirteen meetings during 2021. The number of meetings held by each of our committees in 2021 is shown in the table above. Each of our directors attended 75% or more of the total of all meetings of our Board of Directors and the committees on which he or she served during 2021 that occurred during the time when he or she served as a director.
In addition, our Board of Directors established a Transaction Committee during 2021 to provide oversight and facilitate additional communication with senior management in connection with the Company's commencement of its modified "Dutch Auction" tender offer to repurchase up to $425 million of our common stock and the $600 million senior notes issuance to fund such tender offer. Our Board of Directors also monitored developments regarding the tender offer and senior notes issuance between regularly scheduled meetings and, in addition to regularly scheduled meetings of our Board of Directors, individual directors each made themselves available for

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consultation with management on an ad hoc basis with respect to the tender offer and senior notes issuance, as well as other matters throughout the year. Members of our Board of Directors who served on the Transaction Committee were not provided additional compensation for such service.
It is our policy that directors are expected to attend the annual meeting of shareholders in the absence of a scheduling conflict or other valid reason. Due to the COVID-19 pandemic, all of the individuals serving on our Board of Directors on the date of the 2021 Annual Meeting of Shareholders, June 22, 2021, attended the meeting telephonically, except for Messrs. Michaels and Robinson, who attended the meeting in person.
The non-management and independent members of our Board of Directors meet frequently in executive session, without management present. Mr. Robinson, the Chairman of our Board of Directors, chairs these meetings.

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Committees

Audit Committee
Responsibilities:
The function of the Audit Committee is to assist our Board of Directors in fulfilling its oversight responsibility relating to:
▪the integrity of the Company’s consolidated financial statements;
▪the financial reporting process and the systems of internal accounting and financial controls;
▪the performance of the Company’s internal audit function and independent auditors;
▪the independent auditors’ qualifications and independence;
▪the Company’s compliance with ethics policies (including oversight and approval of related party transactions and reviewing and discussing certain calls to the Company’s ethics hotline and the Company’s investigation of and response to such calls) and legal and regulatory requirements;
▪the adequacy of the Company’s policies and procedures to assess, monitor and manage business risks including financial, regulatory and cybersecurity risks and its corporate compliance programs, including receiving quarterly reports related to such risks and programs; and
▪the adequacy of the Company's information security and privacy program and cybersecurity initiatives.
The Audit Committee is directly responsible for the appointment, compensation, retention, and termination of our independent auditors, who report directly to the Audit Committee, and for recommending to our Board of Directors that the Board recommend to our shareholders that the shareholders ratify the retention of our independent auditors. In connection with its performance of these responsibilities, the Audit Committee regularly receives reports from and holds discussions with Company management, the independent auditors, and leaders from the Company’s audit services, compliance, information security, legal and enterprise risk management departments and functional areas. Many of those discussions are held in executive session with the Audit Committee.

Members:
Ms. Day (Chair), Mr. Curling, Mr. Martinez, Ms. Sheu and Mr. Smith
Number of Meetings:
 8
Each member of the Audit Committee satisfies the independence requirements of the NYSE and SEC rules applicable to audit committee members, and each is financially literate. Our Board of Directors has designated each of Ms. Day and Mr. Curling as an “audit committee financial expert” as defined by SEC regulations.

Compensation Committee
Responsibilities:
The purpose of the Compensation Committee is to assist our Board of Directors in fulfilling its oversight responsibilities relating to:
▪executive and director compensation;
▪equity compensation plans and other compensation and benefit plans; and
▪other significant human resources matters.
The Compensation Committee has the authority to:
▪review and approve performance goals and objectives for the named executive officers in connection with the Company’s compensation programs;
▪evaluate the performance of the named executive officers, in light of such performance goals and objectives and other matters, for compensation purposes;
▪determine the compensation of the named executive officers, including our President and Chief Executive Officer, based on such evaluations and other matters;
▪approve grants of equity incentives; and
▪consider from time to time, and recommend to our Board of Directors, changes to director compensation.
Compensation Committee Interlocks and Insider Participation
For the year ended December 31, 2021, the Compensation Committee consisted of Mses. Betty and Day and Messrs. Curling and Ray Robinson, each of whom our Board of Directors determined was independent in accordance with NYSE listing requirements.
No member of the Compensation Committee during 2021 is or was formerly an officer or employee of the Company or any of its subsidiaries or was a related person in a related person transaction with the Company required to be disclosed under applicable SEC rules.

Members:
Mr. Curling (Chair), Ms. Betty, Ms. Day, Mr. Robinson
Number of Meetings:
6
Each member of the Compensation Committee satisfies the independence requirements of the NYSE applicable to compensation committee members and is a non-employee director under Rule 16b-3 of the Securities Exchange Act of 1934, or the “Exchange Act.”

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Nominating and Corporate Governance Committee
Responsibilities:
The purpose of the Nominating and Corporate Governance Committee is to assist our Board of Directors in fulfilling its responsibilities relating to:
▪board and committee membership, organization, and function;
▪director qualifications and performance;
▪management succession; and
▪corporate governance.
The duties of the Nominating and Corporate Governance Committee include:
▪from time to time, identifying and recommending to our Board of Directors individuals to be nominated for election as directors;
▪developing and recommending to our Board of Directors for adoption corporate governance principles applicable to the Company;
▪reviewing the Company's Environmental, Social and Governance, or "ESG" programs and disclosures, and monitoring and discussing ESG developments and trends;
▪discussing the self-evaluation process for the Board of Directors and its committees;
▪receiving updates about the Company's directors' and officers' insurance coverage;
▪reviewing the Company's Code of Conduct and recommending any changes to the Code to the Board of Directors;
▪discussing the Company's governmental and regulatory affairs programs and initiatives; and
▪receiving updates about the Company's director orientation and continuing education offerings.

Members:
Ms. Betty (Chair), Mr. Martinez, Mr. Robinson, Ms. Sheu, and Mr. Smith
Number of Meetings:
6
Each member of the Nominating and Corporate Governance Committee satisfies the independence requirements of the NYSE.

Assessment of Director Candidates and Required Qualifications
The Nominating and Corporate Governance Committee is responsible for considering and recommending to our Board of Directors nominees for election as director at our annual meeting of shareholders and nominees to fill any vacancy on our Board of Directors. Our Board of Directors, after taking into account the assessment provided by the Nominating and Corporate Governance Committee, is responsible for considering and recommending to our shareholders nominees for election as director at our annual meeting of shareholders. In accordance with our Corporate Governance Guidelines, both the Nominating and Corporate Governance Committee and our Board of Directors, in evaluating director candidates, consider the experience, talents, skills and other characteristics of each candidate and our Board of Directors as a whole in assessing potential nominees to serve as director.
We believe that, at a minimum, a director should have the highest personal and professional ethics, moral character and integrity, demonstrated accomplishment in his or her field and the ability to devote sufficient time to carry out the duties of a director. To help ensure the ability to devote sufficient time to board matters, no director may serve on the board of more than four other public companies while continuing to serve on our Board of Directors, and no director that serves as chief executive officer of another company may serve on the board of more than two other public companies while continuing to serve on our Board of Directors, unless our board determines in its business judgment that such simultaneous service will not impair the director's ability to serve on our Board of Directors, and that such simultaneous service is otherwise in the best interests of the shareholders.
In addition to these minimum qualifications, our Board of Directors may consider all information relevant in their business judgment to the decision of whether to nominate a particular candidate for a particular board seat. These factors may include a candidate’s professional and educational background, reputation, industry knowledge and business experience and the relevance of those characteristics to us and our Board of Directors. In addition, candidates will be evaluated on their ability to complement or contribute to the mix of talents, skills and other characteristics needed to maintain the effectiveness of our Board of Directors and their ability to fulfill the responsibilities of a director and of a member of one or more of the standing committees of our Board of Directors.

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We also believe that new ideas and fresh perspectives are critical to a forward-looking and strategic Board of Directors, as is the institutional knowledge and deep understanding of the Company’s business and industries that longer-tenured directors offer. Our Corporate Governance Guidelines therefore do not contain established term limits, but do provide for a general policy that no person may be nominated for election to our Board of Directors or appointed to fill a vacancy on the Board of Directors if he or she will be age 75 or older upon his or her election or appointment, unless a waiver is granted by our Board of Directors. As a result of our ongoing director refreshment efforts, we have added three new independent directors to our Board of Directors during the last 12 months. Six of our nine directors have served on our Board of Directors for less than seven years, with four of those directors serving less than two years. This has resulted in a balanced range of tenures, ensuring both continuity and fresh perspectives among our director nominees.

3

New independent directors added to our Board of Directors during the last 12 months
A director is required to offer his or her resignation immediately in the event the director, or any of his or her respective affiliates or associates, takes any action (including encouraging or supporting others) to (i) nominate, propose or vote in favor of any candidate to serve on our Board of Directors (other than the nominees proposed by our Board of Directors) or oppose for election any nominee proposed by our Board of Directors or (ii) solicit proxies with respect to any of our securities within the meaning of the Exchange Act and the rules thereunder (other than any proxy solicitation in favor of a matter approved by our Board of Directors).
In determining whether to nominate an incumbent director for re-election, the Nominating and Corporate Governance Committee and our Board of Directors evaluate each incumbent’s continued service, in light of these collective requirements. When the need for a new director arises (whether because of a newly created seat or vacancy), the Nominating and Corporate Governance Committee and our Board of Directors proceed to identify a qualified candidate or candidates and to evaluate the qualifications of each candidate identified. Final candidates are generally interviewed by one or more members of the Nominating and Corporate Governance Committee or other members of our Board of Directors before a decision is made.
Shareholder Recommendations and Nominations for Election to the Board
Our Nominating and Corporate Governance Committee will consider nominees recommended by shareholders. Any shareholder wishing to nominate a candidate for director at the next annual shareholders’ meeting must submit a proposal as described under “Additional Information—Shareholder Proposals for the 2023 Annual Meeting of Shareholders” and otherwise comply with the advance notice provisions and information requirements contained in our bylaws. The shareholder submission should be sent to the President of PROG Holdings, Inc. at 256 West Data Drive, Draper, Utah 84020.
Shareholder nominees are evaluated under the same standards as other candidates for board membership described above in “Assessment of Director Candidates and Required Qualifications.” In addition, in evaluating shareholder nominees for inclusion with the board’s slate of nominees, the Nominating and Corporate Governance Committee and our Board of Directors may consider any other information they deem relevant, including (i) the factors described in “Assessment of Director Candidates and Required

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Qualifications,” (ii) whether there are or will be any vacancies on our Board of Directors, (iii) the size of the nominating shareholder’s holdings in the Company, (iv) the length of time such shareholder has owned such holdings and (v) any statements by the nominee or the shareholder regarding proposed changes in our operation.
Board Leadership Structure
We currently separate the roles of Chairman and Chief Executive Officer in recognition of the differences between the two roles. The Chairman is responsible for leading our Board of Directors in its duty to oversee the management of our business and affairs. The Chief Executive Officer is responsible for oversight of our day-to-day operations and business affairs, including directing the business conducted by our employees, managers and officers.
Our Chief Executive Officer serves on our Board of Directors, which we believe helps to serve as a bridge between management and our Board of Directors, ensuring that both groups act with a common purpose. We believe that Mr. Michaels' presence on our Board of Directors enhances his ability to provide insight and direction on important strategic initiatives to both management and the independent directors.
Our Board of Directors does not have a formal policy on whether the Chairman and Chief Executive Officer roles should be separated or combined but, instead, makes that determination from time to time employing its business judgment. Our Board of Directors, however, does believe that if the Chairman and Chief Executive Officer roles are combined, or if the Chairman is not an independent director, that our Board of Directors should appoint an independent Lead Director to serve as the leader and representative of the independent directors in interacting with the Chairman and Chief Executive Officer and, when appropriate, our shareholders and the public. Our Board of Directors has determined that Mr. Robinson, who serves as our Chairman, is independent under NYSE listing requirements. As a result, our Board of Directors has not designated a Lead Director.
Board of Directors and Committee Evaluations
Our Board of Directors and each of its committees conduct an annual evaluation, which includes a qualitative assessment by each director of the performance of our Board of Directors and the committee or committees on which the director sits. In 2021, our Board of Directors engaged a third-party legal advisor to facilitate our board self-evaluation process and board and committee reviews. The results of the evaluation and any recommendations for improvement were reported to the Nominating and Corporate Governance Committee. The Nominating and Corporate Governance Committee oversees the evaluation process.
Board and Committee Roles in Risk Oversight
As part of its risk oversight role, our full Board of Directors periodically receives reports from management, external professional advisors and others regarding various types of risks faced by the Company and the Company’s risk mitigation efforts related to such risks. Senior management is responsible for day-to-day risk management, while our Board of Directors oversees planning for and responding to risks, as a whole, through its committees and independent directors. Although our Board of Directors has ultimate responsibility with respect to risk management oversight, primary responsibility for certain areas has been delegated, as appropriate, to its committees.
For example, the Audit Committee is charged with, among other matters, overseeing risks attendant to the integrity of our financial statements; our financial reporting process; systems of internal accounting and financial controls; and performance of our internal audit function and independent auditors. The Audit Committee considers the steps management has taken to monitor and control such risks, including our risk assessment and risk management policies. The Audit Committee also considers issues relating to our legal and regulatory compliance obligations, including consumer protection laws.
Likewise, the Compensation Committee considers risks that may be implicated by our compensation programs. During 2021, our Compensation Committee, aided by its independent third-party compensation consultant, reviewed our compensation policies and practices and determined that they do not encourage excessive or

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unnecessary risk taking, and do not otherwise create risks that are reasonably likely to have a material adverse effect on the Company.
Board Diversity
We endeavor to have a Board representing diverse experience at policymaking levels of business, government, education and technology, and in other areas that are relevant to the Company’s activities. Diversity of race, ethnicity, gender and age are also factors our Board considers when evaluating candidates for Board membership. While our Corporate Governance Guidelines do not prescribe precise diversity standards, they do include a “Rooney Rule” policy confirming our Board of Directors’ commitment to including in any pool of candidates for membership to our Board of Directors highly qualified candidates who would bring racial, ethnic, and/or gender diversity to the Board of Directors if chosen.
We believe our Board of Directors is comprised of individuals with diverse business and professional experiences, skills, talents and expertise, as well as age, gender and racial and ethnic diversity.

48-74	33%	44%

Age range of our directors	Of our Board is comprised of female directors	Of our Board is comprised of ethnically and racially diverse directors, including African-American, Latino and Asian directors
Environmental, Social and Governance Matters
ESG Oversight
Our Board of Directors oversees our ESG program and initiatives at an enterprise-wide level. While we believe our ESG efforts benefit from the engagement of the full Board of Directors, efficiently managing the breadth and diversity of ESG matters requires delegation to appropriate committees of the Board of Directors as developments may warrant. For example, our Nominating and Corporate Governance Committee is often charged with monitoring and considering investor priorities and preferences with respect to ESG issues and discussing them with the Board of Directors and management. Additionally, our Compensation Committee monitors and discusses with management the status of our human capital management programs, including our diversity, equity, and inclusion initiatives. As the demands on our ESG-related disclosures increase, our Audit Committee also will play an increasingly important role by working with our Vice President of Audit Services regarding the policies, processes and procedures relating to our ESG disclosures.
ESG Reporting
We are committed to being transparent and informing all of our stakeholders about our ESG programs and initiatives, including our performance with respect to ESG matters. We recently published our inaugural ESG Review, which we expect to update annually. The ESG Review provides information on how we identify, address and measure our performance on ESG topics that we believe are important to the long-term success and sustainability of our business. Our ESG Review represents another step forward in our commitment to increased ESG accountability and provides a foundation to build increased transparency by directly reporting on relevant sustainability issues, risks and opportunities that impact our business. We intend to continue monitoring and evaluating the rapidly evolving ESG disclosure landscape, including the nature of ESG-related disclosures sought by our stakeholders, the SEC, nationally recognized reporting standards, such as the Sustainability Accounting Standards Board (SASB), and by various organizations that provide ESG ratings. Our ESG Review for our 2021 fiscal year is available in the Governance section of our investor relations website at investor.progholdings.com. We

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encourage all of our stakeholders to read our ESG Review, and the various policies referenced within the ESG Review, including our Human Rights Policy and our Vendor Code of Conduct, both of which also are available in the Governance section of our investor relations website at investor.progholdings.com.
Recruiting, Developing, Promoting and Retaining a Diverse Group of Highly-Motivated Employees
Our Board of Directors and management team believes that recruiting, developing, mentoring, promoting, and retaining a diverse and highly motivated and qualified team of employees is critical to the long-term success and sustainability of our business. For this reason, our management team is especially focused on policies and initiatives that address our “human capital management,” and provides frequent updates to our Board of Directors regarding these efforts.
Diversity, Equity, and Inclusion
We believe in being an inclusive workplace for all of our employees and are committed to having a diverse workforce that is representative of our customers, and the communities in which we operate our businesses. A variety of perspectives enriches our culture, leads to innovative solutions for our business and enables us to better meet the needs of our diverse customer base. Our aim is to develop inclusive leaders and an inclusive culture, while also recruiting, developing, mentoring, promoting, and retaining a diverse workforce, including a diverse group of management-level employees who reflect the communities we serve.
Our Talent Acquisition Team works directly with our diversity, equity and inclusion (“DE&I”) program manager to identify ways to further improve our efforts to recruit a diverse group of employees. Those efforts have included:

1	2	3

Utilizing web-based platforms and other information and outreach tools that have a focus on sourcing diverse job candidates, and making those candidates aware of their possible opportunities with the Company;

Partnering with Howard University, a leading historically black university, to provide internship opportunities to its students, and using those internships as a pipeline for future full-time employees; and

Partnering with the Women Tech Council, a national organization that is focused on the economic impact of women in the technology sector, and that creates sustainable mentoring, networking and visibility programs at every stage of the talent pipeline, from high school to the board room.

Going forward, we plan to expand our partnerships with additional historically black colleges and universities ("HBCUs") and also increase our participation in job fairs that are specifically focused on identifying and recruiting female and diverse job candidates.
We believe that recruiting and hiring ethnically and gender diverse employees is only the first step in the DE&I lifecycle. Our DE&I-related goals also include developing, promoting and retaining those employees, and ensuring that they feel a sense of belonging with the Company and their coworkers. One of the ways we strive to achieve those goals is by providing executive, monetary and other support to our Employee Business Resource Groups (“BRGs”), all of which encourage and welcome participation from all employees in all positions and locations. Our BRGs work to ensure their members have a voice in the Company’s on-going conversations about DE&I matters. Currently, our BRGs include:

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The Black Inclusion Group, or “BIG”, whose mission is to enrich the experience of our African-American employees by providing professional and leadership development, networking, mentoring and social opportunities, while also promoting understanding of their concerns and views among all of our employees. BIG is focused on inclusion, engagement, learning and advancement initiatives intended to promote retention of African American employees.

Women In Leadership or “WIL”, an organization created to inspire female employees to develop their leadership abilities, prepare for and take advantage of career growth opportunities, and increase their knowledge of the Company for organizational and personal success, is focused on fostering the recruitment, development, advancement and retention of female employees, and helping all employees gain an appreciation of issues and topics of importance to our female employees.

Adelante!, which provides a platform for highlighting and celebrating the richness of the Hispanic and LatinX communities’ heritages by promoting cultural and issues awareness among all of our employees. This organization also facilitates professional and leadership development, networking, mentoring and social opportunities for Hispanic and LatinX employees, with the aim of fostering recruitment, development, advancement and retention of those employees.

PROGPeople Respecting Individuality, Diversity and Equality, or “PRIDE”, seeks to foster a culture of understanding, diversity, inclusion and equality with our LGBTQ+ employees and allies, and encourage individuality, respect, professional development, and awareness of the challenges faced by, and issues that are important to, the LGBTQ+ community.

In addition to providing support to our BRGs, our efforts to promote DE&I include:
▪Hosting internal and guest speakers to discuss topics relevant to DE&I matters;
▪Conducting training to educate our employees about various DE&I themes, racial justice, disability inclusion and LGBTQ+ allyship, among other themes;
▪Improving and formalizing mentorship programs targeted towards our female, minority and LGBTQ+ employees, which we expect to implement during 2022;
▪Implementing a talent review process that is designed to utilize a multi-factor approach to understanding the talents of our employees and the potential they have to be future leaders of the Company.
The following information summarizes our gender, ethnicity and race diversity metrics as of December 31, 2021, and is based on responses from employees who chose to disclose such information.
Employee EEO Classification

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Employee EEO Classification	Hispanic or Latino	White	Black or African American	Native Hawaiian or Pacific Islander	Asian	American Indian or Alaskan Native	Two or More Races

Executive/Sr Mgmt	—	97.9%	2.1%	—	—	—	—
First/Mid Managers	15.4%	68.3%	6.2%	*	5.4%	—	4.7%
All Other Employees	27.4%	53.8%	9.2%	1.0%	4.5%	1.0%	2.9%
*Less than 1%
Retaining Our Employees
We believe that recruiting and hiring employees who are positioned to help us achieve our mission and goals, and deliver long-term value to our shareholders and other stakeholders, is of limited value if we do not retain those employees. We appreciate that the competition for valuable employees, such as ours, has increased in recent years. For example, many large international technology companies have expanded their recruiting efforts to geographical areas where they do not have facilities, and thus, allow their employees in those areas to work-from-home. As such, we are especially focused on improving employee retention, including through training and development, employee engagement with a focus on a mission-based culture of giving, and competitive and fair compensation and benefits.
Training and Development
We are dedicated to providing training and other development opportunities to our employees that will not only enable them to grow professionally and personally, but also provide them with the tools they need to succeed in their careers and in life as well. As such, we have made significant investments in training programs and other development opportunities, including enhancing our onboarding and early-stage training by partnering with each department and functional area within the Company to develop additional training programs that include more immersive on-the-job learning opportunities, competency-based learning, along with more formalized mentoring programs.
Some of the training and other development opportunities we provide to our employees throughout their career development cycles include:

Providing no-cost access to LinkedIn Learning to all employees, enabling them to take an unlimited number of courses from a library of thousands of options, which is integrated with our Learning Management System, so that employees and their managers are able to track courses the employees have taken;

Providing our technology-focused employees with no-cost access to Pluralsight, a learning platform with a focus on technology topics relevant to their job responsibilities and overall career development;

Reimbursing our support services employees for classes they take to further improve their skills and qualifications;

Offering tuition assistance reimbursement of up to $5,250 per year for full time employees and $2,625 per year for part time employees, a program on which we spent more than $950,000 over the past three years;

Offering our Accelerated Leadership Performance Series to employees to help them develop the skills and leadership qualities needed to become leaders within the Company; and
Offering our Summit Leadership Development Program, which teaches core leadership competencies, to employees at every level of the organization.
In 2021, we hired two full-time talent development managers who are focused on developing new curricula and improving existing curricula for our leadership development programs. We believe the addition of these resources will further advance our plans and strategies to develop valuable leaders from within the Company, enabling us to promote-from-within and retain more employees.

42	PROG Holdings, Inc. 2022 Proxy Statement

Governance
Compliance related training continued to be a focus area for our management team in 2021, and completion of that training was included as a performance metric in our annual incentive plan design. In addition, supervisors and the Company’s executive officers routinely receive reports describing the percentage of their employees who have completed required compliance courses, and identifying any employees who has failed to do so. Any employees who fail to complete required compliance courses in a timely manner may face disciplinary action, and are required to complete the training that they previously failed to complete by the specified deadline.
The table below summarizes the hours of training completed by our employees during each of the past three years, our expenditures for tuition reimbursement during those years, and the number of employees promoted internally during those years, which we believe is an especially relevant example of how we are providing opportunities for career advancement and growth to our employees, and “promoting from within,” thereby increasing the likelihood of employee retention and success within the Company.

	2021	2020	2019
Total training hours	150,000	135,000	148,000
Tuition reimbursement dollars	$305,442	$283,024	$369,137
Internal promotions	246	240	287
Employee Engagement
We believe that regular, on-going engagement with our employees is an important step in our effort to retain them. In addition to utilizing formal employee engagement surveys, we have implemented a number of additional programs and initiatives to promote and increase employee engagement, as further described below.
The Company distributes engagement surveys to employees quarterly. Employee participation rates in those surveys has ranged from 85% to 78% during the past three years, which we believe reflects the importance of the surveys to our employees. The results from those engagement surveys are reviewed by management, led by our Chief People Officer, to identify areas in which we may be able to further enhance the employee experience, and implement improvements, including coaching of our managers where additional development may be needed. Managers receive the survey results for their teams through an interactive dashboard and are charged with developing action plans in response to those results to continue to improve employee engagement. For example, engagement surveys completed during 2020 indicated that employees desired a greater number of training and development opportunities, including those offered by external sources. In response to that feedback, one of our objective and key results, or “OKRs”, for 2021 focused on that request, and resulted in the implementation of an improved Learning Management System, LinkedIn Learning and other additional training and development resources for employees.

PROG Holdings, Inc. 2022 Proxy Statement	43

Governance
In addition to formal engagement surveys, we have implemented numerous other programs and initiatives to promote and increase employee engagement, including:

A Company-wide, digital peer recognition tool that allows employees at any level of the organization to recognize other employees for notable accomplishments;
Multimedia communications, including videos, Intranet posts, digital newsletters and e-mails, that highlight departmental or employee team “wins,” community engagement activities and accomplishments, and other morale-boosting subjects;
	Creative townhall “all hands on” meetings held at least twice per year to update employees on Company initiatives and performance, and recognize employee and/or departmental accomplishments;	Monthly or, in some situations, weekly manager meetings to review the status of Company and departmental initiatives and projects, and discuss employee career development and training opportunities;

Community service projects, designed to bring employees and management together for a common cause; and	Service awards given at 5 years and 10 years of service, through which employees are provided with a bonus award and Companywide recognition; and	Business units are afforded an annual budget to be used to recognize and reward employees for high performance, including exemplifying the Company’s core values.
We intend to further enhance, expand and improve our employee engagement initiatives during 2022. We believe that doing so is especially important as we strive to keep employees engaged and feeling a sense of belonging with the Company and their co-workers during this time period when remote working environments are so prevalent.
Competitive and Fair Employee Benefits and Compensation
The Company is committed to providing a comprehensive, competitive benefits package, which our employees are able to customize to meet their specific needs and goals. Those benefits include:

Multiple options for medical insurance coverage for all eligible employees, including hourly employees, for which the Company has absorbed the cost of all premium increases for the past seven years;
Medical, pharmacy, dental and vision insurance plans;
Accident, disability and life insurance, including certain threshold levels of coverage that require no contribution from employees;
Family planning benefits;
An Employee Assistance Program that provides employees and their immediate family members with professional referrals, counseling sessions (provided at no charge for the first five sessions), financial planning services, family assistance and legal assistance;

Paid maternal and paternal parental leave for up to twelve weeks for primary caregivers, and four weeks for secondary caregivers, following the birth or adoption of a child, or the placement of a foster child;

A 401(k) plan that matches employees’ contributions after 90 days of service with a 100% match on the first 3% of pay that the employee contributes , and a 50% match on the next 2% of pay that the employee contributes;

An attractive employee stock purchase program with above-market discounts for eligible employees, for which 426 employees were enrolled at the end of 2021, which we believe aligns those employees’ interests with those of our shareholders;

Health and wellness programs and perks for employees and their spouses or partners, which includes personalized health coaching, team and individual challenges, live wellness webinars and a monthly stipend for gym memberships and fitness classes.

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Governance
All of our employees earn more than the federal minimum wage. The average wage of a full-time hourly employee of the Company as of December 31, 2021 was $17.25, with approximately 96% of those employees earning an average hourly wage of $15 or more. The average total compensation and benefits for a full-time hourly employee of the Company at December 31, 2021 was approximately $46,723, including base wages, average overtime wages, bonuses and benefits, such as paid time off.
Employee Retention Statistics for 2021
The voluntary and involuntary turnover rates in 2021 for all employees other than those who work in our Operations area, which is comprised primarily of our hourly customer contact center agents were 17.2% and 3.3% respectively. The voluntary and involuntary turnover rates for employees working in our Operations area for 2021 were 57.6% and 4.8% respectively. We, like many others in industries that utilize customer contact center employees, experienced a relatively high turnover rate with that segment of our employee base during 2021. We have implemented a number of initiatives to improve those turnover rates in 2022, including completing a market compensation analysis and adjusting compensation to make it more competitive, implementing initiatives designed to increase retention in response to feedback we have received through enhanced exit surveys and interviews with departing customer service agents, and broadening our geographic hiring footprint to new labor markets that are not as concentrated with other companies who hire similar roles.
Employee Health & Safety and Our Response to the COVID-19 Pandemic
We continued to prioritize employee health and safety as an important area of focus during 2021. Since 2020, many of our employee health and safety measures have been implemented in response to the COVID-19 pandemic, to keep our employees and their families safe and well. The steps we have taken as we strive to achieve that objective have included:

Transitioning our employees to working remotely from their homes;
Ensuring our employees had the computers, monitors, headsets and other equipment necessary for them to successfully perform their jobs from their homes;
Providing employees with a $500 stipend for them to use to enhance their home office environments;

Increasing facility hygiene and cleaning procedures and safety protocols, to provide a safe working environment for the relatively small number of employees who desired to work from our facilities or whose jobs require them to be present on-site;

Providing our employees and their family members with no-cost access to virtual mental health counseling services;
Granting employees paid time off to receive vaccines;
Monitoring the percentage of our workforce who has been vaccinated, through employee attestations;
Expanding our policies to provide employees who tested positive for COVID-19 prior to the availability of vaccines with paid sick leave;
Continuing to monitor CDC and state and local guidelines and regulations to ensure we are compliant with the most recent advice and requirements related to the pandemic.
Providing COVID-19 tests and masks for employees entering our offices.
With respect to general employee health and safety, we believe our policies, training, reporting and management review procedures have been effective in meaningfully limiting employee injuries, as evidenced by the table below.

Metric	2021	2020	2019
Total Recordable Incidents	5	8	13
Total Cases w/ Days Away	1	2	2

PROG Holdings, Inc. 2022 Proxy Statement	45

Governance
Improving Our Communities by Investing Our Money and Time in Them
Our Board of Directors and management team believes investing time and money to improve the communities where our employees and customers live and work is simply the right thing to do. We are committed to giving-back to, and making a positive impact on, our communities, a commitment that we carry out through our PROG Holdings Foundation (the “Foundation”), the PROG Holdings Employee Matching Gift Program (the “Matching Gift Program”) and the PROG Holdings Paid Service Program (the “Paid Service Program”), as well as community engagement activities.
Our Foundation and Matching Gift Programs
We have a goal of contributing 1% of our annual, consolidated, pre-tax profits to improve our communities and to help our employees improve their communities, through donations made by our Foundation and our Matching Gift Program. We have recently hired a full-time employee who will be dedicated to increasing the activities, giving and reach of our Foundation and Matching Gift Program.
Our Foundation is committed to improving lives by making donations to non-profit organizations that utilize educational, developmental and technological tools to empower socio-economic improvement and mobility for the underserved. For example, through our Foundation, we have made gifts of approximately $100,000 each to Big Brothers Big Sisters, Junior Achievement and Latinos in Action, as well as many other donations.
Our Matching Gift Program matches employee donations to most non-profit organizations, with a maximum annual match of $1,000 per employee. We believe our Matching Gift Program helps ensure that a meaningful portion of our charitable giving is responsive to the local needs of the communities where our employees live and work, as determined by our employees, and thus, helps foster a sense of belonging between the Company and our employees.
Our Paid Service and Community Engagement Programs
Our management team believes that simply making charitable donations to organizations that work to improve our communities, while important, is not adequate by itself to achieve our social responsibility goals. In addition to making donations, we believe it is crucial that our managers and employees, at every level of the Company, become personally engaged in the work of improving our communities, by volunteering their time. As such, through our Paid Service Program, all of our employees are provided with eight hours of paid time to perform services for eligible non-profit organizations. In addition to enabling those individual opportunities for volunteering, the Company sponsors community engagement and improvement events, which during 2021, included:

Preparing more than 1,500 educational kits for distribution by a non-profit organization dedicated to promoting financial literacy;	Supplying child development centers with constructed development equipment for underserved children through Habitat for Humanity;	Sponsoring a blood drive through the American Red Cross;	Sponsoring a learning center for Junior Achievement in Utah; and	Sponsoring Utah Pride and Phoenix Pride.
During 2021, our management team and employees volunteered almost 900 hours to these and other events and organizations that are making a positive difference in our communities. After the COVID-19 pandemic subsides, we hope to exceed those volunteerism hours, as we work to transform the lives of underserved citizens in the communities where we and our customers live and work.
During 2022, we expect to compliment the initiatives described above by launching the PROG Development Center. Initially, we expect the Center to provide virtual technology, and other educational and personal development opportunities, and thus, socio-economic mobility, to high school students from economically

46	PROG Holdings, Inc. 2022 Proxy Statement

Governance
challenged areas in Utah. We plan to open a physical center in the second half of 2022 or early 2023. Our Foundation-funded Center expects to utilize multiple public and private partnerships to provide content and programming, as well as development and support opportunities, to the youth who participate in the Center. We anticipate that our employees will support the Center's efforts by volunteering virtually and in-person, and serving as mentors for students who participate in the Center's offerings.
Respecting and Supporting Our Customers
We strive to provide our customers with the respect and support that they deserve. To that end, we are focused on offering our products to them through ethical selling practices, which include transparent, easy-to-understand customer-facing materials and terms that not only comply with applicable laws and regulations, but often exceed those standards. We also show our appreciation and respect for our customers by striving to provide them with excellent customer service, working with them to position them for success with our offerings, and by protecting the security of their personal information.
Ethical Selling Practices
Our product offerings, including customer-facing marketing materials and transaction agreements, are reviewed on a regular basis by a cross-functional team of Company employees who are assigned the task of making sure those materials are transparent, easy-to-understand and compliant with applicable laws and regulations. This on-going effort includes participation by employees from our marketing, sales, operations, compliance, legal, information security and data privacy teams. In addition, we provide training manuals and in-person and virtual training to our POS partners to ensure that their marketing and other customer-facing materials accurately describe our offerings and comply with applicable laws and our compliance policies. We monitor our POS partners’ websites and have a team of field inspectors, which we recently doubled in size, visit POS partner locations to ensure their materials about our offerings and related practices satisfy our requirements
Striving to Offer Excellent Customer Service
We provide customers with multiple avenues for making us aware of any complaints or concerns they may have about their experiences with us. For 2021, the number of customer complaints expressed as a percentage of total active leases with Progressive Leasing averaged 0.60%. We carefully track the nature and number of customer complaints we receive from customers, and believe the quality and timeliness of the service our customers receive from us is critical to ensuring that they have an excellent experience with the Company and our offerings. For that reason, we regularly monitor the timeliness of our responses to customers who call us with complaints, and the time it takes us to resolve those matters. For example, with respect to Progressive Leasing, in 2021:

46%	82%	96%

of all customer questions, concerns or complaints were resolved on the same day the customer contacted us;	were resolved in less than ten days;	were resolved in less than thirty days.

PROG Holdings, Inc. 2022 Proxy Statement	47

Governance
In addition to monitoring how quickly we resolve customer concerns, we also monitor whether customers believe our customer service agents are friendly and knowledgeable. We do so by frequently conducting customer satisfaction surveys focused on how customers view their interactions with our support agents, at all stages of the customers’ experiences with us. Those survey results help us identify and understand specific areas for improvement within our customer service function. Those customer surveys for Progressive Leasing for 2021 include the following results:

94%	91%

of customers surveyed indicated that our customer service agents were friendly; and	indicated that those agents were knowledgeable about the matter raised by the customer.
In addition to these metrics, our Google customer satisfaction rating at the end of 2021 was 4.8 out of a possible 5 stars. While we believe these metrics indicate that our customers are pleased with our service levels, we intend to continue our efforts to further improve the quality and timeliness of our customer service in future periods, as part of our initiatives to show our customers how much we respect and value them.
Positioning Customers for Success with Our Offerings
Our Progressive Leasing business provides its customers with flexible terms designed to help them achieve merchandise ownership, including through low initial payments and early buyout options, such as our 90-day early buyout option. In addition, our proprietary decisioning processes and tools are designed and calibrated to result in customer application approval decisions and, for applicants who are approved, approval amounts, that position our customers for success with our products offerings. However, when our customers experience unexpected financial challenges and hardships due to the COVID-19 pandemic, catastrophic weather events or other natural disasters, loss of a job, medical emergencies or other financially challenging situations, we work with those customers to try to find a solution that will enable them to achieve an outcome with our offerings that is satisfactory to them. In addition, our Progressive Leasing customers have the option to cancel their agreements with us at any time without any negative consequences by returning the leased merchandise to us, or having us pick it up. Steps we took during 2021 to try to help customers facing unexpected financial hardships achieve success with our offerings included, depending on the unique facts and circumstances faced by each customer:
▪Allowing customers to defer making payments to us;
▪Suspending collections activities;
▪Creating payment schedules personalized to the customer’s unique situation;
▪Offering discounted settlement opportunities, where appropriate; and
▪Waiving return fees.
One of the ways we evaluate if our customers are achieving success with our offerings is by monitoring the percentage of Progressive Leasing’s lease-to-own (“LTO”) transactions that result in customers achieving ownership of the merchandise they obtained through LTO arrangements with Progressive Leasing. For example, for LTO agreements funded by Progressive Leasing during the 2020 calendar year, approximately 82% of those transactions resulted in customers obtaining ownership of the leased merchandise. A significant portion of Vive’s customers also are successful with Vive’s offerings, with approximately 7.1% of the loans receivable held by Vive being aged more than 60 days as of December 31, 2021. While we believe all of these metrics demonstrate that our customers are frequently achieving success with our product offerings, we expect to continue to work with our customers to try to further improve those metrics going forward.

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Governance
Protecting Our Customers' Personal Information: Cybersecurity and Data Privacy
During 2021, members of our Board of Directors received presentations from management regarding trends in cybersecurity risks and risk mitigation initiatives and plans. In addition, our Board of Directors reviewed our cybersecurity-related investments, initiatives, key benchmarks and risk mitigation plans with management.
Our senior management has developed a program designed to detect, identify, classify and mitigate cybersecurity and other data security threats, as part of our efforts to protect and maintain the confidentiality and security of customer, employee and vendor information, and non-public information about our Company. That program is based in-part on, and its maturity is measured using, the U.S. Department of Commerce’s National Institute of Standards and Technology (NIST) Cybersecurity Framework. Our program classifies potential threats by risk levels and we typically prioritize our threat mitigation efforts based on those risk classifications, while focusing on maintaining the resiliency of our systems. In recent years, we have increased our investments in our ability to detect, identify, and mitigate cybersecurity and other data privacy risks within our environment. In the event we identify a potential privacy or data security issue, we have defined procedures for responding to such issues, including procedures that address when and how to engage with Company management, our Board of Directors, other stakeholders and law enforcement, when responding to such issues.
We have a dedicated team of employees overseeing our cybersecurity and data privacy initiatives, led by our Chief Information Security Officer, in consultation with internal and external attorneys and other professional advisors. We also have an Enterprise Information Security Committee comprised of a cross-functional group of senior executives and other employees that meets on a regular basis to provide oversight with respect to our cybersecurity and data privacy risk detection, classification and mitigation efforts. Going forward, our Chief Information Security Officer will continue to provide updates to our Board regarding this important topic. Some of the other steps we have taken to detect, identify and attempt to mitigate data security and privacy risks include:

Adopting and periodically reviewing and updating information security and privacy policies;
Conducting targeted audits and penetration tests throughout the year, using both internal and external resources;
Complying with the Payment Card Industry Data Security Standard;
Engaging an industry-leading, nationally-known third party to independently evaluate our information security maturity on a regular basis;
Adopting a vendor risk management program, which includes receiving the results of cybersecurity and data privacy audits conducted on those vendors, classifying vendor, service provider or business partner risk based on several factors and evaluating and monitoring related risk mitigation efforts;

Providing security and privacy training and awareness to all of our employees;
Maintaining cyber liability insurance; and
Implementing additional and enhanced security and other risk-mitigation measures specifically designed to accommodate and respond to a significant portion of our workforce moving to work-from-home environments due to the COVID-19 pandemic.

We also understand the importance of collecting, storing, using, sharing and disposing of personal information in a manner that complies with all applicable laws. To facilitate compliance with those laws, we have privacy policies in place regarding our treatment of customer data, as well as policies relating to the protection of employee and vendor data. Our policies provide explanations of the types of information we collect, how we use and share information, and generally describe the measures we take to protect the security of that information. Our policies also describe how customers may initiate inquiries and raise concerns regarding the collection, storage, sharing and use of their personal data. In addition, our employees also must complete mandatory training to understand the behaviors and technical requirements necessary to safeguard information resources at the Company.

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Governance
Understanding and Improving Our Environmental Footprint and Impacts
Our Board of Directors and management team believe it is critical that businesses across all industries, including ours, all do their part to improve the environment. As described in more detail in our ESG tear sheet, during 2021, we took a number of steps designed to help us understand our current environmental footprint and impacts, and to evaluate and develop a strategy around further reducing our energy, water and paper use, as well as our direct and indirect greenhouse gas ("GHG") emissions, including:

Engaging a third-party environmental consultant to assist us with understanding our environmental footprint and developing a plan to reduce our unfavorable environmental impacts, including with respect to the matters described below;

Calculating Scope 1 and Scope 2 GHG emissions;

Developing thoughtful and realistic reduction targets with respect to our energy consumption and GHG emissions, as well as goals for reducing the amount of paper and water we use, which we expect to finalize by the end of 2022;

Evaluating the GHG emissions reductions we could achieve by providing many of our employees with the flexibility to continue working from home after the COVID-19 pandemic subsides, which we intend to do;

Continuing discussions with our landlords about steps they can take, or we can take with them, to make our largest facilities, all of which are leased, more energy and water efficient, and environmentally friendly.

Other steps we have previously taken to improve our impact on the environment include:

Locating our headquarters in a building that is LEED Silver Certified, which uses daylight harvesting lighting control systems;	Providing recycling containers at our facilities, through which we recycle aluminum, paper and plastic;	Installing speed governors on most of our fleet of trucks used for moving merchandise, to save fuel, reduce emissions and promote safe driving; and	Enforcing our restrictions on excessive vehicle idling by promptly alerting any fleet driver who has been idling for longer than the maximum time we permit.
We plan to update the status of our initiatives to reduce our energy, water and paper use and GHG emissions in our annual ESG reviews, and encourage all of our stakeholders to follow our progress.

50	PROG Holdings, Inc. 2022 Proxy Statement

Non-Management Director Compensation In 2021
The compensation program for our non-employee directors is designed to fairly compensate them for the effort and responsibility required to serve on the board of a company of our size and scope as well as to align our directors’ interests with those of our shareholders more generally. For 2021, our non-employee directors received an annual cash retainer of $75,000 and an annual award of restricted stock units having a value of $125,000, which generally vests one year following the grant date. Our Chairman, Mr. Robinson, also receives a cash retainer of $100,000, paid quarterly in $25,000 installments, in recognition of the additional duties he performs by serving as our Chairman. Non-employee directors serving as the chairperson of the Audit, Compensation, and Nominating and Corporate Governance Committees also received an additional annual retainer of $20,000, $15,000 and $10,000, respectively, for their service in these roles and the additional time commitments required.
Directors who are employees of the Company receive no compensation for their service on our Board of Directors.
The following table shows compensation earned by non-employee directors during 2021.

Name	Fees Earned or Paid in Cash ($)	Stock Awards(1) ($)	Total ($)
Kathy T. Betty(2), (4)	85,000	125,000	210,000
Douglas C. Curling(2), (5)	90,000	125,000	215,000
Cynthia N. Day(2), (6)	95,000	125,000	220,000
Ray M. Robinson(2), (7)	175,000	125,000	300,000
James P. Smith(2), (8)	47,802	139,500	187,302
Ramon Martinez(3), (8)	23,234	125,000	148,234
Caroline Sheu(3), (8)	23,234	125,000	148,234
1.Represents the grant date fair value of stock awards pursuant to Financial Accounting Standards Board Codification Topic 718.
2.As of December 31, 2021, each of these non-executive directors held 2,593 units of restricted stock subject to vesting, which was the number of units of restricted stock granted to them in June 2021.
3.As of December 31, 2021, each of these non-executive directors held 2,700 units of restricted stock subject to vesting, which was the number of units of restricted stock granted to them in September 2021.
4.Includes $21,250 in fees earned for services in the fourth quarter of 2021 which will be paid in 2022.
5.Includes $22,500 in fees earned for services in the fourth quarter of 2021 which will be paid in 2022.
6.Includes $23,750 in fees earned for services in the fourth quarter of 2021 which will be paid in 2022.
7.Includes $43,750 in fees earned for services in the fourth quarter of 2021 which will be paid in 2022.
8.Includes $18,750 in fees earned for services in the fourth quarter of 2021 which will be paid in 2022.
Stock Ownership Guidelines
Under our current stock ownership guidelines, each director is expected to own or acquire shares of our common stock and common stock equivalents (including restricted stock and restricted stock units) having a value of at least $400,000 prior to the later of January 31, 2021 or four years from when the director first joined our Board of Directors. As of December 31, 2021, each of our directors is currently in compliance with the requirements established in these guidelines.

PROG Holdings, Inc. 2022 Proxy Statement	51

Compensation Discussion and Analysis
The purpose of this Compensation Discussion & Analysis section (this “CD&A”) is to provide information regarding our executive compensation philosophy, objectives and decisions for our “named executive officers” (“NEOs”) and to explain how and why the Compensation Committee of our Board of Directors made its compensation decisions for 2021, which was our first full year as a publicly-traded, standalone fintech holding company, following the spin-off of our former Aaron’s Business operating segment to our shareholders in late 2020 (the “Spin-Off”). In connection with the Spin-Off, we built a new management team for the Company, led by the following NEOs:

Named Executive Officer	2021 Position
Steven A. Michaels	President and Chief Executive Officer
Curtis L. Doman	Founder and Chief Innovation Officer
Brian J. Garner	Chief Financial Officer
Marvin A. Fentress	General Counsel and Corporate Secretary
Executive Summary
2021 was a transformational year for the Company. We completed our first full year as a standalone, publicly-traded fintech holding company for Progressive Leasing, Vive Financial and Four Technologies. The management team navigated the on-going challenges presented by the COVID-19 pandemic, including a tight labor market for recruiting and retaining employees, employee absenteeism resulting from additional waves of COVID-19 infections, supply chain challenges that unfavorably impacted many of our retailer and e-commerce partners (whom we refer to collectively as our point-of-sale (“POS”) partners), and thus, our own financial performance. Headwinds from high levels of inflation not seen in decades also presented its own set of challenges. Nevertheless, the Company delivered solid financial performance in 2021. In addition, other notable achievements to better position the Company for long-term future success included the following:

Repurchasing approximately 17% of our outstanding shares – equating to approximately $567 million of capital being returned to shareholders – by modestly leveraging our balance sheet, which had the added benefit of lowering our cost of capital without impacting our ability to continue investing in organic growth and attractive mergers and acquisitions opportunities, or to potentially return excess capital to shareholders in other ways in the future;

Adding a number of seasoned executives to our management team to help us achieve our compliance, financial, operational, people and strategic goals, including our Chief People Officer, Chief Commercial Officer, Chief Compliance Officer and Chief Information Officer;

Making significant progress in further improving the transparency and ease-of-use of our product offerings, and in enhancing our compliance programs;

Acquiring Four Technologies, an innovative Buy Now, Pay Later company that allows shoppers to pay for merchandise through four interest-free installments, which provided us with a payment solution that further diversifies our consumer financial technology offerings; and

Increasing the nature and number of career and personal development resources available to our employees at no charge, in response to feedback we received from our employees.

52	PROG Holdings, Inc. 2022 Proxy Statement

Compensation Discussion and Analysis
Our Board of Directors, and its Compensation Committee in particular, is committed to implementing executive compensation plan designs, metrics and strategies, that are intended to incent and motivate our executive management team to reach those goals, as discussed in further detail in this CD&A. Our compensation programs are designed to attract, motivate and retain key executives by offering market-competitive pay opportunities with an emphasis on incentive compensation to create a strong linkage between pay and performance. Those pay-linked performance results for 2021 include the following accomplishments:
▪Consolidated Adjusted EBITDA used for management incentive purposes was $390.7 million, an increase of 10.1% from 2020.(1)
▪E-commerce, a new metric for 2021, recognized our need to grow our internet and app-based business, especially as consumer demand continues to transition from in-person to digital sales.(2) Gross merchandise volume, or “GMV” generated through e-commerce platforms in 2021 for our Progressive Leasing business increased by 151% as compared to 2020, representing 15.2% of its GMV in 2021, as compared to 7.0% in 2020.
▪All of our compliance goals, established in the first quarter of 2021, which focused on positioning the Company for responsible future growth, were fully achieved.
▪Consolidated Revenues were $2.7 billion, an increase of 7.8% as compared to 2020.
▪Consolidated Adjusted Pretax Income was $341.2 million, an increase of 3.8% as compared to 2020.(3)
▪Consolidated Return on Capital of 24.3%.(4)

1.We define Consolidated Adjusted EBITDA used for management incentive purposes as Consolidated GAAP Earnings Before Income Taxes, adjusted to exclude: (i) depreciation and amortization expense; (ii) interest expense; (iii) stock-based compensation expense; (iv) transaction expenses incurred in our acquisition of Four Technologies; (v) losses incurred by Four Technologies; (vi) Vive’s change in allowance for loan losses; and (vii) losses from certain new strategic initiatives that were not included in our financial plan for 2021. For a reconciliation of Adjusted EBITDA, which is not a GAAP measurement, to the closest GAAP measurement, refer to the reconciliation set forth in Appendix A.
2.E-commerce is the GMV of leases completed and executed online, including online-only merchant partners as well as through e-commerce/website integrations with our brick-and-mortar retail partners.
3.We define Consolidated Adjusted Pretax Income as consolidated GAAP earnings before income taxes, adjusted to exclude the following items: (i) Vive’s change in allowance for loan losses; (ii) transaction costs incurred in our acquisition of Four Technologies; (iii) losses incurred by Four Technologies; (iv) interest expense incurred on the Company’s $600 million of senior unsecured notes, which were issued in November 2021; and (v) the losses from certain new strategic initiatives that were not included in our financial performance plan for 2021.
4.We define Consolidated Return on Capital as Adjusted Operating Profit After Tax divided by Average Capital. Adjusted Operating Profit After Tax is calculated as consolidated GAAP Net Earnings adjusted to exclude the following items: (i) interest expense; (ii) the transaction expense we incurred in acquiring Four Technologies; (iii) the losses incurred by Four Technologies; and (iv) the losses from certain new strategic initiatives that were not included in our financial performance plan for 2021. Average Capital is calculated as the sum of net adjusted debt (which is defined as total adjusted debt less adjusted cash and cash equivalents) and adjusted total shareholders’ equity, with the final result being the average of December 31, 2020 and December 31, 2021. Adjusted debt, adjusted cash and cash equivalents and adjusted total shareholders’ equity excludes the impacts of the following items: (i) the adjustments described above with respect to the calculation of Adjusted Operating Profit After Tax; (ii) the Company’s $600 million senior unsecured notes and related debt issuance costs; (iii) the Company’s repurchase of approximately $425 million of its common stock through the tender offer it announced in November 2021 and related direct costs; and (iv) the repayment of $50 million on the Company’s revolving credit facility. For a reconciliation of Return on Capital to the closest GAAP measurement, refer to the reconciliation set forth in Appendix A.

Shareholder feedback is an important factor in how we approach and evaluate our executive compensation programs. Last year, our shareholders cast an advisory vote on our executive compensation practices, with the result that approximately 98% of the total votes cast approved the compensation of our NEOs. We believe our executive compensation programs for 2021 continued to be aligned properly with our business goals and culture and, importantly, further strengthened the relationship between pay and performance.
More details regarding our compensation philosophy, objectives and decisions for 2021 are set forth below. We hope our shareholders will agree that our 2021 executive compensation programs established appropriate incentives and rewards for creating long-term shareholder value. We welcome the feedback of our shareholders and look forward to continuing to serve them during 2022.

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Compensation Discussion and Analysis
Objectives of Our Executive Compensation Programs
The primary objectives and priorities of our executive compensation program are to:

1	2	3	4	5

attract, motivate, and retain quality executive leadership;	align the incentive goals of our executive officers with the interests of our shareholders;	enhance the individual performance of each executive officer;	improve our overall performance; and	support achievement of our business plans and long-term goals.
To accomplish these objectives, the Compensation Committee considers a variety of factors when approving compensation programs, including:

The actual financial and business performance of the Company, as compared to our expectations;
Individual executive performance, as compared to our expectations;
Changes in our short-term and long-term business strategies;
Attracting, retaining, and motivating high-caliber executive talent to realize our objectives;
External market data to ensure we are delivering competitive compensation opportunities to our executives; and
Alignment of pay and performance to ensure shareholder interests are being met.
A more complete description of the annual process for establishing our executive compensation programs is described below.

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Compensation Discussion and Analysis
Our Strong Compensation Governance Practices
In addition to linking pay with performance and working to help ensure our executive compensation programs continue to serve the long-term interests of our shareholders, we believe we employed strong compensation and governance principles and policies during 2021, while avoiding problematic or disfavored practices, as noted below:

▪Independent Compensation Committee assisted by an independent consultant
▪We annually assess the Company's compensation policies to ensure that the features of our program do not encourage undue risk
▪All executives are "at will" employees
▪Pay mix that emphasizes performance-based compensation over fixed compensation (approximately 86% performance-based for CEO and approximately 76% for all other NEOs)
▪Pay mix that emphasizes long-term, equity-based incentives over short-term cash incentives
▪Incentive plans that utilize multiple measures, including growth, profitability, and returns
▪Reasonable incentive plan targets and ranges, with capped incentive payouts
▪Double-trigger equity vesting acceleration upon a change of control
▪Meaningful stock ownership requirements
▪Formal clawback policy to recoup performance-based compensation from our senior executives, including NEOs, under certain prescribed acts of misconduct

What We Do

▪No repricing or cash buyouts of stock options without shareholder approval
▪No excise or other tax gross-ups on change-in-control payments
▪No hedging or pledging of Company stock
▪No excessive perquisites or other benefits
▪No single-trigger severance benefits upon a change-in-control
▪No payment of dividends on unearned or unvested shares
▪No guaranteed incentive payments

What We Don’t Do
2021 Compensation Process and Actions
Role of the Compensation Committee. The Compensation Committee is comprised solely of directors that our Board of Directors has determined to be independent under applicable standards of both the SEC and NYSE. Its role is to oversee executive and outside director compensation, benefit plans and policies, including equity compensation plans and other forms of compensation, and other significant human capital matters. More specifically, the Compensation Committee reviews and discusses proposed compensation for NEOs, evaluates their performance, and sets their compensation. In addition, the Compensation Committee approves all equity awards for NEOs and other executive officers.

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Compensation Discussion and Analysis
Role of Management. The Compensation Committee considered the input and recommendations of Mr. Steve Michaels with respect to our executive compensation programs and decisions that impact other NEOs. Mr. Garner also provided input with respect to financial goals and recommendations as relevant to the overall executive compensation program design. Although management and other invitees at Compensation Committee meetings may participate in discussions and provide input, all votes and final decision-making on NEO compensation are solely the responsibility of the Compensation Committee, and those final deliberations and votes are conducted in executive sessions in which no executive officer participates.
Role of Independent Compensation Consultant. The Compensation Committee has the authority to retain independent consultants and other advisors. During 2021, the Compensation Committee retained the services of Exequity LLP which reported directly to the Compensation Committee but worked with management at the direction of the Compensation Committee. The Compensation Committee assessed the independence of the advisors, including the potential for conflicts of interest as required by the SEC and NYSE listing standards, and concluded that Exequity was appropriately independent and free from potential conflicts of interest.
Although the specific services of the independent consultant vary from year to year, the following are the services generally provided by the independent consultant:
▪providing information on trends and related legislative, regulatory, and governance developments;
▪reviewing and recommending any changes to the benchmarking peer group for the consideration and approval of the Compensation Committee;
▪conducting competitive assessments of executive compensation levels and incentive program designs;
▪consulting on compensation for outside directors;
▪conducting a review of our compensation programs from a risk assessment perspective;
▪reviewing compensation tally sheets on our executive officers;
▪assisting with review and disclosures regarding the executive compensation programs; and
▪reviewing the Compensation Committee’s annual calendar and related governance matters.
Representatives from Exequity attended meetings of the Compensation Committee pertaining to 2021 executive compensation decisions, and also participated in executive sessions as requested by the Compensation Committee.
Role of Benchmarking. The Compensation Committee uses compensation market data as a reference for understanding the competitive positioning of each element of our compensation program and of total compensation. The Compensation Committee generally requests these market studies from its independent consultant from time to time, as the Compensation Committee deems appropriate. Market data informed compensation-related decisions as we set pay levels for our NEOs at the beginning of 2021.
In referencing this market data, the Compensation Committee does not manage total compensation for our NEOs within a prescribed competitive position or percentile of the compensation market. Rather, the Compensation Committee reviews compensation for each NEO relative to market data and considers other internal and external factors when exercising its business judgment as to compensation decisions. Other factors material to the Compensation Committee’s deliberations includes objective measurements of business performance, accomplishment of compliance, strategic, and financial objectives, the development and retention of management talent, enhancement of shareholder value, and other matters the Compensation Committee deems relevant to our short-term and long-term success.

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Compensation Discussion and Analysis
With respect to 2021 compensation decisions, the Compensation Committee referenced the market study that was conducted by Exequity at the end of 2020. The peer group used in that study was proposed by Exequity and approved by the Compensation Committee and included companies representing consumer finance and financial technology companies similar in size to the Company in terms of revenues and market capitalization. Peer group data was sourced from the most recently filed proxy statements for each peer company. In addition, the Compensation Committee also reviews general industry survey data as a secondary reference. Survey data was sourced from Aon’s 2019 Total Compensation Management (TCM) Survey: U.S. Executive and Senior Management.

Peer Group
Ally Financial Inc.	Euronet Worldwide, Inc.	OneMain Holdings, Inc.
Black Knight, Inc.	FirstCash, Inc.	PRA Group, Inc.
Credit Acceptance Corporation	Genpact Limited	Santander Consumer USA Holdings Inc.
Discover Financial Services	Green Dot Corporation	SLM Corporation
Encore Capital Group, Inc.	Jack Henry & Associates, Inc.	Synchrony Financial
Enova International, Inc.	LendingTree, Inc.	WEX Inc.
ePlus inc.	Navient Corporation

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Compensation Discussion and Analysis
Components of Our 2021 Executive Compensation Programs
Primary Components
The three primary components of each NEO’s total direct compensation for 2021 were as follows:

Component	Terms and Objectives
Base Salary
▪Fixed amount of compensation for performing day-to-day job responsibilities intended to reflect the scope of an executive’s role.
▪Reviewed annually for potential adjustment based on factors such as market levels, individual performance, and scope of responsibility.

Annual Cash Incentive Award
▪Variable performance-based award opportunity based on achievements with respect to financial and operational performance goals.
▪Motivate executives to improve financial and operational performance year-over-year.
▪Reward executive officers for delivering on financial and operational goals.

Long-Term Equity Incentive Award
▪To balance long-term performance and retention, long-term equity incentive awards for 2021 were allocated as follows: 50% performance shares, 25% stock options, and 25% time-based restricted stock awards.
▪ Aligns executive interests with shareholders.
▪ Motivate executive officers to achieve superior business results over long-term.
▪Enhance alignment between management and shareholder interests.
▪Support stock ownership requirements.

These components are designed to be competitive with employers with whom we compete for executive talent and to support our compensation program objectives. The Compensation Committee does not set a prescribed mix or allocation for each component, but rather focuses on total direct compensation when making compensation decisions for our executives. In making these decisions, the Compensation Committee also considers the following related factors: performance against corporate and individual objectives for the fiscal year, performance of general management responsibilities, the value of any unique skills and capabilities, contributions as a member of the executive management team, and competitive market considerations.
Total direct compensation for our executive officers emphasizes variable and performance-based compensation more so than for our other employees. This reflects our philosophy that performance-based compensation opportunities – linked to strategic, financial, operating and stock price performance – should increase as overall responsibility increases.

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Compensation Discussion and Analysis
Compensation Outcomes and Pay Mix for 2021
The following graphs demonstrate our pay for performance philosophy by showing the mix of target pay for 2021 for our CEO and other NEOs as a group:
Base Salaries
The Compensation Committee views base salaries as fixed compensation. Typically, it reviews base salaries annually and adjusts them as necessary to ensure that salary levels remain appropriate and competitive with the market, as well as reflective of each executive’s role, responsibilities and performance. However, in rare instances the Committee may adjust them in the interim as necessary to ensure they remain appropriate, competitive and reflective of an executive’s position, including any change in responsibilities.
In November 2020, in preparation for the Spin-Off, the Compensation Committee, with the assistance of Exequity, adjusted base salaries for our NEOs in light of the changes in titles and expanded roles and responsibilities they would have following the Spin-Off, and in order to align their compensation to the competitive market. Accordingly, the Compensation Committee approved the base salaries as set forth below, which remained in effect during 2021.

Named Executive Officer	2021 Base Salary ($)
Steven A. Michaels	$900,000
Curtis L. Doman	$550,000
Brian J. Garner	$475,000
Marvin A. Fentress	$425,000

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Compensation Discussion and Analysis
Annual Cash Incentive Awards
Annual cash incentive awards made through our Annual Incentive Program (“AIP”) provide the opportunity to earn cash awards based on the achievement of performance targets determined by the Compensation Committee at the beginning of the year. The amount earned will vary based on the degree to which the performance target is achieved, subject to the Compensation Committee’s review.
In connection with the Spin-Off, the AIP target award opportunity for each NEO was also adjusted to reflect his new role and responsibilities, and to achieve market competitiveness. The target awards set forth below were determined at the end of 2020 and remained in effect for 2021.

Named Executive Officer	2021 Target % of Salary
Steven A. Michaels	133%
Curtis L. Doman	100%
Brian J. Garner	100%
Marvin A. Fentress	76%
Performance Measures and Weights. During the first quarter of 2021, the Compensation Committee established the performance metrics that would be used in the 2021 AIP, the weighting for each of those metrics, as well as threshold, target and maximum levels of performance for each of the performance metrics, that corresponded to a threshold, target, and maximum incentive payout level.
The following were the performance measures and weights for the 2021 AIP for each NEO:

Performance Measure	Weight
Consolidated Adjusted EBITDA	60%
Progressive Leasing GMV Generated from E-commerce Platforms	20%
Compliance and Strategic Initiatives	20%
Consolidated Adjusted EBITDA used for management incentive purposes is Consolidated GAAP Earnings Before Income Taxes, adjusted to exclude: (i) depreciation and amortization expense; (ii) interest expense; (iii) stock-based compensation expense; (iv) transaction expenses incurred in our acquisition of Four Technologies; (v) losses incurred by Four Technologies; (vi) Vive’s change in allowance for loan losses; and (vii) losses from certain new strategic initiatives that were not included in our financial plan for 2021. Progressive Leasing GMV Generated from E-commerce Platforms is the GMV from Progressive Leasing lease-to-own transactions that are completed and executed online. The Compliance and Strategic Initiatives performance measure is based on the achievement of the five initiatives described further below.
The Compensation Committee selected Adjusted EBITDA as one of its key performance metrics for the 2021 cash incentive award program because it is a key metric used by management and investors to monitor and assess the Company’s financial performance. It is also widely used by investors for valuation purposes and for comparing the Company’s performance against the performance of others in its industry. Accordingly, the Compensation Committee assigned it a significant weighting of 60%. Furthermore, the Compensation Committee determined that Adjusted EBITDA would be calculated consistently with the way in which our publicly disclosed non-GAAP Adjusted EBITDA measures are calculated, subject to certain other adjustments.(1) For a comprehensive discussion of our GAAP financial results, please refer to our Annual Report on Form 10-K for the fiscal year ended December 31, 2021.
The Compensation Committee selected Progressive Leasing GMV Generated from E-commerce Platforms as another key metric for the 2021 cash incentive award program because our management team and Board believe e-commerce platforms are an increasingly important source of growth for our GMV, revenues and earnings, and that a focus on e-commerce will enable us to win new customers who prefer shopping on e-commerce platforms, while preserving our relationships with existing customers who may decide to shop online, as opposed to in-

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Compensation Discussion and Analysis
person at brick and mortar store locations. The Committee also considered that the dollar value of merchandise obtained by consumers through e-commerce platforms has increased significantly in recent years, and is expected to continue increasing in 2022 and future years. For these reasons, the Committee assigned the e-commerce metric a weighting of 20%.
The Compensation Committee weighted the remaining portion of the annual cash incentive award toward the Company’s key compliance and strategic initiatives. The Compensation Committee believes this metric emphasizes the importance of recognizing progress in areas beyond financial results that support the Company’s business strategy and values and is critical to creating sustained shareholder value in the future. For these reasons, the Committee assigned the compliance and strategic initiatives metric a weighting of 20%.
Performance Goals and Results. The Compensation Committee established goals for each of the performance measures in the 2021 AIP during the first quarter of 2021, including a threshold, target, and maximum performance goal that corresponded to a threshold, target, and maximum incentive payout level. For both the Adjusted EBITDA and e-commerce measure, the payout range was from 0% to 200% of target and, for the Compliance and Strategic Initiatives measure, the payout range was from 0% to 125% of target (based on the number of compliance/strategic-related goals achieved).
The following tables summarize the performance goals, performance results, and related incentive payout levels as a percentage of target for each NEO:

	Weight	Plan Performance Range					Actual Performance and Payout[2]
Metric		Threshold	Target Zone[1]			Maximum	12/31/2021	% of Target	Payout Calculation
Adjusted EBITDA	60%	$341.4	$373.6	—	$385.0	$417.3	$390.7	103.0%	113.7%
GMV Generated from E-commerce Platforms	20%	$292.6	$320.2	—	$330.0	$357.6	$326.5	100.4%	100.0%
Compliance/Strategic	20%		4 Projects			5 Projects	5 Projects	100.0%	125.0%
Total Payout									113.2%

1.If actual performance falls anywhere within the dollar range, then payout is at 100% of target.
2.Actual performance was adjusted to exclude the impact of: (i) transaction costs associated with the Company’s acquisition of Four; (ii) stock-based compensation; (iii) change in Vive's allowance for loan losses; (iv) losses incurred by Four Technologies; and (v) losses incurred with other strategic new product initiatives.

Based on the 2021 AIP performance metrics and weightings described above, and the level of performance achieved for each of those metrics, our NEOs received the 2021 AIP payments described in the table below.

Named Executive Officer	2021 Target Annual Incentive ($)	Award Earned Under Annual Incentive Plan Based on 2021 Performance ($)
Steven A. Michaels	$1,200,000	$1,358,600
Curtis L. Doman	$550,000	$622,700
Brian J. Garner	$475,000	$537,800
Marvin A. Fentress	$325,000	$367,900

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Compensation Discussion and Analysis
Long-Term Equity Incentive Awards
PROG Holdings' long-term equity incentive awards are intended to:
▪reward the achievement of business objectives that the Compensation Committee believes will benefit our shareholders;
▪align the interests of our senior management with those of our shareholders; and
▪assist with retaining our senior management to ensure continuity of leadership.
Beyond these objectives, the Compensation Committee also considers market design practices, equity dilution, accounting expense, and other internal considerations when deciding on the structure and size of equity awards.
Award Type and Mix. Each year the Compensation Committee grants equity awards to our NEOs; however, the award type and mix may change from time to time. In order to balance performance and retention incentives, the 2021 equity awards were made in the form of performance share units, stock options, and time-based restricted stock awards.
The graphic below depicts our 2021 equity award mix for all executives:

2021 Equity Awards	Objective	Provisions
Performance Shares
▪Focus participants on the fundamentals of growing our business and increasing the level of our earnings over the long term.
▪One-year performance period ensures greater validity in our forecasts especially in light of the COVID-19 pandemic, high levels of inflation not seen in more than forty years, and change in status as a new standalone public Company.

▪Number of performance shares earned based on one-year Company performance.
▪Earned awards are subject to additional time-based vesting, with vesting occurring in three equal increments following the first, second, and third anniversaries of the grant.

Stock Options	▪Aligns executives with shareholders, with the value of an award realized only if the stock price appreciates following the date of grant.	▪Pro rata annual three-year vesting, with vesting occurring in three equal increments following the first, second, and third anniversaries of the grant.
Restricted Stock	▪Addresses competitive concerns with a focus on retaining our key executives needed to realize our long-term performance objectives.	▪Pro rata annual three-year vesting, with vesting occurring in three equal increments following the first, second, and third anniversaries of the grant.

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Compensation Discussion and Analysis
Target Awards. Target awards for 2021 were determined by the Compensation Committee at the end of 2020 in connection with the Spin-Off and are intended to be reflective of each NEOs role and responsibilities as part of the leadership team of a new standalone public Company. The table below reflects 2021 target award levels for our NEOs:

Named Executive Officer	2021 LTIP Target % of Salary
Steven A. Michaels	489%
Curtis L. Doman	300%
Brian J. Garner	189%
Marvin A. Fentress	200%
The LTI target awards that were granted to our executive officers at the beginning of 2021 are set forth in the tables below, expressed in terms of both share amounts and dollar value:

Named Executive Officer	Stock Options 25%		Restricted Stock 25%		Performance Shares 50%		2021 Target LTI Value[1]
Steven A. Michaels	64,710	$1,100,000	23,460	$1,100,000	46,890	$2,200,000	$4,400,000
Curtis L. Doman	24,270	$412,500	8,790	$412,500	17,580	$825,000	$1,650,000
Brian J. Garner	13,260	$225,000	4,800	$225,000	9,600	$450,000	$900,000
Marvin A. Fentress	12,510	$212,500	4,530	$212,500	9,060	$425,000	$850,000
1.The LTI dollar value of the target awards presented in the table above differ from the aggregate grant date fair values for our NEOs’ LTI awards as reported in the 2021 Summary Compensation Table and the Grants of Plan-Based Awards in Fiscal Year 2021 Table due to different dates used to value the awards versus the date on which the awards were granted.
Performance Shares Performance Measures and Weights
The following were the performance measures and weights for the performance shares granted in 2021:

Performance Measures	Weights
Consolidated Adjusted Revenue	60%
Consolidated Adjusted Pretax Income	20%
Return on Capital	20%
Consolidated Adjusted Revenue is the consolidated revenues of PROG Holdings, Inc., reduced for the amount of credit loss provision expense at Vive, adjusted for Vive's change in credit loss allowance, less Four's revenues. Consolidated Adjusted Pretax Income is consolidated GAAP earnings before income taxes, adjusted to exclude the following items: (i) Vive’s change in allowance for loan losses; (ii) transaction costs incurred in our acquisition of Four Technologies; (iii) losses incurred by Four Technologies; (iv) interest expense incurred on the Company’s $600 million of senior unsecured notes, which were issued in November 2021; and (v) the losses from certain new strategic initiatives that were not included in our financial performance plan for 2021. Return on Capital is measured by dividing adjusted net operating profit (which we define as operating profit adjusted for certain nonrecurring items as shown in Appendix A) after tax by the sum of average net debt (which we define as debt less cash and cash equivalents) and average total shareholders equity, calculated as the average of the beginning and end of year.
The Compensation Committee selected these measures to focus participants on growing our business and on sustaining and improving the quality of our earnings.

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Compensation Discussion and Analysis
Performance Goals and Results
The Compensation Committee established goals for each of the performance measures applicable to performance shares, including a threshold, target, and maximum performance goal that corresponded to a threshold, target, and maximum number of shares that could be earned. The number of shares that could be earned ranged from 0% to 200% of target. Payouts for results between these levels are interpolated, with scales that vary by business segment. If the results are less than threshold, then no shares would be earned.
The following tables summarize the performance goals, performance results, and related earning levels as a percentage of target for each NEO:

	Weight	Plan Performance Range					Actual Performance and Payout
Metric		Threshold	Target[1]			Maximum	12/31/2021	% Target	Payout %
Consolidated Adjusted Revenue	60%	$2,525	$2,688	—	$2,742	$2,892	$2,659	97.9%	88.5%
Consolidated Adjusted Pretax Income	20%	$291	$318	—	$328	$355	$341	105.6%	141.3%
Return on Capital	20%	18.2%	21.0%	—	21.8%	24.6%	24.3%	113.5%	184.7%
Payout		25%	100%			200%			118.3%
1.If actual performance falls anywhere within the dollar range, then payout is at 100% of target.
The performance shares earned by the NEOs based on 2021 performance will vest in three annual increments on March 7, 2022, 2023, and 2024.
Based on the above performance results and incentive calculations, the table below shows the dollar value of the final LTI awards earned by our NEOs for 2021 performance.

Named Executive Officer	Award Earned Under Long-Term Incentive Plan ($)(1)
Steven A. Michaels	$4,816,131
Curtis L. Doman	$1,805,553
Brian J. Garner	$986,084
Marvin A. Fentress	$930,546
1.Calculated as the grant date fair value of stock options, restricted shares, and performance shares granted on March 3, 2021 for NEOs. The performance shares are based on the number of shares earned based on the payout percentages disclosed in the tables above.

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Compensation Discussion and Analysis
Executive Compensation Policies
Stock Ownership Guidelines. The Compensation Committee has adopted stock ownership guidelines to further align the interests of senior executives with our shareholders. The table below summarizes the current guidelines that apply to our NEOs. As of December 31, 2021, our executive officers either meet or are on track to meet guidelines within the five-year timeframe specified by these guidelines.

Feature	Provision
Required levels	5x base salary: Chief Executive Officer 3x base salary: Founder, Chief Innovation Officer and Chief Financial Officer 2x base salary: General Counsel and Corporate Secretary
Shares counted toward guidelines	Stock owned outright
Shares held in retirement accounts
Unvested time-based restricted stock units and restricted stock awards
Earned but unvested performance shares
“In the money” value of vested but unexercised stock options
Clawback Policy. The Compensation Committee has adopted a policy that provides that annual incentive and equity awards to our executive officers may be recouped if we restate our consolidated financial statements. Under this policy, covered employees including our NEOs may be required to repay to the Company the difference between the amount of incentives and awards received and the amount that would have been payable under the restated financial statements.
Securities Trading Policy. As part of our Insider Trading Policy, all of our officers and directors are prohibited from trading any interest or position relating to the future price of our securities. These prohibited transactions include trading in puts, calls, short sales, or hedging transactions, but do not generally prohibit other purchases and sales of our common stock made in compliance with the limitations contained in our Insider Trading Policy. Pledging of Company securities is prohibited under our Insider Trading Policy.
Tally Sheets. The Compensation Committee reviews tally sheets for select executives. These tally sheets provide a comprehensive view of target, actual, and contingent executive compensation payouts under a variety of termination and performance scenarios. The tally sheets allow the Compensation Committee to understand the cumulative effect of prior pay decisions and stock performance, as well as the retentive ability of existing LTIs, severance, and change-in-control arrangements. The tally sheets are intended to facilitate the Compensation Committee’s understanding of the nature and amounts of total compensation under our executive compensation program and to assist the Compensation Committee in its overall evaluation of our program.
Executive Benefits and Perquisites
Our executive compensation program also provides certain benefits and perquisites to our NEOs. The value of these benefits and perquisites represents a small portion of an NEO’s overall total compensation opportunity and does not materially influence the Compensation Committee’s decisions with respect to the salary and incentive elements of the compensation of our NEOs. The Compensation Committee periodically reviews the perquisites and other personal benefits that we provide to senior management to ensure they remain in the best interests of the Company and its shareholders.
After the Spin-Off, the Company no longer owns any aircraft and, therefore, the perquisite of personal use of Company aircraft by executives was discontinued. To ease the burden on Mr. Michaels and his family moving to the Company’s Salt Lake City, Utah headquarters from the Company’s prior headquarters in Atlanta, Georgia, the Compensation Committee approved up to $250,000 in relocation assistance for Mr. Michaels. In addition, the Compensation Committee agreed to reimburse Mr. Michaels for commuting expenses for himself and his family prior to their permanent relocation to the Salt Lake City area. Mr. Michaels will be provided tax relief to the extent these arrangements resulted in imputed income. The Compensation Committee believes the benefits of these arrangements with Mr. Michaels outweigh the relatively minor cost associated with them. The value of those

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Compensation Discussion and Analysis
benefits to Mr. Michaels for 2021 is reflected in the “Other” column in the Summary Compensation Table appearing on page 68 of this proxy statement.
Healthcare Benefits. Our NEOs receive a full range of standard benefits, including the medical, dental, vision, life and voluntary disability coverage available to our employees generally.
Retirement Plans. Our NEOs participate on the same basis as other employees in our 401(k) Retirement Savings Plan, which we refer to as our 401(k) Plan, for all full-time employees. Employees with at least one year of service who meet certain eligibility requirements are eligible for a Company match. Our 401(k) Plan uses a safe harbor formula that allows employees to contribute up to 75% of their annual compensation with 100% matching by the Company on the first 3% of compensation and an additional 50% match on the next 2% of compensation. All matching by the Company is immediately vested under the new plan formula and any prior contributions will continue to vest under the preceding vesting schedule.
Under the Company’s Nonqualified Deferred Compensation Plan, which we refer to as the Deferred Compensation Plan, a select group of management or highly compensated employees are eligible to elect to defer up to 75% of their base salary and up to 75% of their annual bonus on a pre-tax basis. Should they so elect, the Company will make discretionary matching contributions under the same formula that applies for our 401(k) Plan, with the benefit not exceeding the 401(k) Plan statutory limit.
Severance Arrangements. It has been our practice to utilize an executive severance plan and other severance and change-in-control arrangements for select executives to provide these senior leaders certain benefits in the event their employment is terminated by us without cause or after a change in control of the Company. We believe these arrangements assist us in hiring executives and in retaining key leaders who are critical to the ongoing stability of our business. We further believe they foster objectivity should they be asked to evaluate proposals that may result in the loss of their employment. Following the Spin-Off, we entered into new updated severance and change-in-control arrangements with our executives that will be reflective of current market practices. See “Executive Compensation – Potential Payments Upon Termination or Change-in-Control.”
Tax Considerations
Section 162(m) of the Internal Revenue Code generally disallows a federal income tax deduction to public companies for annual compensation over $1 million (per individual) paid to certain executive officers. As a result, most of the compensation payable to any of our NEOs in excess of $1 million annually will not be fully deductible. When setting executive compensation, we consider many factors, such as attracting and retaining executives and providing appropriate performance incentives. We also consider the after-tax cost to the Company in establishing our executive compensation programs, both individually and in the aggregate, but tax deductibility is not our sole consideration, and, in general, it has not been a material factor in our considerations when determining the amounts of compensation to be paid to our NEOs. Furthermore, the Compensation Committee expects in the future to authorize compensation in excess of $1 million to our executives that will not be fully deductible when it believes doing so is in the best interests of the Company and its shareholders.

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Compensation
Committee Report
The Compensation Committee operates pursuant to a written charter adopted by the Board of Directors and available through the Company’s website, investor.progholdings.com. The Compensation Committee is composed of four independent members of the board as defined under the listing standards of the New York Stock Exchange and under the committee’s charter. The Compensation Committee is responsible for assisting the Board of Directors in fulfilling its oversight responsibilities with respect to executive and director compensation.
In keeping with its responsibilities, the Compensation Committee has reviewed and discussed with management the Compensation Discussion and Analysis section included in the Proxy Statement related to the Company's 2022 Annual Meeting of Shareholders and incorporated by reference in the Company’s Annual Report on Form 10-K for the year ended December 31, 2021. Based on such review and discussion, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis section be included in the Proxy Statement and incorporated into the Annual Report on Form 10-K.
This report is respectfully submitted by the Compensation Committee of the Board of Directors.
Douglas C. Curling (Chair)
Kathy T. Betty
Cynthia N. Day
Ray M. Robinson

PROG Holdings, Inc. 2022 Proxy Statement	67

Executive Compensation
The following Summary Compensation Table summarizes the total compensation earned by, or awarded to, our named executive officers in 2021, 2020 and 2019, as applicable.
Summary Compensation Table

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards(1) ($)	Option Awards(2) ($)	Non-Equity Incentive Plan Compensation(3)($)	All Other Compensation (4)($)		Total ($)
Steven A. Michaels(5)	2021	900,000	—	3,705,015	1,111,116	1,358,600	383,300	(6),(8)	7,458,031
Chief Executive Officer	2020	647,404	—	1,453,939	304,526	1,208,400	111,724	(7)	3,725,993
	2019	625,000	—	1,056,510	354,971	604,900	26,031		2,667,412
Curtis L. Doman(9)	2021	550,000	—	1,388,820	416,733	622,700	11,600	(6)	2,989,853
Chief Innovation Officer	2020	485,649	—	989,725	314,665	928,900	12,210		2,731,149
	2019	475,000	—	1,071,139	359,672	463,300	12,010		2,381,121
Brian J. Garner(10)	2021	475,000	—	758,400	227,683	537,800	11,600	(6)	2,010,483
Chief Financial Officer	2020	323,827	—	243,603	79,834	283,500	5,900		936,664
Marvin A. Fentress(11)	2021	425,000	—	715,740	214,805	367,900	11,600	(6)	1,735,045
General Counsel, Corporate Secretary	2020	400,196	—	618,910	201,852	540,000	13,722		1,774,680
1Represents the aggregate grant date fair value of awards of time-based RSUs, RSAs, and performance shares recognized by the Company as required by Financial Accounting Standards Board Codification Topic 718. See Note 13 to the Company’s consolidated financial statements in the Company’s Annual Report on Form 10-K for the year ended December 31, 2021, for a discussion of the assumptions used in calculating these amounts. For the time-based restricted shares, the fair value is calculated using the closing stock price on the date of grant. For the performance shares, the fair value is also the closing stock price on the date of grant, multiplied by a number of shares that is based on the targeted attainment level, which represents the probable outcome of the performance condition on the date of grant. The amounts reported above for equity-related awards and, therefore, total compensation, may not represent the amounts that each executive actually realizes from the awards. Whether, and to what extent, an executive realizes value will depend on a number of factors, including stock price and, with respect to the Company's Long-Term Incentive Award Program, continued employment.
2Represents the grant date fair value of awards of stock options recognized by the Company as required by the Financial Accounting Standards Board Codification Topic 718. The Company determines the fair value of stock options on the grant date using a Black-Scholes-Merton option pricing model that incorporates expected volatility, expected option life, risk-free interest rates, and expected dividend yields. See Note 13 to the Company’s consolidated financial statements in the Company’s Annual Report on Form 10-K for the year ended December 31, 2021, for a discussion of the assumptions used in calculating these amounts. The amounts reported above for equity-related awards and, therefore, total compensation, may not represent the amounts that each executive actually realizes from the awards. Whether, and to what extent, an executive realizes value will depend on a number of factors, including stock price and, with respect to the Company's Long-Term Incentive Award Program, continued employment.
3Reflects the value of the cash bonus earned under the Company's Annual Cash Incentive Award Program.
4We provide a limited number of perquisites to our NEOs and value those perquisites based on their aggregate incremental cost to the Company. Prior to the Spin-Off, our NEOs could use the Company's aircraft from time to time for non-business use. We calculated the incremental cost of Company aircraft use based on the average variable operating costs to the Company. Variable operating costs include fuel costs, maintenance fees, positioning costs, catering costs, landing/ramp fees, and the amount, if any, of disallowed tax deductions associated with the personal use of Company aircraft. The total annual variable operating costs are divided by the annual number of flight hours flown by the aircraft to derive an average variable cost per flight hour. This average variable cost per flight hour is then multiplied by the flight hours flown for personal use to derive the incremental cost to the Company. This method excludes fixed costs that do not change based on usage, such as pilots’ and other employees’ salaries and benefits and hangar expenses. Aggregate incremental cost, if any, of travel by the executive’s family or other guests when accompanying the executive is also included. After the Spin-Off, the Company no longer owned any aircraft and, therefore, this perquisite was discontinued.
5Mr. Michaels was appointed the Company's Chief Executive Officer effective as of December 1, 2020 in connection with the Spin-Off. Prior to that, Mr. Michaels served as Chief Executive Officer of the Company's Progressive Leasing operating segment since July 31, 2020. Prior to that, Mr. Michaels had served as the Company's Chief Financial Officer and President of Strategic Operations.
6Includes matching contributions in the amount of $11,600 made by the Company to Messr. Michaels’, Doman’s, Garner's and Fentress' account, as applicable, in the Company’s 401(k) plan.
7Includes matching contributions in the amount of $11,600 made by the Company to Messr. Michaels' account as part of the Nonqualified Deferred Compensation plan. This amount is also included in the Nonqualified Deferred Compensation section below.
8Included relocation expenses in the amount of $360,100 reimbursed by the Company of which $159,524 represented the reimbursement of taxes.
9Mr. Doman was appointed the Company’s Chief Innovation Officer effective as of December 1, 2020 in connection with the Spin-Off. Prior to that, Mr. Doman served as Chief Innovation Officer of the Company’s Progressive Leasing operating segment.
10Mr. Garner was appointed the Company’s Chief Financial Officer effective as of December 1, 2020 in connection with the Spin-Off. Mr. Garner was not an NEO for the fiscal year ended December 31, 2019.
11Mr. Fentress was appointed the Company’s General Counsel and Corporate Secretary effective as of December 1, 2020 in connection with the Spin-Off. Mr. Fentress was not an NEO for the fiscal year ended December 31, 2019.

68	PROG Holdings, Inc. 2022 Proxy Statement

Executive Compensation
Grants of Plan-Based Awards in Fiscal Year 2021
Our Compensation Committee granted restricted stock, stock options and performance shares to our named executive officers during 2021. Set forth below is information regarding awards granted in 2021. See “Outstanding Equity Awards at 2021 Fiscal Year End” for the number of awards outstanding on December 31, 2021.

Name	Grant Date	Potential Payouts Under Non- Equity Incentive Plan Awards(1)			Estimated Future Payouts Under Equity Incentive Plan Awards(2)			All Other Stock Awards: Number of Shares of Stock or Units(3)	All Other Option Awards: Number of Securities Underlying Options(4)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards(5) ($)
		Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
Steven A. Michaels		300,000	1,200,000	2,220,000
	3/3/2021				11,723	46,890	93,780				2,201,017
	3/3/2021							23,460			1,101,212
	3/3/2021								64,710	46.94	1,111,116
Curtis L. Doman		138,000	550,000	1,018,000
	3/3/2021				4,395	17,580	35,160				825,205
	3/3/2021							8,790			412,603
	3/3/2021								24,270	46.94	416,733
Brian J. Garner		119,000	475,000	879,000
	3/3/2021				2,400	9,600	19,200				450,624
	3/3/2021							4,800			225,312
	3/3/2021								13,260	46.94	227,683
Marvin A. Fentress		81,000	325,000	601,000
	3/3/2021				2,265	9,060	18,120				425,276
	3/3/2021							4,530			212,638
	3/3/2021								12,510	46.94	214,805
1For the named executive officers, represents the amounts that could be earned under the Company's Annual Cash Incentive Award Program based on performance against pre-determined goals for consolidated adjusted EBITDA, Progressive Leasing GMV generated from e-commerce platforms, and Compliance and Strategic Initiatives. The amounts actually earned are included in the non-equity incentive plan compensation column of the Summary Compensation Table.
2Represents the performance shares granted under the Company's Long-Term Incentive Award Program. Performance metrics included consolidated adjusted Adjusted Revenue, consolidated Adjusted Pre-Tax Income and consolidated Adjusted Return on Capital. The threshold number of shares represents 25% of target, and the maximum number of shares represents 200% of target. Any awards earned vest in three approximately equal increments over a three-year period on March 7, 2022, 2023 and 2024. Based on the Company's performance for the year, performance shares were earned at 118.3% of target for our NEOs.
3Includes the time-based restricted stock granted to each of our NEOs under the Company's Long-Term Incentive Award Program, that are expected to vest in three approximately equal increments over a three-year period on each of March 7, 2022, 2023 and 2024.
4Includes stock options granted under the Company's Long-Term Incentive Award Program that are expected to vest in three approximately equal increments over a three-year period on each of March 7, 2022, 2023 and 2024.
5Represents the aggregate grant date fair value of awards recognized by the Company as required by Financial Accounting Standards Board Codification Topic 718. See Note 13 to the Company’s consolidated financial statements in the Company’s Annual Report on Form 10-K for the year ended December 31, 2021 for a discussion of the assumptions used in calculating these amounts.

PROG Holdings, Inc. 2022 Proxy Statement	69

Executive Compensation
2015 Equity and Incentive Plan
General. The purpose of the Company’s 2015 Equity and Incentive Plan, as amended and restated (the “Equity Plan”) is to promote the long-term growth and profitability of the Company and our subsidiaries by providing employees, directors, consultants, advisors and other persons who work for us and our subsidiaries with incentives to maximize shareholder value and otherwise contribute to our continued success. In addition, we believe the Equity Plan is a critical component to help us attract, retain and reward the best talent and align their interests with our shareholders.
Administration of the Equity Plan. Our Board of Directors may appoint the Compensation Committee or such other committee consisting of two or more members (in each case, the “Committee”) to administer the Equity Plan, and our Board of Directors has currently designated the Compensation Committee to serve this function. The Committee has the right to select the persons who receive awards under the Equity Plan, to set the terms and conditions of such awards (including the term, exercise price, vesting conditions, and the consequences of termination of employment), and to interpret and administer the Equity Plan. Subject to the express provisions of the Equity Plan, the Committee is authorized and empowered to do all things that the Committee in its discretion determines to be necessary or appropriate in connection with the administration and operation of the Equity Plan.
Types of Awards. The Equity Plan provides for the grant of NQSOs, ISOs, SARs, restricted stock, restricted stock units, performance shares, performance units, annual incentive awards and other stock-based awards to eligible participants. ISOs may only be granted to employees of the Company or its subsidiaries.
Shares Available for Issuance. The aggregate number of shares that will be available for issuance pursuant to awards granted under the Equity Plan is 8,566,816 shares (the “Share Pool”), subject to adjustment as described in the Equity Plan, of which 1,566,053 shares remain available for issuance as of April 11, 2022. The shares issued by the Company under the Equity Plan will be authorized but unissued shares or shares currently held (or subsequently acquired) as treasury shares, including shares purchased on the open market or in private transactions.
If shares awarded under the Equity Plan are not issued, or are reacquired by the Company, as a result of a forfeiture of restricted stock or a restricted stock unit, or the termination, expiration or cancellation of an NQSO, ISO, SAR, performance share or performance unit, or the settlement of an award in cash in lieu of shares, that number of shares will be added back to the Share Pool. If the exercise price of an option, or the purchase price and/or tax withholding obligation under any award is satisfied by the Company retaining shares or by the participant tendering shares (either by actual delivery or attestation), the number of shares so retained or tendered shall be deemed delivered for purposes of determining the Share Pool and shall not be available for further awards under the Equity Plan. To the extent a SAR is settled in shares of common stock, the gross number of shares subject to such SAR shall be deemed delivered for purposes of determining the Share Pool and shall not be available for further awards under the Equity Plan. Shares reacquired by the Company on the open market or otherwise using cash proceeds from the exercise of options shall not be added back to the Share Pool.
Amendment and Termination. Our Board of Directors or the Committee may amend or terminate the Equity Plan in whole or in part at any time, but the amendment or termination cannot adversely affect any rights or obligations with respect to an award previously granted without the affected participant’s written consent. The Company must obtain the approval of the shareholders before amending the Equity Plan to the extent required by Section 422 of the Internal Revenue Code or the rules of the NYSE or other applicable law.
The Committee may amend an outstanding award agreement in a manner not inconsistent with the terms of the Equity Plan, but the amendment will not be effective without the participant’s written consent if the amendment is materially adverse to the participant. The Committee cannot amend outstanding awards, without shareholder approval, to reduce the exercise price of outstanding awards, or cancel outstanding options or SARs in exchange for cash, another award or stock option or SAR with an option exercise price or SAR price that is less than the option exercise price or SAR price of the original stock option or SAR.

70	PROG Holdings, Inc. 2022 Proxy Statement

Executive Compensation
Employee Stock Purchase Plan
General. The purpose of the Company's Employee Stock Purchase Plan, which we refer to as the "ESPP", which was approved by our shareholders, is to encourage ownership of our common stock by eligible employees of the Company and certain of its subsidiaries which have been designated as eligible to participate in the ESPP. Specifically, the ESPP provides eligible employees an opportunity to use payroll deductions to purchase shares of our common stock on periodic purchase dates at a discount. The Compensation Committee believes that the ESPP is a valued benefit for our eligible employee base. We believe that allowing employees to purchase shares of our common stock through the ESPP motivates high levels of performance and provides an effective means of encouraging employee commitment to our success and recruiting new employees. We expect that employee participation in the ownership of the business through the ESPP will be to the mutual benefit of both our employees and the Company. Our Board of Directors or the Compensation Committee may amend, suspend or terminate the ESPP at any time. However, no amendment may increase the number of shares of common stock available under the ESPP, change the employees eligible to participate, or cause the ESPP to cease to be an “employee stock purchase plan” within the meaning of Section 423 of the Code, without obtaining shareholder approval within 12 months before or after such amendment.
Administration. The ESPP is administered by the Compensation Committee, although the Compensation Committee may, where permitted by the terms of the ESPP and applicable law, delegate administrative tasks under the ESPP to the services of an agent and/or PROG Holdings' employees to assist with the administration of the ESPP. Subject to the provisions of the ESPP and applicable law, the Compensation Committee or its delegate will have full and exclusive authority to interpret the terms of the ESPP and determine eligibility to participate in the ESPP. In all cases, the ESPP is required to be administered in such a manner so as to comply with applicable requirements of Section 423 of the Code. All determinations of the Compensation Committee are final and binding on all persons having an interest in the ESPP.
Offering Period, Purchase of Shares. Under the ESPP, participants have the ability to purchase shares of our common stock at a discount during a series of successive offering periods, which will commence and end on such dates as determined by the Compensation Committee or its delegate. Unless otherwise determined by the Compensation Committee or its delegate, each offering period will be six months in length. However, in no event may an offering period be longer than 27 months in length.
Shares Available for Issuance. The maximum number of shares of our common stock authorized for sale under the ESPP is 200,000. The shares made available for sale under the ESPP may be authorized but unissued shares, treasury shares, reacquired shares reserved for issuance under the ESPP, or shares acquired on the open market. As of December 31, 2021, the aggregate number of shares of common stock that may be issued under the ESPP was 37,270.

PROG Holdings, Inc. 2022 Proxy Statement	71

Executive Compensation
Outstanding Equity Awards at 2021 Fiscal Year-End
The following table provides information on outstanding stock option and stock awards of PROG Holdings, Inc. held by the named executive officers, including both unexercised and unvested awards, as of December 31, 2021. The market value of the stock awards is based upon the closing market price for the Company’s common stock as of December 31, 2021, which was $45.11.

Name of Executive	Number of Securities Underlying Unexercised Options Exercisable		Number of Securities Underlying Unexercised Options Unexercisable		Option Exercise Price ($)	Option Expiration Date	Number of Shares of Stock That Have Not Vested		Market Value of Shares or Units of Stock That Have Not Vested ($)(1)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(1)
Steven A. Michaels
	5,134		—		27.46	2/18/2024
	8,237		—		26.98	4/15/2024
	27,324		—		25.87	3/10/2025
	41,796		—		20.88	2/26/2026
	33,762		—		25.07	2/24/2027
	25,632		—		43.59	3/2/2028
	13,096	(2)	6,548	(2)	49.97	2/21/2029
	9,119	(3)	18,237	(3)	32.07	3/6/2030
			64,710	(4)	46.94	3/3/2031
							2,352	(5)	106,099	4,183		188,695
							6,462	(6)	291,501	17,525		790,553
							4,156	(6)	187,477	57,722	(8)	2,603,839
							23,460	(7)	1,058,281
Curtis L. Doman
	25,958		—		43.59	3/2/2028
	13,272	(2)	6,635	(2)	49.97	2/21/2029
	9,423	(3)	18,844	(3)	32.07	3/6/2030
			24,270	(4)	46.94	3/3/2031
							2,385	(5)	107,587	4,184		188,740
							6,678	(6)	301,245	13,896		626,849
							8,790	(7)	396,517	19,285	(8)	869,946
Brian J. Garner
	1,767		—		25.07	2/24/2027
	3,036		—		43.59	3/2/2028
	2,798	(2)	1,398	(2)	49.97	2/21/2029
	1,909	(3)	3,816	(3)	39.39	2/25/2030
			13,260	(4)	46.94	3/3/2031
							509	(5)	22,961	886		39,967
							1,344	(6)	60,628	2,779		125,361
							4,800	(7)	216,528	11,818	(8)	533,110
Marvin A. Fentress
	13,879		—		29.70	2/6/2025
	24,717		—		20.88	2/26/2026
	19,972		—		25.07	2/24/2027
	12,751		—		43.59	3/2/2028
	6,528	(2)	3,263	(2)	49.97	2/21/2029
	4,825	(3)	9,650	(3)	39.39	2/25/2030
			12,510	(4)	46.94	3/3/2031
							1,171	(5)	52,824	2,059		92,881
							3,404	(6)	153,554	7,072		319,018
							4,530	(7)	204,348	11,153	(8)	503,112

72	PROG Holdings, Inc. 2022 Proxy Statement

Executive Compensation
1Reflects award value based on a share price of $45.11, the closing price of our common stock on December 31, 2021.
2These options vested in three equal increments on each of March 7, 2020, 2021 and 2022.
3These options vest in three equal increments on each of March 7, 2021, 2022 and 2023.
4These options vest in three equal increments on each of March 7, 2022, 2023 and 2024.
5These RSAs vested on March 7, 2022.
6One half of these RSAs vested on March 7, 2022 and the remaining one-half are expected to vest on March 7, 2023.
7These RSAs vest in three equal increments on each of March 7, 2022, 2023 and 2024.
8Amounts shown reflect performance shares that at grant date were subject to meeting specific performance goals and service periods, which, based on Company performance, are reflected at the achieved award level. Performance shares earned vest in three equal increments on each of March 7, 2022, 2023 and 2024.

PROG Holdings, Inc. 2022 Proxy Statement	73

Executive Compensation
Options Exercised and Stock Vested in Fiscal Year 2021
The following tables provide information for the named executive officers on (i) stock option exercises during 2021, including the number of shares acquired upon exercise and the value realized and (ii) the number of shares acquired upon the vesting of stock awards, each before payment of any applicable withholding tax and broker commissions.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise(1) ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting(2) ($)
Steven A. Michaels	—	—	28,623	1,311,792
Curtis L. Doman	—	—	25,039	1,147,537
Brian J. Garner	—	—	4,909	224,979
Marvin A. Fentress	—	—	12,489	572,371
1Reflects the value of options exercised based on the difference between the closing price of Company common stock on the day of exercise and the applicable exercise price.
2Reflects the value of shares that vested based on the closing price of Company common stock on the applicable vesting date.
Pension Benefits
We do not provide defined benefit pension plans for our named executive officers.
Nonqualified Deferred Compensation as of December 31, 2021
Effective July 1, 2009, the Company implemented the Deferred Compensation Plan, an unfunded, nonqualified deferred compensation plan open to a select group of management, highly compensated employees and non-employee directors. On a pre-tax basis, eligible employees can defer receipt of up to 75% of their base salary and up to 75% of their incentive pay compensation, and eligible non-employee directors can defer receipt of up to 100% of their cash director fees. In addition, the Company elected to make restoration matching contributions on behalf of eligible employees to compensate for certain limitations on the amount of matching contributions an employee can receive under the Company’s tax-qualified 401(k) plan.
Compensation deferred under the plan is recorded as a deferred compensation liability, which is recorded in accounts payable and accrued expenses in the consolidated balance sheets. The deferred compensation plan liability was $2.4 million and $1.7 million as of December 31, 2021 and 2020, respectively. Liabilities under the plan are recorded at amounts due to participants, based on the fair value of participants’ selected investments, which consist of equity and debt "mirror" funds. The obligations are unsecured general obligations of the Company and the participants have no right, interest or claim in the assets of the Company, except as unsecured general creditors. The Company has established a rabbi trust to fund obligations under the plan, primarily with cash and money market funds. The value of the assets within the rabbi trust was $2.3 million and $2.0 million as of December 31, 2021 and 2020, respectively, and is included in prepaid expenses and other assets in the consolidated balance sheets. Benefits paid to employees of the Company were not material during the years ended December 31, 2021, 2020 and 2019.
Effective January 1, 2018 the Company implemented a discretionary match within the nonqualified Deferred Compensation Plan. The match allows eligible employees to receive 100% matching by the Company on the first 3% of contributions and 50% on the next 2% of contributions for a total of a 4% match. The annual match for an individual employee is not to exceed $11,600, $11,400 and $11,200 in 2021, 2020 and 2019, respectively, and is subject to a three-year cliff vesting schedule. Deferred compensation expense related to the Company’s matching contributions was not significant during the years ended December 31, 2021, 2020 and 2019.

74	PROG Holdings, Inc. 2022 Proxy Statement

Executive Compensation
The following table provides information on accounts of and compensation deferred by our named executive officers pursuant to the Deferred Compensation Plan.

Name of Executive	Named Executive Officer Contributions in 2021	Company Contributions in 2021(2)	Aggregate Earnings in Last Fiscal Year	Aggregate Withdrawals / Distributions	Aggregate Balance at December 31, 2021
Steven A. Michaels	$18,000	$11,600	$217,730	$—	$1,147,645
Curtis L. Doman(1)	—	—	—	—	—
Brian J. Garner(1)	—	—	—	—	—
Marvin A. Fentress(1)	—	—	—	—	—
1Messrs. Doman, Garner and Fentress do not participate in the Deferred Compensation Plan.
2Company discretionary match is calculated and allocated in Q1 of 2022 based on contributions made in 2021. Also included in the Other Compensation column of the Summary Compensation Table.
Potential Payments Upon Termination or Change-in-Control
Severance and Change-in-Control Agreements
In September 2021, we entered into severance and change-in-control agreements with Messrs. Michaels, Garner, Doman and Fentress to provide each of these senior leaders certain benefits in the event his employment is terminated by us without cause or after a change-in-control of the Company. We believe these arrangements assist us in retaining key leaders who are critical to the ongoing stability of our business. We further believe they foster objectivity should these executives be asked to evaluate proposals that may result in the loss of their employment following a change-in-control of the Company.
Our severance and change-in-control agreements with Messrs. Michaels, Garner, Doman and Fentress have a term of three years, and automatically renew for one-year periods after the initial term, unless either party gives notice not to extend the term. Under these agreements, if the executive’s employment is terminated by the Company during the two-year period following a change-in-control (other than for cause, disability or death), or if employment is terminated by the executive for good reason, the executive shall receive (i) severance payments in a lump sum amount equal to two times the sum of (x) the executive’s annual salary plus (y) the executive’s target bonus; (ii) a lump sum cash bonus payment based on the average annual bonus earned by the executive over the two years prior to the year in which the termination occurs, pro-rated based on the number of days the executive was employed during the year in which termination occurs; (iii) a lump sum payment in an amount equal to two years’ worth of the executive’s monthly COBRA premiums for continued coverage under the Company’s group health insurance plan; and (iv) full vesting of all outstanding stock options, stock appreciation rights, restricted stock units and other equity-based awards granted to the executive under any of the Company’s equity incentive plans.
In the event the executive’s employment is terminated by the Company outside of the change-in-control context, and other than for cause, or due to disability or death, or where the executive terminates his employment with the Company for Good Reason outside of the change-in-control context, the executive shall (i) receive continued salary for two years following termination plus bonus payments equal to the executive’s target bonus, payable no less frequently than on a monthly basis beginning on the 60th day following termination; (ii) vest in a pro rata portion of any stock options, restricted stock units and performance shares granted under any of the Company’s equity incentive plans that are subject to annual vesting and that: (x) were granted at least 12 months prior to the termination and (y) would otherwise vest on the next anniversary of their grant date; provided that, if the executive was employed for at least six months during the 12-month vesting period prior to the termination, then all such stock options, restricted stock units and performance shares shall vest; (iii) vest in a pro rata portion of any performance shares granted under any of the Company’s equity incentive plans and that (x) were granted at least 12 months prior to the termination and (y) are subject to a performance period greater than 12 months, with any such performance shares being settled when settled for similarly situated executives.

PROG Holdings, Inc. 2022 Proxy Statement	75

Executive Compensation
The definitions of “change-in-control”, “cause”, “disability” and “good reason” are summarized in the table below.
In the event that excise taxes under Section 280G of the Internal Revenue Code of 1986, as amended, would be imposed on payments under the severance and change-in-control agreements, the payments above will be reduced to the extent necessary so that no portion of the payments would be subject to excise taxes.
All severance and change-in-control benefits described above (other than accrued benefits) are conditioned upon, among other requirements, compliance by the executive with non-competition and non-solicitation restrictive covenants following his termination of employment.
The table below reflects the amount of compensation that would be payable to each of our NEOs, assuming various hypothetical termination and change-in-control situations occurred on December 31, 2021. The equity award values presented in this table reflect unvested grants held by the applicable NEO as of December 31, 2021 and are based on the closing market price of PROG Holdings common stock of $45.11 as of December 31, 2021, the last trading day in 2021. The amounts presented in the table below reflect estimates only, and actual payments and benefits to which any particular individual may be entitled upon termination of employment with the Company depend upon a number of factors not reflected in the table.

Termination Event	Cash Severance	Equity Acceleration	Cash Bonus	Total Value
Steven A. Michaels
Voluntary Resignation/Termination for Cause(1)	$—	$—	$—	$—
Termination due to Death/Disability(2)	$—	$4,975,574	$1,358,600	$6,334,174
Termination by Company without Cause(1)	$4,200,000	$961,360	$—	$5,161,360
Termination by Executive for Good Reason(3)	$4,200,000	$961,360	$—	$5,161,360
Involuntary or Good Reason Termination after Change-in-Control (CIC)(3), (4)	$4,232,472	$4,975,574	$906,650	$10,114,696

Curtis L. Doman
Voluntary Resignation/Termination for Cause(1)	$—	$—	$—	$—
Termination due to Death/Disability(2)	$—	$2,659,698	$622,700	$3,282,398
Termination by Company without Cause(1)	$2,200,000	$792,620	$—	$2,992,620
Termination by Executive for Good Reason(3)	$2,200,000	$792,620	$—	$2,992,620
Involuntary or Good Reason Termination after Change-in-Control (CIC)(3), (4)	$2,235,712	$2,659,698	$696,100	$5,591,510

Brian J. Garner
Voluntary Resignation/Termination for Cause(1)	$—	$—	$—	$—
Termination due to Death/Disability(2)	$—	$948,262	$537,800	$1,486,062
Termination by Company without Cause(1)	$1,900,000	$162,740	$—	$2,062,740
Termination by Executive for Good Reason(3)	$1,900,000	$162,740	$—	$2,062,740
Involuntary or Good Reason Termination after Change-in-Control (CIC)(3), (4)	$1,582,673	$948,262	$214,900	$2,745,835

Marvin A. Fentress
Voluntary Resignation/Termination for Cause(1)	$—	$—	$—	$—
Termination due to Death/Disability(2)	$—	$1,357,204	$367,900	$1,725,104
Termination by Company without Cause(1)	$1,500,000	$397,895	$—	$1,897,895
Termination by Executive for Good Reason(3)	$1,500,000	$397,895	$—	$1,897,895
Involuntary or Good Reason Termination after Change-in-Control (CIC)(3), (4)	$1,532,472	$1,357,204	$540,000	$3,429,676

76	PROG Holdings, Inc. 2022 Proxy Statement

Executive Compensation
1."Cause" generally means such person’s (i) material fraud, malfeasance, gross negligence, or willful misconduct with respect to business affairs of the Company which is, or is reasonably likely to be if such action were to become known by others, directly or materially harmful to the business or reputation of the Company or any subsidiary of the Company; or (ii) conviction of or failure to contest prosecution for a felony or a crime involving moral turpitude.
2."Disability" generally means the executive’s inability, due to physical or mental injury or illness, to perform the essential functions of his position with or without reasonable accommodation for a period of 180 days, whether or not consecutive, occurring within any period of 12 consecutive months.
3."Good Reason" generally means: (i) any material reduction in the executive officer’s base salary; (ii) any material reduction in the executive officer’s authority, duties or responsibilities; (iii) any significant change in the geographic location at which the executive officer must perform his duties; or (iv) any material breach of the executive officer’s employment agreement by the Company.
4."Change-in-Control" generally means: (i) the acquisition (other than from the Company) by any person of beneficial ownership of 35% or more of the combined voting power of then outstanding securities of the Company entitled to vote generally in the election of directors, which we refer to as the "Outstanding Company Voting Securities", excluding, however, (1) any acquisition by the Company or (2) any acquisition by an employee benefit plan (or related trust) sponsored or maintained by the Company or any corporation controlled by the Company; (ii) a majority of the members of our Board of Directors is replaced during any 12-month period by directors whose appointment or election is not endorsed by a majority of the members of our Board of Directors before the date of the appointment or election; or (iii) consummation by the Company of a reorganization, merger, or consolidation or sale of all or substantially all of the assets of the Company; excluding, however, a transaction pursuant to which all or substantially all of the individuals or entities who are the beneficial owners, respectively, of the Outstanding Company Voting Securities immediately prior to such transaction will beneficially own, directly or indirectly, more than 50% of the combined voting power of the outstanding securities of such corporation entitled to vote generally in the election of directors of the corporation resulting from such transaction (including, without limitation, a corporation which as a result of such transaction owns the Company or all or substantially all of the Company’s assets either directly or indirectly) in substantially the same proportions relative to each other as their ownership, immediately prior to such transaction, of the Outstanding Company Voting Securities.
2022 Equity Award Agreements
Beginning in 2022, award agreements issued pursuant to the Company’s equity incentive plans will provide that certain awards will vest upon the executive’s retirement. For purposes of these new arrangements, “retirement” means an executive’s voluntary termination of employment after (i) attaining the age of 55 with at least ten years of consecutive service with the Company or (ii) attaining the age of 60 with at least five years of consecutive service with the Company. Because SEC rules require us to disclose and assume various hypothetical employment termination situations occurred on December 31, 2021, the table above does not include the estimated values of the equity awards that would be earned under these new provisions by each of Messrs. Michaels, Garner, Doman or Fentress in the event of his retirement.
Securities Authorized for Issuance under Equity Compensation Plans
The following table sets forth aggregate information as of December 31, 2021 about the Company’s compensation plans under which our equity securities are authorized for issuance.

Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights(1), (2)	Weighted-Average Exercise Price of Outstanding Options, Warrants and Rights(1), (2)	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans(3)

Equity Compensation Plans Approved by Shareholders	2,084,118	$38.40	2,558,933
Equity Compensation Plans Not Approved by Shareholders	N/A	N/A	N/A
Total	2,084,118	$38.40	2,558,933

1.Of the 2,084,118 securities to be issued upon exercise of the outstanding options, warrants and rights, 677,870 are options with a weighted average exercise price of $38.40 and the remaining 1,406,246 are RSUs, RSAs and performance shares that do not have an exercise price.
2.As of April 11, 2022, there were 2,751,948 securities to be issued upon exercise of outstanding options, warrants and rights. Of this amount, 942,002 are options with a weighted average exercise price of $35.81 and a weighted average remaining life of 7.26 years. The remaining 1,809,946 are RSUs, RSAs and performance shares that do not have an exercise price.

PROG Holdings, Inc. 2022 Proxy Statement	77

Executive Compensation
CEO Pay Ratio Disclosure
As required by Section 953(b) of the Dodd-Frank Wall Street Reform and Consumer Protection Act, and Item 402(u) of Regulation S-K, we are providing the following information about the relationship of the annual total compensation of the individual identified as our “median” paid employee and the annual total compensation of Steven A. Michaels, our President and Chief Executive Officer (“CEO”).
For 2021, our last completed fiscal year:
▪the annual total compensation of our CEO, as reported in the Summary Compensation Table included in this proxy, was $7,458,031;
▪the annual total compensation of the employee identified as the median paid employee of our Company (other than the CEO), was $53,542; and
▪the ratio between the annual total compensation of our CEO to the annual total compensation of the individual identified at median was estimated to be 139 to 1.
The methodology that we used to identify our median employee is described below. Annual total compensation is calculated in the same manner as the amount set forth in the "Total" column in the Summary Compensation Table (see “Executive Compensation – Summary Compensation Table”). We believe the CEO Pay Ratio information set forth above constitutes a reasonable estimate, calculated in a manner consistent with the applicable SEC rules and applicable guidance. Because other companies may use different methodologies to identify their median employees, the pay ratio set forth above may not be comparable to the pay ratios reported by other companies.
Methodology to Identify Median Employee:
Date Used to Determine Employee Population. For purposes of identifying the median employee, we selected December 31, 2021 as the date for determining our employee population.
Identification Date. We identified our median compensated employee using the population of individuals who were actively employed on December 31, 2021 (excluding the CEO).
Pay Data Used. To identify the median employee, we derived compensation information from our payroll records for fiscal year 2021. We used a consistently applied compensation measure, which included total taxable income, or its equivalent.

78	PROG Holdings, Inc. 2022 Proxy Statement

Audit Committee Report
Committee Composition and Skills
The Audit Committee (the “Committee”) is currently comprised of five non-employee directors, two of whom, Mr. Martinez and Ms. Sheu, were appointed to the Committee effective September 9, 2021, concurrently with their appointment to the Company’s Board of Directors (the “Board”), and one of whom, Mr. Smith, was appointed to the Committee effective May 10, 2021, concurrently with his appointment to the Board. In connection with the appointment of Mr. Smith to the Committee, and to better balance committee assignments, Ms. Kathy Betty, who had served on the Committee since November 30, 2020, rotated off of the Committee.
The Board has determined that each member of the Committee meets the independence and financial literacy requirements of the NYSE and the additional, heightened independence criteria that apply to members of the Committee under SEC and NYSE rules. The Board also has determined that Ms. Day and Mr. Curling are “audit committee financial experts,” as defined by the SEC. All of the members of the Committee attended 100% of the meetings of the Committee held during our 2021 fiscal year (“fiscal 2021”). See “Governance – Board of Directors” for highlights of the experience, qualifications and skills of each Committee member.
Responsibilities of the Audit Committee, Management, and the External Auditor
The Committee is responsible for the appointment, compensation, and oversight of Ernst & Young LLP (“EY”), the Company’s independent registered public accounting firm. Further, the Committee is responsible for monitoring and overseeing the Company’s financial reporting, internal controls, and internal audit functions, as set forth in the Committee’s charter, which is a written charter adopted by the Company’s Board that outlines the responsibilities and practices of the Committee. The Committee charter is available through the Company’s website, http://investor.progleasing.com.
Regarding its oversight of the Company’s internal audit function, the Committee has reviewed the internal audit plan and staffing of the Company’s internal audit department for fiscal 2021. The Company’s Vice President of Audit Services reports directly to the Committee, and meets with the Committee in executive session on no less than a quarterly basis to discuss the progress and results of the internal audit and other matters.
The Committee also oversees the Company’s risk function, which includes oversight of management’s establishment of an enterprise risk program to assess, monitor and manage the Company’s risks.
In carrying out that oversight, the Committee receives quarterly reports from the Company’s most senior risk officers and managers on matters such as, any changes to the Company’s risk profile and risks on which management has been devoting attention. During 2021, the Committee continued to review and discuss with management various risks associated with the effects of the COVID-19 pandemic on internal controls and financial reporting, and steps taken by management to mitigate those risks. In addition, the Committee oversees management’s policies relating to complaints received by the Company regarding accounting, internal controls, or auditing matters, and the confidential, anonymous submissions by employees of concerns regarding accounting or auditing matters.
Finally, the Committee reviews and discusses the Company’s quarterly and annual earnings press releases (including any presentation of non-GAAP information being disclosed), consolidated financial statements (including any presentation of non-GAAP financial information) and disclosures contained in the Company’s quarterly reports on Form 10-Q and annual report on Form 10-K, including those under the heading “Management’s Discussion and Analysis and Financial Condition and Results of Operations” with management, the Company’s internal auditors and EY. During fiscal 2021, the Committee held eight meetings.

PROG Holdings, Inc. 2022 Proxy Statement	79

Audit Committee Report
Management is responsible for:
▪The presentation and integrity of the Company’s consolidated financial statements;
▪Implementing accounting and financial reporting principles;
▪Establishing and maintaining disclosure controls and procedures (as defined in Rule 13a-15(e) under the Exchange Act);
▪Establishing and maintaining internal controls over financial reporting (as defined in Rule 13a-15(f) under the Exchange Act);
▪Evaluating the effectiveness of disclosure controls and procedures;
▪Evaluating the effectiveness of internal controls over financial reporting;
▪Evaluating any change in internal control over financial reporting that has materially affected, or is reasonably likely to materially affect, internal control over financial reporting; and
▪Establishing and maintaining the Company’s Enterprise Risk Management program.
EY is responsible for performing an independent audit of the Company’s consolidated financial statements in accordance with auditing standards generally accepted in the United States and for expressing an opinion as to their conformity with generally accepted accounting principles. EY also is responsible for performing an audit of internal controls over financial reporting. The Committee reviewed EY’s Reports of Independent Registered Public Accounting Firm (“Audit Report”) included in the Company’s Annual Report on Form 10-K for fiscal 2021. In 2021, EY’s Audit Report included its communication of critical audit matters and the Audit Committee discussed a draft of the Audit Report with EY prior to its finalization.
Appointment and Oversight of EY
EY has served as the Company’s independent registered public accounting firm since 1991. Prior to retaining EY for fiscal 2021, the Committee considered, among other things:
▪EY’s historical and recent performance on the Company’s audit;
▪EY’s capability, expertise, and relevant industry knowledge;
▪External information on EY’s audit quality and performance, such as reports from the Public Company Accounting Oversight Board ("PCAOB");
▪EY’s fees and related staffing for the Company's audit; and
▪EY’s independence and tenure as our auditor, including the benefits and independence risks of having a long-tenured auditor, and the controls and processes of the Company and EY that help ensure EY’s independence.
In addition, during fiscal 2021, the Committee met with representatives of EY’s audit practice to discuss EY’s control environment and the results of its audit inspections performed by the PCAOB. The Committee will continue to have such discussions with EY in future years and monitor EY’s results in these areas.
After determining to retain EY for fiscal 2021, the Committee reviewed the terms of the proposed engagement letter, which included proposed fees for fiscal 2021. Throughout fiscal 2021, the Committee, or the Chair of the Committee (pursuant to delegated authority from the Committee), reviewed engagements for additional audit or non-audit services, and the related fees, that were outside the scope of the previously approved fiscal 2021 EY engagement letter.

80	PROG Holdings, Inc. 2022 Proxy Statement

Audit Committee Report
Discussions with EY
The Committee regularly meets with EY, with and without management present, to discuss, among other matters, the results of its examinations and evaluations of the Company’s internal controls, the overall quality (and not just the acceptability) of the Company’s financial reporting, the critical accounting policies applied by the Company in the preparation of its financial statements, and the clarity of disclosures in the financial statements. The Committee also reviewed and discussed the Company’s assessment and oversight of the effects of the COVID-19 pandemic on internal controls and financial reporting.
In keeping with its responsibilities, the Committee has discussed with EY the matters required to be discussed by the applicable requirements of the PCAOB and the SEC. The Committee has received the written disclosures and the letter from EY required by the PCAOB regarding EY’s communications with the Committee concerning independence, and has discussed with EY its independence, as well as the overall scope and plans for its audit.
Audited Consolidated Financial Statements
The Committee has reviewed and discussed the Company’s audited, consolidated financial statements for fiscal 2021 with management and EY. Based on these discussions, reports of management and EY, and the Committee’s review of the representations of management, and subject to the limitations on the role and responsibilities of the Committee referred to above and in the Committee’s written charter, the Committee recommended to the Board that the audited, consolidated financial statements of the Company, for fiscal 2021, be included in the Company’s Annual Report on Form 10-K for filing with the SEC.
Pre-Approval of Services Performed by EY
The Committee has adopted a policy regarding pre-approval of permitted non-audit services to be provided to the Company by EY. Fees for any permitted non-audit services provided by EY that exceed the pre-approval levels prescribed in the policy must be approved in advance by the Committee Chair or the Committee.
The Audit Committee
Cynthia N. Day (Chair)
Douglas C. Curling
Ray M. Martinez
Caroline S. Sheu
James P. Smith

PROG Holdings, Inc. 2022 Proxy Statement	81

Audit Matters
Fees Billed in the Last Two Fiscal Years
EY served as our independent registered public accounting firm for the years ended December 31, 2021 and 2020 and has been selected by the Audit Committee to continue as our independent registered public accounting firm for the current fiscal year. The following table sets forth the fees for services provided by our independent auditors in each of the last two fiscal years.

	Year Ended December 31,
	2021	2020
Audit Fees(1)	$1,872,997	$4,838,678
Audit-Related Fees(2)	—	25,000
Tax Fees(3)	583,776	1,963,296
All Other Fees(4)	7,200	7,200
TOTAL	$2,463,973	$6,834,174

1Includes fees associated with the annual audit of the consolidated financial statements, internal control over financial reporting, reviews of the quarterly reports on Form 10-Q, assistance with and review of documents filed with the SEC, accounting and financial reporting consultations and research work necessary to comply with generally accepted auditing standards, debt covenant letters and the audit report in the Aaron's Business 2020 franchise disclosure document. The 2021 fees also includes services performed by EY associated with the issuance of the Company's $600 million senior unsecured notes and the acquisition of Four. The audit fees in 2020 also include services performed by EY associated with the separation and distribution transaction, including the separate carve-out audits and quarterly reviews of The Aaron's Company and review of the Company's Form 10 filings. In addition to the fees reflected above, the Company reimbursed EY for out of pocket expenses that were incurred while performing these audit services totaling $6,991 and $578 in 2021 and 2020, respectively.
2Includes fees associated with certain due diligence efforts regarding strategic initiatives in 2020.
3Includes fees for tax compliance, tax due diligence efforts, tax advice and tax planning services.
4Includes fees associated with the Company’s online accounting research subscription.
Approval of Auditor Services
The Audit Committee is responsible for pre-approving all audit and permitted non-audit services provided to the Company by its independent auditors. To help fulfill this responsibility, the Audit Committee has adopted an Audit and Non-Audit Services Pre-Approval Policy (the“Pre-Approval Policy”). Under the Pre-Approval Policy, all auditor services must be pre-approved by the Audit Committee either (i) before the commencement of each service on a case-by-case basis (specific pre-approval) or (ii) by description in sufficient detail in the Pre-Approval Policy of particular services which the Audit Committee has generally approved, without the need for case-by-case consideration (general pre-approval).
Unless a particular service has received general pre-approval, it must receive the specific pre-approval of the Audit Committee or its Chair. The Pre-Approval Policy describes the audit, audit-related and tax services that have received general pre-approval. These general pre-approvals allow the Company to engage the independent auditors for the enumerated services for individual engagements up to the fee levels prescribed in the Pre-Approval Policy. The annual audit engagement for the Company is subject to the specific pre-approval of the Audit Committee. Any engagement of the independent auditors pursuant to a general pre-approval must be reported to the Audit Committee at its next regular meeting. The Audit Committee periodically reviews the services that have received general pre-approval and the associated fee ranges. The Pre-Approval Policy does not delegate to management the Audit Committee’s responsibility to pre-approve services performed by the independent auditors.
All of the services performed by EY during the year ended December 31, 2021 and 2020 were approved by the Audit Committee in accordance with the Pre-Approval Policy.

82	PROG Holdings, Inc. 2022 Proxy Statement

Beneficial Ownership of
Common Stock
The following table sets forth information, as of April 11, 2022, with respect to the beneficial ownership, as defined in Section 13(d) under the Exchange Act of our outstanding common stock by (i) each person known by us to beneficially own 5% or more of the outstanding shares of our common stock, (ii) each of our directors and nominees for director, (iii) each of our named executive officers for 2021, and (iv) all of our executive officers, directors and director nominees as a group. Except as otherwise indicated, all shares shown in the table below are held with sole voting and investment power.

Name and Address of Beneficial Owner(1)	Amount and Nature of Beneficial Ownership		Percent of Class(2)
BlackRock Inc.	7,616,588	(3)	11.60%
55 East 52nd Street
New York, NY 10055
The Vanguard Group	5,697,659	(4)	10.33%
100 Vanguard Boulevard
Malvern, PA 19355
T. Rowe Price Associates, Inc.	5,578,830	(5)	8.50%
100 E. Pratt Street
Baltimore, MD 21202
Steven A. Michaels	355,004	(6)	*
Curtis L. Doman	257,935	(7)	*
Brian J. Garner	43,797	(8)	*
Marvin A. Fentress	166,834	(9)	*
Kathy T. Betty	43,291	(10)	*
Douglas C. Curling	21,773	(10)	*
Cynthia N. Day	24,161	(10)	*
Ray M. Robinson	27,386	(10)	*
James P. Smith	2,865	(10)	*
Ramon Martinez	2,700	(11)	*
Caroline Sheu	2,700	(12)	*
All executive officers, directors and nominees as a group (a total of 11 persons)	948,446		1.74%
* Less than 1%.
1Unless otherwise stated, the address for each beneficial owner is c/o PROG Holdings, Inc., 256 W. Data Drive, Draper, Utah 84020.
2Percentages for executive officers, directors and nominees are based on (i) 54,643,523 shares of common stock outstanding at April 11, 2022 plus (ii) for each named person or group, options exercisable by such person or group within 60 days thereafter, and any RSUs, RSAs, and PSUs, that vest for each named person within 60 days thereafter.
3As of December 31, 2021, based on information provided in a Schedule 13G/A filed with the SEC on January 27, 2022 by BlackRock, Inc. (“BlackRock”), in which BlackRock reported that it has sole voting power with respect to 7,318,619 shares of our common stock and sole power to dispose of, or direct the disposition of, 7,616,588 shares of our common stock.
4As of December 31, 2021, based on information provided in a Schedule 13G/A filed with the SEC on March 9, 2022 by The Vanguard Group (“Vanguard”), in which Vanguard reported that it has sole voting power with respect to zero shares of our common stock, shared voting power with respect to 63,233 shares of our common stock, sole power to dispose of, or direct the disposition of, 5,582,747 shares of our common stock, and shared power to dispose of, or direct the disposition of, 114,912 shares of our common stock.
5As of December 31, 2021, based on information provided in a Schedule 13G/A filed with the SEC on February 14, 2022 by T. Rowe Price Associates, Inc. (“T. Rowe Price”), in which T. Rowe Price reported that it has sole voting power with respect to 1,624,100 shares of our common stock and sole power to dispose of, or direct the disposition of, 5,578,830 shares of our common stock.

PROG Holdings, Inc. 2022 Proxy Statement	83

Beneficial Ownership of Common Stock
6Amounts represent (i) 93,280 shares of common stock held by Mr. Michaels, (ii) 201,337 shares of common stock issuable upon the exercise of options that are currently exercisable and (iii) 60,387 restricted stock awards which are entitled to voting and dividend rights as described in the related award agreement though still subject to vesting.
7Amounts represent (i) 138,501 shares of common stock held by Mr. Doman, (ii) 22,000 shares of common stock held by an LLC controlled by Mr. Doman, (iii) 72,800 shares of common stock issuable upon the exercise of options that are currently exercisable and (iv) 24,634 restricted stock awards which are entitled to voting and dividend rights as described in the related award agreement though still subject to vesting.
8Amounts represent (i) 13,687 shares of common stock held by Mr. Garner, (ii) 17,235 shares of common stock issuable upon the exercise of options that are currently exercisable and (iii) 12,875 restricted stock awards which are entitled to voting and dividend rights as described in the related award agreement though still subject to vesting.
9Amounts represent (i) 59,891 shares of common stock held by Mr. Fentress, (ii) 94,931 shares of common stock issuable upon the exercise of options that are currently exercisable and (iii) 12,012 restricted stock awards which are entitled to voting and dividend rights as described in the related award agreement though still subject to vesting.
10Amounts include 2,593 restricted stock units vesting on May 8, 2022.
11Mr. Martinez was appointed to our Board of Directors effective September 9, 2021. Mr. Martinez holds 2,700 restricted stock units that vest on May 6, 2022, and no other awards that vest within 60 days of April 11, 2022.
12Ms. Sheu was appointed to our Board of Directors effective September 9, 2021. Ms. Sheu holds 2,700 restricted stock units that vest on May 6, 2022, and no other awards that vest within 60 days of April 11, 2022.
Section 16(a) Beneficial Ownership Reporting Compliance
Section 16(a) of the Exchange Act requires the Company’s directors and executive officers, and persons who own more than 10% of the Company’s common stock, to file with the SEC certain reports of beneficial ownership of the Company’s common stock. Based solely on a review of information furnished to us, the Company believes that its directors, officers and more than 10% shareholders complied with all applicable Section 16(a) filing requirements during the year ended December 31, 2021.

84	PROG Holdings, Inc. 2022 Proxy Statement

Certain Relationships And Related Transactions
Policies and Procedures Dealing with the Review, Approval and Ratification of Related Party Transactions
The charter of the Audit Committee provides that the Audit Committee shall review and ratify all transactions to which the Company is a party and in which any director or executive officer has a direct or indirect material interest, apart from their capacity as a director or executive officer of the Company. To assist with this review process, the Audit Committee has adopted a policy on related party transactions that provides procedures for the review, and approval or ratification, of certain transactions involving related parties. This policy applies to any transaction or series of transactions in which we or one of our subsidiaries is a participant, the amount involved exceeds or may be expected to exceed $100,000 in any fiscal year and a related party has a direct or indirect material interest. Under the policy, a related party includes (i) any person who is or was, since the beginning of the last fiscal year, a director, executive officer or nominee for election as a director, (ii) a greater than 5% beneficial owner of any class of our voting securities, (iii) an immediate family member of either of the foregoing persons or (iv) any entity in which any of the foregoing persons is employed or is a partner or principal or in a similar position in which such person has a 5% or greater beneficial ownership interest. Related party transactions are referred to the Audit Committee, or if there are not a sufficient number of directors on the Audit Committee without interests in the transaction, by the disinterested directors serving on our Board of Directors, for approval, ratification, or other action.
In addition, our Company’s Code of Business Conduct provides that conflict of interest situations involving directors or executive officers must receive the prior review and approval of the Audit Committee. Our Code of Business Conduct sets forth various examples of when conflict of interest situations may arise, including when an officer or director, or members of his or her family, receive improper personal benefits as a result of his or her position in or with the Company; have certain relationships with competing businesses or businesses with a material financial interest in the Company, such as suppliers or customers; or receive improper gifts or favors from such businesses.
Related Party and Other Transactions
Since January 1, 2021, there has not been, nor is there any proposed related party transactions in which we were or will be a party required to be disclosed under SEC rules, other than the compensation arrangements and other agreements and transactions which are described in the “Executive Compensation” section of this Proxy Statement and the transactions described below.

Mr. Michaels, our President and Chief Executive Officer, and Mr. Doman, our Chief Innovation Officer, are members of the Board of Directors of the Foundation. Mr. Garner, our Chief Financial Officer, is also a member of the Board of Directors of the Foundation and serves as an officer of the Foundation. Ms. Fiori, our Chief People Officer, and Mr. Fentress, our General Counsel and Corporate Secretary, also serve as officers of the Foundation. The Company did not make any donations to the Foundation in 2021, but plans to do so in 2022. The Foundation is not one of our consolidated entities.

PROG Holdings, Inc. 2022 Proxy Statement	85

Questions And Answers About Voting And The Annual Meeting
What is the purpose of this Proxy Statement?
This Proxy Statement provides information regarding matters to be voted on at the Annual Meeting. Additionally, it contains certain information that the SEC requires us to provide annually to our shareholders. This Proxy Statement is also used by the Board of Directors to solicit proxies to be used at the Annual Meeting so that all shareholders of record have an opportunity to vote on the matters to be presented at the Annual Meeting, even if they cannot attend the meeting in person. Our Board of Directors has designated Steve Michaels, Brian J. Garner and Marvin A. Fentress to vote the shares of common stock represented by proxies at the Annual Meeting.
Who is entitled to vote on the matters discussed in the Proxy Statement?
You are entitled to vote if you were a shareholder of record of our common stock as of the close of business on April 11, 2022, the “record date” for the Annual Meeting, including shares of restricted stock issued pursuant to the PROG Holdings, Inc. Amended and Restated 2015 Equity and Incentive Plan that are still subject to vesting requirements. A list of all shareholders entitled to vote will be available for inspection at the Annual Meeting. Your shares can be voted at the Annual Meeting only if you are present in person or represented by a valid proxy.
What constitutes a quorum for the Annual Meeting?
The holders of a majority of the outstanding shares of our common stock as of the close of business on the record date must be present, either in person or represented by valid proxy, to constitute a quorum necessary to conduct the Annual Meeting. On the record date of April 11, 2022, 54,643,523 shares of our common stock were issued and outstanding, including shares of restricted stock still subject to vesting requirements entitled to vote at the Annual Meeting. Shares represented by valid proxies received but marked as abstentions, and shares reflecting broker non-votes, will be counted as present at the Annual Meeting for purposes of establishing a quorum.
How many votes am I entitled to for each share of common stock I hold?
Each share of our common stock represented at the Annual Meeting is entitled to one vote for each director nominee with respect to the proposal to elect directors and one vote for each of the other proposals to be voted on. You are not entitled to cumulate votes with respect to the proposal to elect directors.
What proposals will require my vote?
You are being asked to vote on the following proposals:
▪To elect nine directors to serve for a term expiring at the 2023 Annual Meeting of Shareholders;
▪To vote on a non-binding, advisory resolution approving PROG Holdings' executive compensation;
▪To ratify the appointment of Ernst & Young LLP as PROG Holdings' independent registered public accounting firm for 2022;
▪To approve the amendment to the Amended and Restated 2015 PROG Holdings, Inc. Equity and Incentive Plan; and
▪To approve the amendment to the PROG Holdings, Inc. Employee Stock Purchase Plan.
What vote is required to approve each proposal or elect directors, and how will my vote be counted?
Proposal 1-Election of Directors. Shareholders may vote “FOR,” “AGAINST,” or “ABSTAIN” with respect to each of the nominees for director being considered pursuant to Proposal 1. Assuming a quorum is present, a nominee will be elected upon the affirmative vote of a majority of the total votes cast at the Annual Meeting, which means that

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the number of votes cast in favor of a nominee’s election exceeds the number of votes cast against that nominee’s election. Any shares that are not voted (whether by abstention or otherwise) will have no impact on the outcome of the vote with respect to this proposal.
If an incumbent director fails to receive a majority of the votes cast, the incumbent director will promptly tender his or her resignation to our Board of Directors which can then choose to accept it, reject it, or take other action our Board of Directors deems appropriate.
Proposal 2-Advisory Vote on Executive Compensation. Shareholders may vote “FOR,” “AGAINST,” or “ABSTAIN” with respect to the non-binding, advisory resolution approving our executive compensation. Assuming a quorum is present, the resolution approving our executive compensation will be approved if the votes cast by holders of shares of common stock present, in person or by proxy, at the Annual Meeting in favor of the resolution exceed the votes cast against the resolution. Any shares that are not voted (whether by abstention or otherwise) will have no impact on the outcome of the vote with respect to this proposal.
Proposal 3-Ratification of the Appointment of the Independent Registered Public Accounting Firm. Shareholders may vote “FOR,” “AGAINST,” or “ABSTAIN” with respect to the proposal to appoint EY as PROG Holdings' independent registered public accounting firm for 2022. Assuming a quorum is present, the proposal to ratify the appointment of our independent registered public accounting firm for 2022 will be approved if the votes cast by holders of shares of common stock present, in person or by proxy, at the Annual Meeting in favor of the proposal exceed the votes cast against the proposal. Any shares that are not voted (whether by abstention or otherwise) will have no impact on the outcome of the vote with respect to this proposal.
Proposal 4-Amendment to the PROG Holdings, Inc. Amended and Restated 2015 Equity and Incentive Plan. Shareholders may vote “FOR”, “AGAINST,” or “ABSTAIN” with respect to the proposal to amend the PROG Holdings, Inc. Amended and Restated 2015 Equity and Incentive Plan, as amended and restated (the “Equity Plan”). Assuming a quorum is present, the proposal to amend the Equity Plan will be approved if the votes cast by holders of shares of common stock present, in person or by proxy, at the Annual Meeting in favor of the proposal exceed the votes cast against the proposal. Any shares that are not voted (whether by abstention or otherwise) will have no impact on the outcome of the vote with respect to this proposal.
Proposal 5-Amendment to the PROG Holdings, Inc. Employee Stock Purchase Plan. Shareholders may vote “FOR”, “AGAINST,” or “ABSTAIN” with respect to the proposal to amend the PROG Holdings, Inc. Employee Stock Purchase Plan, as amended and restated (the “ESPP”). Assuming a quorum is present, the proposal to amend the ESPP will be approved if the votes cast by holders of shares of common stock present, in person or by proxy, at the Annual Meeting in favor of the proposal exceed the votes cast against the proposal. Any shares that are not voted (whether by abstention or otherwise) will have no impact on the outcome of the vote with respect to this proposal.
How does our Board of Directors recommend that I vote?
Our Board of Directors recommends that you vote:
▪“FOR” the election of each of the nine director nominees named in this Proxy Statement to serve for a term expiring at the 2023 Annual Meeting of Shareholders (Proposal 1).
▪“FOR” approval of a non-binding, advisory resolution approving PROG Holdings' executive compensation (Proposal 2).
▪“FOR” the proposal to ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm for 2022 (Proposal 3).
▪"FOR" the proposal to amend the PROG Holdings, Inc. Amended and Restated 2015 Equity and Incentive Plan (Proposal 4).
▪"FOR" the proposal to amend the PROG Holdings, Inc. Employee Stock Purchase Plan (Proposal 5).

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Questions And Answers About Voting And The Annual Meeting
How do I vote?
If you are a shareholder of record, then you have four voting options. You may vote:
▪Over the Internet at the website listed on the enclosed proxy card. If you vote via the Internet, do not return your proxy card.
▪By telephone using the telephone number listed on the enclosed proxy card. If you vote by telephone, do not return your proxy card.
▪By completing, signing, dating and returning a written proxy card. To vote by using a written proxy card, mark your selections on the proxy card, date the proxy card and sign your name exactly as it appears on your proxy card, and return your proxy card by mail in the pre-addressed, postage-paid envelope included with the written proxy card.
▪By attending the Annual Meeting and voting in person.
We encourage you to vote your shares as soon as possible by proxy, even if you plan to attend the Annual Meeting, to ensure your shares are voted if you later find you are unable to attend the Annual Meeting. Voting by telephone or over the Internet should be accomplished prior to May 23, 2022 at 11:59 p.m., Eastern Time, for shares held directly and prior to May 19, 2022 at 11:59 p.m., Eastern Time, for shares held in a retirement plan of PROG Holdings, Inc., to ensure your vote is counted. Proxy cards from shareholders who requested a written proxy card will be accepted when received up through the closing of the polls at the Annual Meeting.
If you are a registered holder and you vote your proxy by telephone or over the Internet, or if you complete, sign, date, and return a written proxy card, and no direction is specified as to any matter to be acted upon, the shares represented by your proxy will be voted “FOR” proposals 1, 2 and 3 in this Proxy Statement, and in accordance with the proxy holder’s best judgment as to any other business that may properly come before the Annual Meeting.
If you are a beneficial holder, then please refer to the instructions provided by your broker, bank, or other nominee regarding how to vote.
What is the difference between a shareholder of record and a beneficial holder of shares?
If your shares of our common stock are registered directly in your name with our transfer agent, Computershare, Inc., then you are considered a “shareholder of record” with respect to those shares. In this case, the Proxy Statement, Notice of Annual Meeting and proxy card have been sent directly to you by us.
If your shares are held in “street name” through a broker, bank,or other nominee, then you are considered the “beneficial holder” of the shares held for you. Beneficial holders of shares should refer to the instructions provided by their broker, bank, or other nominee regarding how to vote their shares or to revoke previous voting instructions. The availability of Internet and telephone voting depends on the voting processes of the broker, bank, or other nominee. As the beneficial holder, you have the right to direct your broker, bank, or other nominee how to vote your shares. Beneficial holders may vote in person only if they have a legal proxy to vote their shares from their broker, bank, or other nominee.
I am a beneficial holder. How are my shares voted if I do not return voting instructions?
Your shares may be voted if they are held in the name of a brokerage firm, even if you do not provide the brokerage firm with voting instructions. Under the rules of the NYSE, brokerage firms have the authority to vote shares on certain routine matters for which their customers do not provide voting instructions by the tenth day before the Annual Meeting. The proposal to ratify the appointment of EY as our independent registered public accounting firm for 2022 is considered a routine matter.
The election of directors, the non-binding, advisory resolution to approve our executive compensation, the proposal to amend the Equity Plan and the proposal to amend the ESPP are not considered routine matters under the rules of the NYSE. If a proposal is not a routine matter and the brokerage firm has not received voting

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Questions And Answers About Voting And The Annual Meeting
instructions from the beneficial holder of the shares with respect to that proposal, then the brokerage firm cannot vote the shares on that proposal. This is called a “broker non-vote.” In tabulating the voting result for any particular proposal, shares that are subject to broker non-votes with respect to that proposal will not be considered votes either for or against the proposal, but will be counted as present for determining whether or not a quorum exists. It is very important that you provide voting instructions to your brokerage firm if you want your shares to be voted at the Annual Meeting on a non-routine matter.
Can I change my mind after I vote?
If you vote by proxy, then you can revoke that proxy at any time before it is voted at the Annual Meeting by giving written notice to the Corporate Secretary of the Company or though one of the following three methods:
▪Vote again using the Internet or by telephone prior to the Annual Meeting.
▪Sign another proxy card with a later date and return it to us prior to the Annual Meeting.
▪Attend the Annual Meeting in person and vote in person.
If you hold your shares in "street name" as a beneficial holder, your bank, broker or other nominee should provide you with instructions on how you may instruct it to vote on your behalf and how you may revoke any voting instructions given.
How will a proposal or other matter that was not included in this Proxy Statement be handled for voting purposes if it is raised at the Annual Meeting?
If any matter that is not described in this Proxy Statement should properly come before the Annual Meeting, then Steven A. Michaels, Brian J. Garner and Marvin A. Fentress, or any one of them, as proxies will vote the shares represented by valid proxies in accordance with their best judgment. For any other matter that may be properly presented at the Annual Meeting but which is not described in this Proxy Statement, assuming a quorum is present, the matter will be approved if the votes cast by holders of shares of common stock present, in person or by proxy, at the Annual Meeting in favor of the matter exceed the votes cast against the matter, unless a greater vote is required by law or by our charter. At the time this Proxy Statement was printed, management was unaware of any other matters that might be presented for shareholder action at the Annual Meeting.
Who will tabulate and certify the vote?
Representatives of Broadridge Financial Solutions, Inc. will tabulate the vote, act as the independent inspector of elections for the Annual Meeting, and certify the final vote on all matters considered at the Annual Meeting.
How can I request a written set of proxy materials, including a proxy card, or an additional set of proxy materials for the Annual Meeting?
All shareholders have the ability to access this Proxy Statement, the accompanying Notice of Annual Meeting of Shareholders, a written proxy card and the Annual Report by (i) accessing the materials at www.proxyvote.com or the Investor Relations section of our website located at http://investor.progleasing.com or (ii) requesting a printed set of these materials from us at no charge. To request a printed copy of these materials, please write to us at our principal executive offices located at 256 W. Data Drive, Draper, Utah 84020, Attn. Corporate Secretary.
What happens if I abstain from voting?
Abstentions with respect to a proposal are counted for purposes of establishing a quorum. If a quorum is present, then abstentions will have no impact on the outcome of the vote with respect to any of the proposals described in this Proxy Statement for consideration at the Annual Meeting.
What do I need to do if I want to attend the Annual Meeting?
Only shareholders, our Board of Directors, board nominees, management of the Company and management’s invited guests are permitted to attend the Annual Meeting. If you are a shareholder of record and wish to attend the Annual Meeting, you must provide valid picture identification, such as a driver’s license or passport, showing a name that matches a name on the Company’s list of record shareholders as of April 11, 2022 to be admitted to the

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Questions And Answers About Voting And The Annual Meeting
Annual Meeting. If you hold your shares through a bank, broker, or other nominee, more commonly known as holding shares in “street name,” and desire to vote at the Annual Meeting, you must inform your bank, broker, or other nominee and request a “legal” proxy from the bank, broker, or nominee. You will need to bring the legal proxy to the Annual Meeting along with valid picture identification. If you do not have a legal proxy, you will not be able to vote at the Annual Meeting. You are, however, still welcome to attend the Annual Meeting, but you must bring your most recent brokerage account statement showing that you owned PROG Holdings' common stock as of the record date along with valid picture identification to be admitted to the Annual Meeting. You are advised that if you own shares in street name and obtain a legal proxy, any proxy you have previously executed will be revoked, and your vote will not be counted unless you appear at the Annual Meeting and vote in person or legally appoint another proxy to vote on your behalf.
How are proxies solicited and what is the cost?
We bear all expenses incurred in connection with the solicitation of proxies. We have engaged MacKenzie Partners, Inc. to assist with the solicitation of proxies for a fee estimated to be up to $7,000 for the initial solicitation services, plus reimbursement of out-of-pocket expenses. In addition to solicitation by mail and the Internet, certain officers, directors, and employees of the Company may solicit proxies by telephone, email, facsimile, or in person, although no additional compensation will be paid for such solicitation. The Company may also request banks, brokers, and other nominees to solicit their customers who have a beneficial interest in our common stock registered in their names and will reimburse such banks, brokers, and other nominees for their reasonable out-of-pocket expenses.

IN ORDER THAT YOUR SHARES OF OUR COMMON STOCK MAY BE REPRESENTED AT THE ANNUAL MEETING IN CASE YOU ARE NOT PERSONALLY PRESENT, YOU ARE REQUESTED TO FOLLOW THE VOTING INSTRUCTIONS PROVIDED IN THE NOTICE OF ANNUAL MEETING OF SHAREHOLDERS.

90	PROG Holdings, Inc. 2022 Proxy Statement

Additional Information
Shareholder Proposals for 2023 Annual Meeting of Shareholders
We currently anticipate that the 2023 Annual Meeting of Shareholders will be held on or around May 16, 2023. In accordance with the provisions of Rule 14a-8(e) of the Exchange Act, if the date of the 2023 Annual Meeting of Shareholders is changed by more than thirty days from the date of the 2022 Annual Meeting of Shareholders, the deadline for submitting proposals to be presented at the 2023 Annual Meeting of Shareholders will be a reasonable time before the Company begins to print and mail its proxy materials for the 2023 Annual Meeting of Shareholders. As such, proposals of shareholders intended to be presented at the 2023 Annual Meeting of Shareholders and to be included in our proxy statement in accordance with the provisions of Rule 14a-8 must be received by December 26, 2022 to be eligible for inclusion in the Company’s Proxy Statement and form of proxy for that meeting.
Other shareholder proposals not made in accordance with the provisions of Rule 14a-8 must be submitted to our Board of Directors in compliance with the Company’s bylaws between 90 to 120 days prior to the date of the 2023 Annual Meeting of Shareholders in order to be considered timely, which we currently anticipate will be held on or around May 16, 2023. Any such shareholder proposals must also be accompanied by the following information: (i) the full text in writing of the shareholder proposal as it will be proposed; (ii) the purpose or purposes for which the shareholder proposal is desired and a statement that the shareholder proposal is to be considered at the 2023 Annual Meeting of Shareholders; (iii) the names, addresses and number of shares of the Company held of record by the shareholder or shareholders making the proposal (or the number of shares of the Company beneficially owned and represented by a nominee certificate on file with the Company); (iv) the number of shares of the Company that have been solicited with regard to the proposal and the number of shares of the Company whose holders have agreed (in writing or otherwise) to vote in any specific fashion on the proposal; and (v) a written statement by the proponent that it intends to continue ownership of such voting shares through the date of the 2023 Annual Meeting of Shareholders.
Any shareholder desiring to nominate a candidate for election as a director at the 2023 Annual Meeting of Shareholders must submit the nomination in writing by first class registered mail to our President no earlier than the close of business on January 24, 2023, and no later than the close of business on March 25, 2023, unless the date of the 2023 Annual Meeting of Shareholders is not scheduled to be held between April 24, 2023 and August 2, 2023 (in which case any such nomination must be submitted to our President not earlier than the close of business on the one hundred twentieth (120th) day prior to the 2023 Annual Meeting of Shareholders and not later than the close of business on the later of the sixtieth (60th) day prior to the 2023 Annual Meeting of Shareholders or the tenth (10th) day following the day when the date of the 2023 Annual Meeting of Shareholders is first publicly announced by us). Any nomination must also contain the following information about the nominee, to the extent known by the shareholder submitting the nomination: (i) the nominee’s name, address and principal present occupation; (ii) to the shareholder’s knowledge, the total number of shares of our common stock that may be voted for the nominee; (iii) the names and addresses of the shareholders proposing to make the nomination, and the number of shares of our common stock owned by each such shareholder; (iv) the nominee’s age, past employment, education, beneficial ownership of shares of our common stock, past and present financial standing, criminal history (including any convictions, indictments or settlements thereof), involvement in any past or pending litigation or administrative proceedings (including threatened involvement), relationship to and agreements (whether or not in writing) with the shareholders (and their relatives, subsidiaries and affiliates) intending to make the nomination, past and present relationships or dealings with us or any of our subsidiaries, affiliates, directors, officers or agents, plans or ideas for managing our affairs (including, without limitation, any termination of employees, any sales of corporate assets, any proposed merger, business combination or recapitalization, and any proposed dissolution or liquidation); (v) the nominee’s written consent to being named in a proxy statement as a nominee and to serving as director if elected; and (vi) all additional information relating to

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Additional Information
the nominee that would be required to be disclosed, or otherwise required, pursuant to Sections 13 or 14 of the Exchange Act, and the rules and regulations promulgated thereunder, in connection with any acquisition of shares by the nominee or in connection with the solicitation of proxies by the nominee for his or her election as a director, regardless of the applicability of such provisions of the Exchange Act.
The Company retains discretion to vote proxies it receives with respect to director nominations or any other business proposals received after their respective deadlines for submission as described above. The Company retains discretion to vote proxies it receives with respect to such proposals received prior to such deadlines provided (i) the Company includes in its Proxy Statement advice on the nature of the proposal and how it intends to exercise its voting discretion and (ii) the proponent does not issue its own proxy statement.
Householding of Annual Meeting Materials
As permitted by the SEC, we will only deliver one copy of our proxy materials, along with separate proxy cards to multiple shareholders who reside at the same address, unless such shareholders have notified us of their desire to receive multiple copies. We will promptly deliver, upon oral or written request, a separate copy of our proxy materials to any shareholder residing at an address to which only one copy was mailed. Shareholders residing at the same address and currently receiving only one copy of our proxy materials may contact us to request multiple copies in the future. Alternatively, shareholders residing at the same address and currently receiving multiple copies of our proxy materials may request that only a single copy be mailed in the future. The Company will promptly deliver additional copies of this Proxy Statement and other proxy materials to any shareholder who contacts the Company’s principal corporate office at 256 W. Data Drive, Draper, Utah 84020 requesting such additional copies; alternatively, you may contact the Company’s proxy solicitor, MacKenzie Partners, Inc. at 1-800-322-2885 or proxy@mackenziepartners.com.
Communicating with the Board of Directors and Corporate Governance Documents
The Company’s security holders and other interested parties may communicate with our Board of Directors, the non-management or independent directors as a group, or individual directors by writing to them in care of the Corporate Secretary, PROG Holdings, Inc., 256 West Data Drive, Draper, Utah 84020. Correspondence will be forwarded as directed by the writer. The Company may first review, sort, and summarize such communications, and screen out solicitations for goods or services and similar inappropriate communications unrelated to the Company or its business. All concerns related to audit or accounting matters will be referred to the Audit Committee.
The charters of the Audit Committee, Compensation Committee and Nominating and Corporate Governance Committee, the Company’s Code of Business Conduct, its Code of Ethics for the Chief Executive Officer and the Senior Financial Officers and Employees and its Corporate Governance Guidelines can each be viewed by clicking the “Governance” tab, and then clicking on the "Governance Documents" tab on the Company's Investor Relations website at http://www.investor.progholdings.com. You may also obtain a copy of any of these documents without charge by writing to the Corporate Secretary, PROG Holdings, Inc., 256 West Data Drive, Draper, Utah 84020.

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Additional Information
Other Action at the Meeting
As of the date of this Proxy Statement, we have no knowledge of any business, other than described herein, and customary procedural matters that will be presented for consideration at the Annual Meeting. In the event any other business is properly presented at the Annual Meeting, it is intended that proxies will be voted in accordance with the discretion of the proxy holders.
Moreover, our Board of Directors reserves the right to adjourn or postpone the Annual Meeting for failure to obtain a quorum, for legitimate scheduling purposes, or based on other circumstances that our Board of Directors believes would cause such adjournments or postponements to be in the best interests of our shareholders.
*   *   *   *   *   *

BY ORDER OF THE BOARD OF DIRECTORS

Marvin A. Fentress
General Counsel and Corporate Secretary

April 25, 2022

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Appendix A
Use of Non-GAAP Financial Information
We use various non-GAAP financial measures to evaluate the performance of our management team, including the named executive officers. For the assessment of the performance of management, the Compensation Committee of our Board of Directors believes certain non-GAAP measures better reflect the operational performance of the business. Adjusted revenues, adjusted EBITDA, adjusted pre-tax income, and return on capital are supplemental measures of the Company's performance that are not calculated in accordance with generally accepted accounting principles in the United States (“GAAP”) and are used to evaluate the performance of our management team. Adjusted revenues, adjusted EBITDA, adjusted pre-tax income and return on capital provide the Compensation Committee, management, and investors with an understanding of the results from the primary operations of our business by excluding the effects of certain items that generally arose from one-time transactions that are not reflective of the ordinary earnings activity of our operations or transactions that have variability and volatility of the amount and typically are not budgeted for in setting management performance targets.
Certain incentive metrics have also been adjusted for the change in allowance for loan losses at Vive, as shown in the tables below. Management believes this adjustment is useful to arrive at a metric that gives management and investors an additional, supplemental metric to assess Vive’s underlying operational performance for the period by reflecting Vive loan losses in the period they are written-off instead of when the provision is recognized. Vive's provision for loan losses requires significant judgement and estimation, including the requirement to forecast macroeconomic conditions, which may lead to significant volatility in Vive's operating performance. Therefore, in assessing the performance for Vive's operating results for management incentive purposes, the established targets and actual results are adjusted for the change in allowance for loan losses.
These non-GAAP financial measures should not be used as a substitute for, or considered superior to, measures of financial performance prepared in accordance with GAAP, such as the Company’s GAAP revenues, net earnings and diluted earnings per share and the GAAP revenues and earnings before income taxes of the Company’s operating segments. For a comprehensive discussion of our GAAP financial results, please refer to our Annual Report on Form 10-K for the fiscal year ended December 31, 2021 filed with the SEC on February 23, 2022. Further, we caution investors that amounts presented in accordance with our definitions of non-GAAP measures may not be comparable to similar measures disclosed by other companies, because not all companies and analysts calculate these measures in the same manner.
The adjusted EBITDA metrics used for determining management's 2021 financial performance discussed in this Proxy Statement are calculated as the Company and operating segment earnings before interest expense, depreciation on property, plant and equipment, amortization of intangible assets, stock-based compensation expense and income taxes. Adjusted EBITDA also excludes expenses incurred related to the Company's acquisition of Four Technologies; losses incurred by Four Technologies; losses from certain new strategic initiatives that were not included in the Company's financial plan for 2021; and to remove the effect of the change in allowance for loan losses at Vive. The amounts for these non-GAAP adjustments can be found in the following adjusted EBITDA table.

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Appendix A

Adjusted EBITDA	Year Ended December 31, 2021
(in Thousands)	Progressive Leasing[1]	Vive	Other	Consolidated
Net Earnings - GAAP				$243,557
Income Taxes				84,647
Earnings (Loss) Before Income Taxes	$319,126	$20,223	$(11,145)	328,204
Interest Expense	4,850	473	—	5,323
Depreciation & Amortization	31,762	849	647	33,258
EBITDA	355,738	21,545	(10,498)	366,785
Stock-Based Compensation	14,919	287	6,143	21,349
Transaction Expense	561	—	—	561
Adjusted EBITDA	371,218	21,832	(4,355)	388,695
Vive Change in Allowance	—	(2,345)	—	(2,345)
Other Adjusted EBITDA[2]	—	—	4,355	4,355
Adjusted EBITDA - Used for Management Incentive Purposes	$371,218	$19,487	$—	$390,705
1.The adjusted EBITDA metric used to evaluate Progressive Leasing for incentive purposes includes the consolidation of Progressive Leasing and Vive.
2.The "Other" adjusted EBITDA represents operating losses of Four and losses associated with certain new strategy product initiatives, which have been excluded from Adjusted EBITDA used for management incentive purposes as these operations were not contemplated in establishing the performance targets at the beginning of the year.

The adjusted revenue metrics used for determining management's 2021 financial performance discussed in this Proxy Statement are calculated as the Company and operating segment revenues, less Vive's provision for credit losses and adjusted for Vive's change in allowance for loan losses. Additionally, revenues are adjusted to exclude Four revenues. These adjustments result in the revenue metrics used for management incentive purposes to be based on GAAP revenues less Vive's loan loss write-offs, and Four revenues, which is consistent with how adjusted revenue targets were established by the Compensation Committee for 2021. The Compensation Committee believes the adjusted revenue metric provides a better measure for management incentive purposes than GAAP revenues, as the metric holds management accountable for the ultimately collectibility of the Vive loan portfolio.

Adjusted Revenues	Year Ended December 31, 2021
(In Thousands)	Progressive Leasing	Vive	Other	Consolidated
Revenues - GAAP	$2,619,005	$58,462	$453	$2,677,920
Vive Provision for Credit Losses[1]	—	(16.376)	—	(16,376)
Vive Change in Allowance[1]	—	(2,345)	—	(2,345)
Four Revenues[2]	—	—	(453)	(453)
Adjusted Revenues - Used for Management Incentive Purposes	$2,619,005	$39,741	$—	$2,658,746
1.The adjusted revenue metric used to evaluate Progressive Leasing, Vive, and Other consolidated revenues is reduced by Vive's provision of credit losses and adjusts for Vive's change in loan loss allowance.
2.The adjusted revenue metric is updated to remove the revenues from Four, which was acquired after the compensation metrics were established.

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Appendix A
The adjusted pre-tax income metrics used for determining management's 2021 financial performance discussed in this Proxy Statement are calculated as the Company and operating segment earnings adjusted for amortization expense for the Progressive Leasing and Four acquisitions; expenses incurred related to the Company's acquisition of Four Technologies; losses incurred by Four Technologies; interest expense incurred on the Company's $600 million of senior unsecured notes; losses from certain new strategic initiatives that were not included in the Company's financial plan for 2021; and to remove the effect of the change in allowance for loan losses at Vive. The amounts for these after-tax non-GAAP adjustments can be found in the adjusted pre-tax income table below.

Adjusted Pre-Tax Income	Year Ended December 31, 2021
(in Thousands)	Progressive Leasing	Vive	Other	Consolidated
Net Earnings - GAAP				$243,557
Income Taxes				84,647
Earnings (Loss) Before Income Taxes	$319,126	$20,223	$(11,145)	328,204
Vive Change in Allowance	—	(2,345)	—	(2,345)
Four Transaction Costs	561	—	—	561
Incremental Interest - Senior Notes	3,592	—	—	3,592
Other Pre-Tax Loss	—	—	11,145	11,145
Adjusted Pre-Tax Income - Used for Management Incentive Purposes	$323,279	$17,878	$—	$341,157
Consolidated Return on Capital is calculated as adjusted net operating profit after tax (which is defined as operating profit adjusted for certain non-recurring items as shown in the Return on Capital table below) divided by the sum of average net debt (which is defined as total debt less cash and cash equivalents) and average total shareholders' equity, calculated as the average of the beginning and end of year.

Return on Capital
(In Thousands)	Twelve Months Ended December 31, 2021
Operating Profit - GAAP	$333,527
Transaction related costs	561
Four Operating Losses	9,361
Other Operating Losses	1,784
Adjusted Operating Profit Before Tax	345,233
Income Taxes	(89,323)
Adjusted Operating Profit After Tax (a)	$255,910

Average Capital[1] (b)	$1,053,562
Return on Capital (c) = (a)/(b)[1]	24.29%
1.Average Capital is defined as the sum of the average net debt (debt less cash and cash equivalents) and the annual average total shareholders' equity, calculated as the average of the beginning and end of year. Average total shareholders' equity has been adjusted by the tax-effected amounts of the adjustments identified in the table above.

This Proxy Statement also includes adjusted EBITDA from continuing operations that does not confirm to U.S. GAAP and are considered non-GAAP measures. The adjusted EBITDA from continuing operations metrics for the years ended December 31, 2021, 2020, and 2019 discussed in this Proxy Statement are calculated as the Company's earnings (loss) from continuing operations before interest expense, depreciation on property, plant and equipment, amortization of intangible assets and income taxes. Adjusted EBITDA from continuing operations also excludes stock-based compensation, transaction costs related to our acquisition of Four, restructuring charges related to certain corporate optimization initiatives and related severance costs; costs incurred related to the

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Appendix A
separation and distribution transaction; and regulatory legal expenses incurred related to the Progressive Leasing FTC settlement, net of insurance recoveries.
Management believes that Adjusted EBITDA from continuing operations provides relevant and useful information, and is widely used by analysts, investors and competitors in our industry as well as by our management in assessing consolidated performance. Adjusted EBITDA from continuing operations also provides management and investors with an understanding of one aspect of earnings before the impact of investing and financing charges, income taxes and effects of certain items that generally arose from one-time transactions that are not reflective of the ordinary earnings activity of our operations or transactions that have variability and volatility of the amount. We believe the exclusion of stock-based compensation expense provides for a better comparison of our operating results with our peer companies as the calculations of stock-based compensation vary from period to period and company to company due to different valuation methodologies, subjective assumptions and the variety of award types. These measures may be useful to an investor in evaluating our operating performance and liquidity because the measures:
▪Are widely used by investors to measure a company’s operating performance without regard to items excluded from the calculation of such measure, which can vary substantially from company to company depending upon accounting methods, book value of assets, capital structure and the method by which assets were acquired, among other factors.
▪Are a financial measurement that is used by rating agencies, lenders and other parties to evaluate our creditworthiness.
▪Are used by our management for various purposes, including as a measure of performance of our operating entities and as a basis for strategic planning and forecasting.
For a comprehensive discussion of our GAAP financial results, please refer to our Annual Report on Form 10-K for the fiscal year ended December 31, 2021 filed with the SEC on February 23, 2022.
The reconciliation of GAAP net earnings (loss) to Adjusted EBITDA can be found in the table below.

Adjusted EBITDA from continuing operations	Years Ended December 31,
(In thousands)	2021	2020	2019
Net Earnings (Loss)	$243,557	$(61,465)	$31,472
Loss (Earnings) from Discontinued Operations, Net of Tax	—	295,092	(56,087)
Net Earnings (Loss) - Continuing Operations	243,557	233,627	(24,615)
Income Tax Expense - Continuing Operations	84,647	37,949	52,228
Pre-Tax Earnings from Continuing Operations	328,204	271,576	27,613
Interest expense	5,323	187	—
Depreciation	10,969	9,679	9,089
Amortization	22,289	22,141	22,263
EBITDA - Continuing Operations	366,785	303,583	58,965
Stock-Based Compensation	21,349	20,403	21,193
Transaction Expense	561	—	—
Restructuring Expenses, Net	—	238	304
Legal and Regulatory Expense, Net of Insurance Recoveries	—	(835)	179,261
Separation Costs	—	17,953	—
Adjusted EBITDA from Continuing Operations	$388,695	$341,342	$259,723

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PROG Holdings, Inc. Amended and Restated 2015 Equity and Incentive Plan - 2022 Amendment and Restatement
ARTICLE 1. PURPOSE AND GENERAL PROVISIONS
1.1 Establishment of Plan. The Board of Directors of PROG Holdings, Inc. (the “Board”) hereby amends and restates the PROG Holdings, Inc. Amended and Restated 2015 Equity and Incentive Plan (originally effective as of March 10, 2015 and as most recently amended and restated under its 2020 Amended and Restatement), as set forth in this document as the 2022 Amendment and Restatement (the “Plan”) to increase the number of available shares under the Plan and to make other administrative changes.
1.2 Purpose of Plan. The purpose of the Plan is to promote the long-term growth and profitability of the Company and its subsidiaries by (i) providing certain employees, directors, consultants, advisors and other persons who perform services for the Company and its subsidiaries with incentives to maximize shareholder value and otherwise contribute to the success of the Company, and (ii) enabling the Company to attract, retain and reward outstanding individuals to serve as directors, officers and employees.
1.3 Types of Awards. Awards under the Plan may be made to eligible Participants in the form of Incentive Stock Options, Nonqualified Stock Options, Stock Appreciation Rights, Restricted Stock, Restricted Stock Units, Performance Shares, Performance Units, Other Awards, Annual Incentive Awards, or any combination thereof.
1.4 Effective Date. The Plan was originally effective March 10, 2015. The Plan, as amended and restated herein, shall be effective as of April 24, 2022, (the “Effective Date”), the date it was adopted by the Board, contingent upon approval by the Company’s shareholders.
1.5 Termination of the Plan. No awards shall be granted under the Plan after the tenth (10th) anniversary of the Effective Date. Awards granted under the Plan on or prior to the tenth (10th) anniversary of the Effective Date shall remain outstanding beyond that date in accordance with the terms and conditions of the Plan and the Agreements corresponding to such Awards.
ARTICLE 2. DEFINITIONS
Except where the context otherwise indicates, the following definitions apply:
“409A AWARD” means an Award that is not exempt from Code section 409A.
“AGREEMENT” means the written or electronic agreement evidencing an Award granted to a Participant under the Plan. As determined by the Committee, each Agreement shall consist of either (i) a written agreement in a form approved by the Committee and executed on behalf of the Company by an officer duly authorized to act on its behalf, or (ii) an electronic notice of Award in a form approved by the Committee and recorded by the Company (or its designee) in an electronic recordkeeping system used for the purpose of tracking Awards, and if required by the Committee, executed or otherwise electronically accepted by the recipient of the Award in such form and manner as the Committee may require. The Committee may authorize any officer of the Company (other than the particular Award recipient) to execute any or all Agreements on behalf the Company.
“ANNUAL INCENTIVE AWARD” mean an Award under Article 10 that entitles the Participant to receive a payment in cash or other property specified by the Committee to the extent performance goals are achieved.

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“AWARD” means an award granted to a Participant under the Plan that consists of one or more Incentive Stock Options, Nonqualified Stock Options, Stock Appreciation Rights, Restricted Stock, Restricted Stock Units, Performance Shares, Performance Units, Other Awards, Annual Incentive Awards, or a combination of these.
“BOARD” means the Board of Directors of the Company.
“CAUSE” means, unless provided otherwise in the Agreement, (i) the Participant’s material fraud, malfeasance, gross negligence, or willful misconduct with respect to business affairs of the Employer, which is, or is reasonably likely to be if such action were to become known by others, directly or materially harmful to the business or reputation of the Employer; (ii) the Participant’s conviction of or failure to contest prosecution for a felony or a crime involving fraud, embezzlement, theft or moral turpitude; (iii) the Participant’s breach of the Agreement (including, without limitation, any provisions relating to maintaining confidential information and not soliciting the Employer’s employees and customers); or (iv) the willful and continued failure or habitual neglect by the Participant to perform his duties with the Employer substantially in accordance with the operating and personnel policies and procedures of the Employer. “Cause” shall be determined by the Committee in its sole discretion. Notwithstanding the foregoing, if the Participant has entered into an employment agreement with the Employer that is binding as of the date of employment termination, and if such employment agreement defines “Cause,” then the definition of “Cause” in such agreement shall apply to the Participant for Awards under this Plan.
“CHANGE IN CONTROL” means the occurrence of one of the following events:
(a) The acquisition (other than from the Company) by any Person of beneficial ownership (within the meaning of Rule 13d- 3 promulgated under the Exchange Act (but without regard to any time period specified in Rule 13d-3(d)(l)(i))), of thirty-five percent (35%) or more of the combined voting power of then outstanding securities of the Company entitled to vote generally in the election of directors (the “Outstanding Company Voting Securities”); excluding, however, (1) any acquisition by the Company or (2) any acquisition by an employee benefit plan (or related trust) sponsored or maintained by the Company or any corporation controlled by the Company;
(b) A majority of the members of the Board is replaced during any 12- month period by directors whose appointment or election is not endorsed by a majority of the members of the Board before the date of the appointment or election; or
(c) Consummation by the Company of a reorganization, merger, or consolidation or sale of all or substantially all of the assets of the Company (a “Transaction”); excluding, however, a Transaction pursuant to which all or substantially all of the individuals or entities who are the beneficial owners, respectively, of the Outstanding Company Voting Securities immediately prior to such Transaction will beneficially own, directly or indirectly, more than fifty percent (50%) of the combined voting power of the outstanding securities of such corporation entitled to vote generally in the election of directors of the corporation resulting from such Transaction (including, without limitation, a corporation which as a result of such transaction owns the Company or all or substantially all of the Company’s assets either directly or indirectly) in substantially the same proportions relative to each other as their ownership, immediately prior to such Transaction, of the Outstanding Company Voting Securities.
Notwithstanding the foregoing, for purposes of any 409A Award, if that Award provides for a change in the time or form of payment upon a Change in Control, then no Change in Control shall be deemed to have occurred upon an event described above unless the event would also constitute a change in ownership of the Company, a change in effective control of the Company, or a change in ownership of a substantial portion of the Company’s assets under Code section 409A.
“CODE” means the Internal Revenue Code of 1986, as now in effect and as hereafter amended from time to time. Any reference to a particular section of the Code includes any applicable regulations promulgated under that section. All citations to sections of the Code are to such sections as they may from time to time be amended or renumbered.

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“COMMITTEE” means the Compensation Committee of the Board or such other committee consisting of two or more members of the Board as may be appointed by the Board from time to time to administer this Plan pursuant to Article 3. If the Common Stock is traded on the NASDAQ or the NYSE, all of the members of the Committee shall be independent directors within the meaning of the NASDAQ’s or NYSE’s listing standards (as applicable). If any member of the Committee does not qualify as a “Non-Employee Director” within the meaning of Rule 16b-3 under the Exchange Act, the Board shall appoint a subcommittee of the Committee, consisting of at least two Non-Employee Directors to grant Awards to Insiders; each member of such subcommittee shall be a Non-Employee Director. References to the Committee in the Plan shall include and, as appropriate, apply to any such subcommittee.
“COMMON STOCK” means the Common Stock of the Company, and any other shares into which such stock may be changed by reason of a recapitalization, reorganization, merger, consolidation or any other change in the corporate structure or capital stock of the Company.
“COMPANY” means PROG Holdings, Inc., a Georgia corporation, and its successors and assigns.
“DISABILITY” means, with respect to any Incentive Stock Option, a disability as determined under Code section 22(e)(3), and with respect to any other Award, unless provided otherwise in an Agreement (in which case such definition shall apply for purposes of the Plan with respect to that particular Award), (i) with respect to a Participant who is eligible to participate in a program of long-term disability insurance maintained by the Employer, the date on which the insurer or administrator under such program of long-term disability insurance determines that the Participant is eligible to commence benefits under such program, and (ii) with respect to any Participant (including a Participant who is eligible to participate in a program of long-term disability insurance maintained by the Employer), the Participant’s inability, due to physical or mental injury or illness, to perform the essential functions of his position with or without reasonable accommodation for a period of one hundred eighty (180) days, whether or not consecutive, occurring within any period of twelve (12) consecutive months, subject to any limitation imposed by federal, state or local laws, including, without limitation, the American with Disabilities Act.
Notwithstanding the preceding provisions of this definition or anything in any Agreement to the contrary, to the extent any provision of this Plan or an Agreement would cause a payment of a 409A Award to be made because of the Participant’s Disability, then there shall not be a Disability that triggers payment until the date (if any) that the Participant is disabled within the meaning of Code section 409A(a)(2)(C). Any payment that would have been made except for the application of the preceding sentence shall be made in accordance with the payment schedule that would have applied in the absence of a Disability (and other Participant rights that are tied to a Disability, such as vesting, shall not be affected by the prior sentence).
“EFFECTIVE DATE” shall have the meaning ascribed to such term in Section 1.4 hereof.
“EMPLOYEE” means any individual whom the Employer treats as a common law employee for payroll tax purposes, either within or outside the United States.
“EMPLOYER” means the Company and the Subsidiaries.
“EXCHANGE ACT” means the Securities Exchange Act of 1934, as now in effect and as hereafter amended from time to time. Any reference to a particular section of the Exchange Act includes any applicable regulations promulgated under that section. All citations to sections of the Exchange Act or rules thereunder are to such sections or rules as they may from time to time be amended or renumbered.
“FAIR MARKET VALUE” of a share of Common Stock of the Company means, as of the date in question,
(a) if the Common Stock is listed for trading on the NASDAQ, the closing sale price of a share of Common Stock on such date, as reported by the NASDAQ or such other source as the Committee deems reliable, or if no such reported sale of the Common Stock shall have occurred on such date, on the last day prior to such date on which there was such a reported sale;

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(b) if the Common Stock is listed for trading on the NYSE, the closing sale price of a share of Common Stock on such date, as reported by the NYSE or such other source as the Committee deems reliable, or if no such reported sale of the Common Stock shall have occurred on such date, on the last day prior to such date on which there was such a reported sale;
(c) if the Common Stock is not listed for trading on the NASDAQ or the NYSE but is listed for trading on another national securities exchange, the closing sale price of a share of Common Stock on such date as reported on such exchange, or if no such reported sale of the Common Stock shall have occurred on such date, on the last day prior to such date on which there was such a reported sale;
(d) if the Common Stock is not listed for trading on a national securities exchange but nevertheless is publicly traded and reported (through the OTC Bulletin Board or otherwise), the closing sale price of a share of Common Stock on such date, or if no such reported sale of the Common Stock shall have occurred on such date, on the last day prior to such date on which there was such a reported sale; or
(e) if the Common Stock is not publicly traded and reported, the fair market value as established in good faith by the Committee or the Board.
For purposes of subsection (c) above, if the Common Stock is not traded on the NASDAQ or the NYSE but is traded on more than one other securities exchange on the given date, then the largest exchange on which the Common Stock is traded shall be referenced to determine Fair Market Value.
Notwithstanding the foregoing but subject to the next paragraph, if the Committee determines in its discretion that an alternative definition of Fair Market Value should be used in connection with the grant, exercise, vesting, settlement or payout of any Award, it may specify such alternative definition in the Agreement applicable to the Award. Such alternative definition may include a price that is based on the opening, actual, high, low, or average selling prices of a share of Common Stock on the NASDAQ or other securities exchange on the given date, the trading date preceding the given date, the trading date next succeeding the given date, or an average of trading days.
Notwithstanding the foregoing, (i) in the case of an Option or SAR, Fair Market Value shall be determined in accordance with a definition of fair market value that permits the Award to be exempt from Code section 409A; and (ii) in the case of an Option that is intended to qualify as an ISO under Code section 422, Fair Market Value shall be determined by the Committee in accordance with the requirements of Code section 422.
“INCENTIVE STOCK OPTION” or “ISO” means an Option that is designated as an “incentive stock option” and intended to meet the requirements of Code section 422.
“INSIDER” shall mean an individual who is, on the relevant date, subject to the reporting requirements of Exchange Act section 16(a).
“NASDAQ” means The NASDAQ Stock Market LLC or its successor.
“NON-EMPLOYEE” means any consultant or advisor, other than an Employee or Non-Employee Director, who provides bona fide services to the Employer not in connection with the offer or sale of securities in a capital raising transaction.
“NON -EMPLOYEE DIRECTOR” means any individual who is a member of the Board and who is not also employed by the Employer.
“NONQUALIFIED STOCK OPTION” or “NQSO” means any Option that is not designated as an “incentive stock option” or that otherwise does not meet the requirements of Code section 422.
“NYSE” means the New York Stock Exchange or its successor.
“OPTION” means an Award granted under Article 5 that is either an Incentive Stock Option or a Nonqualified Stock Option. An Option shall be designated as either an Incentive Stock Option or a Nonqualified Stock Option, and in the absence of such designation, shall be treated as a Nonqualified Stock Option.

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“OPTION EXERCISE PRICE” means the price at which a share of Common Stock may be purchased by a Participant pursuant to the exercise of an Option.
“OTHER AWARD” means any form of equity-based or equity-related award, other than an Option, a Stock Appreciation Right, Restricted Stock, a Restricted Stock Unit, a Performance Share, a Performance Unit or an Annual Incentive Award, that is granted pursuant to Article 9.
“PARTICIPANT” means an Employee, Non-Employee or Non-Employee Director who is eligible to receive or has received an Award under this Plan.
“PERFORMANCE PERIOD” shall have the meaning ascribed to such term in Section 8.3.
“PERFORMANCE SHARE” means an Award under Article 8 of the Plan that is valued by reference to a share of Common Stock, which value may be paid to the Participant by delivery of cash or other property as the Committee shall determine upon achievement of such performance objectives during the relevant Performance Period as the Committee shall establish at the time of such Award or thereafter.
“PERFORMANCE UNIT” means an Award under Article 8 of the Plan that has a value set by the Committee (or that is determined by reference to a valuation formula specified by the Committee), which value may be paid to the Participant by delivery of cash or other property as the Committee shall determine upon achievement of such performance objectives during the relevant Performance Period as the Committee shall establish at the time of such Award or thereafter.
“PERMITTED TRANSFEREE” means any members of the immediate family of the Participant (i.e., spouse, children, and grandchildren), any trusts for the benefit of such family members or any partnerships whose only partners are such family members.
“PERSON” means any “person” or “group” as those terms are used in Exchange Act Sections 13(d) and 14(d).
“PLAN” means the PROG Holdings, Inc. Amended and Restated 2015 Equity and Incentive Plan, the 2020 Amendment and Restatement and the 2022 Amendment and Restatement set forth in this document and as it may be amended from time to time.
“PRIOR PLAN” means the Aaron’s, Inc. 2001 Stock Option and Incentive Award Plan, as it may be amended from time to time.
“RESTRICTED STOCK” means an Award of shares of Common Stock under Article 7 of the Plan, which shares are issued with such restrictions as the Committee, in its sole discretion, may impose.
“RESTRICTED STOCK UNIT” or “RSU” means an Award under Article 7 of the Plan that is valued by reference to a share of Common Stock, which value may be paid to the Participant by delivery of cash or other property as the Committee shall determine and that has such restrictions as the Committee, in its sole discretion, may impose.
“RESTRICTION PERIOD” means the period commencing on the date an Award of Restricted Stock or an RSU is granted and ending on such date as the Committee shall determine, during which time the Award is subject to forfeiture as provided in the Agreement.
“SHARE POOL” shall have the meaning ascribed to such term in in Section 4.1.
“STOCK APPRECIATION RIGHT” or “SAR” means an Award granted under Article 6 that provides for delivery of cash or other property as the Committee shall determine with a value equal to the excess of the Fair Market Value of a share of Common Stock on the day the Stock Appreciation Right is exercised over the specified exercise price.
“SUBSIDIARY” means a corporation or other entity of which outstanding shares or ownership interests representing fifty percent (50%) or more of the combined voting power of such corporation or other entity entitled to elect the management thereof are owned directly or indirectly by the Company. With respect to all purposes of the Plan, including but not limited to, the establishment, amendment, termination, operation and administration of the Plan, the Company and the Committee shall be authorized to act on behalf of all other entities included within the definition of “Subsidiary.”

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ARTICLE 3. ADMINISTRATION; POWERS OF THE COMMITTEE
3.1 General. This Plan shall be administered by the Committee.
3.2 Authority of the Committee.
(a) Subject to the provisions of the Plan, the Committee shall have the full and discretionary authority to (i) select the persons who are eligible to receive Awards under the Plan, (ii) determine the form and substance of Awards made under the Plan and the conditions and restrictions, if any, subject to which such Awards will be made, (iii) modify the terms of Awards made under the Plan, (iv) interpret, construe and administer the Plan and Awards granted thereunder, (v) make any adjustments necessary or desirable in connection with Awards made under the Plan to eligible Participants located outside the United States, and (vi) adopt, amend, or rescind such rules and regulations, and make such other determinations, for carrying out the Plan as it may deem appropriate.
(b) The Committee may correct any defect, supply any omission or reconcile any inconsistency in the Plan or any Agreement in the manner and to the extent it shall deem desirable to carry it into effect.
(c) Decisions of the Committee on all matters relating to the Plan shall be in the Committee’s sole discretion and shall be conclusive, final and binding on all parties. The validity, construction, and effect of the Plan and any rules and regulations relating to the Plan shall be determined in accordance with applicable federal and state laws and rules and regulations promulgated pursuant thereto.
(d) In the event the Company shall assume outstanding equity awards or the right or obligation to make such awards in connection with the acquisition of another corporation or business entity, the Committee may, in its discretion, make such adjustments in the terms of Awards as it shall deem equitable and appropriate to prevent dilution or enlargement of benefits intended to be made under the Plan.
(e) Notwithstanding the foregoing, all Awards under the Plan must provide for a minimum vesting and/or performance period of at least one-year from the date of grant; provided, however, that the Committee may grant up to five percent (5%) of the Share Pool as Awards without a minimum vesting and/or performance period.
(f) In making any determination or in taking or not taking any action under the Plan, the Committee may obtain and may relay on the advice of experts, including but not limited to employees of the Company and professional advisors.
3.3 Rules for Foreign Jurisdictions. Notwithstanding anything in the Plan to the contrary, the Committee may, in its sole discretion, (i) amend or vary the terms of the Plan in order to conform such terms with the requirements of each non-U.S. jurisdiction where a Participant works or resides or to meet the goals and objectives of the Plan; (ii) establish one or more sub-plans for these purposes; and (iii) establish administrative rules and procedures to facilitate the operation of the Plan in such non-U.S. jurisdictions. For purposes of clarity, the terms and conditions contained herein that are subject to variation in a non-U.S. jurisdiction shall be reflected in a written addendum to the Plan with respect to each Participant or group of Participants affected by such non-U.S. jurisdiction.
3.4 Delegation of Authority. The Committee may, in its discretion, at any time and from time to time, delegate to one or more of its members such of its authority as it deems appropriate (provided that any such delegation shall be to at least two members of the Committee with respect to Awards to Insiders). The Committee may, at any time and from time to time, delegate to one or more other members of the Board such of its authority as it deems appropriate. To the extent permitted by law and applicable stock exchange rules, the Committee may also delegate its authority to one or more persons who are not members of the Board, except that no such delegation will be permitted with respect to Insiders.
3.5 Agreements. Each Award granted under the Plan shall be evidenced by an Agreement. Each Agreement shall be subject to and incorporate, by reference or otherwise, the applicable terms and conditions of the Plan, and any other terms and conditions, not inconsistent with the Plan, as may be imposed by the Committee, including without limitation, provisions related to the consequences of termination of employment. Each Agreement shall

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specify the period over which the Award will vest or with respect to which any risk of substantial forfeiture will lapse. A copy of the Agreement shall be provided to the Participant, and the Committee may, but need not, require that the Participant sign (or otherwise acknowledge receipt of) a copy of the Agreement or a copy of a notice of grant. Each Participant may be required, as a condition to receiving an Award under this Plan, to enter into an agreement with the Company containing such non-compete, confidentiality, and/or non-solicitation provisions as the Committee may adopt and approve from time to time (as so modified or amended, the “Non-Compete Agreement”). The provisions of the Non-Compete Agreement may also be included in, or incorporated by reference in, the Agreement.
3.6 Indemnification. No member or former member of the Committee or the Board or person to whom the Committee has delegated responsibility under the Plan shall be liable for any action or determination made in good faith with respect to the Plan or any Award granted under it. The Company shall indemnify and hold harmless each member and former member of the Committee and the Board against all cost or expense (including counsel fees and expenses) or liability (including any sum paid in settlement of a claim with the approval of the Board) arising out of any act or omission to act in connection with the Plan, unless arising out of such member’s or former member’s own willful misconduct, fraud, bad faith or as expressly prohibited by statute. Such indemnification shall be in addition (without duplication) to any rights to indemnification or insurance the member or former member may have as a director or under the by-laws of the Company or otherwise.
ARTICLE 4. SHARES AVAILABLE UNDER THE PLAN
4.1 Number of Shares. As of the Effective Date, and subject to adjustment as provided in this Section 4.1 and in Section 4.3, the aggregate number of shares of Common Stock that are available for issuance pursuant to Awards granted under the Plan is 4,000,000 shares of Common Stock, plus the number of shares of Common Stock available for issuance under the Plan immediately before the Effective Date (the “Share Pool”). All of the Share Pool may, but is not required to, be issued pursuant to Incentive Stock Options. If Awards are granted in substitution or assumption of awards of an entity acquired, by merger or otherwise, by the Company (or any Subsidiary), to the extent such grant shall not be inconsistent with the terms, limitations and conditions of Code section 422, Exchange Act Rule 16b-3 or applicable NASDAQ or NYSE rules, the number of shares subject to such substitute or assumed Awards shall not increase or decrease the Share Pool.
The shares issued pursuant to Awards under the Plan shall be made available from shares currently authorized but unissued or shares currently held (or subsequently acquired) by the Company as treasury shares, including shares purchased in the open market or in private transactions.
The following rules shall apply for purposes of the determination of the number of shares of Common Stock available for grants of Awards under the Plan:
(a) Each Option shall be counted as one share subject to an Award and deducted from the Share Pool.
(b) Each share of Restricted Stock, each Restricted Stock Unit that may be settled in shares of Common Stock, and each Other Award that may be settled in shares of Common Stock shall be counted as one share subject to an Award and deducted from the Share Pool. Restricted Stock Units and Other Awards that may not be settled in shares of Common Stock shall not result in a deduction from the Share Pool.
(c) Each Performance Share that may be settled in shares of Common Stock shall be counted as one share subject to an Award, based on the number of shares that would be paid under the Performance Share for achievement of target performance, and deducted from the Share Pool. Each Annual Incentive Award and each Performance Unit that may be settled in shares of Common Stock shall be counted as a number of shares subject to an Award, based on the number of shares that would be paid under the Annual Incentive Award or Performance Unit for achievement of target performance, with the number determined by dividing the value of the Annual Incentive Award or Performance Unit at the time of grant by the Fair Market Value of a share of Common Stock at the time of grant, and this number shall be deducted from the Share Pool. In the event that the Award (of Performance Shares, Performance Units or an Annual Incentive Award) is later settled based on above-target performance, the additional number of shares of Common Stock corresponding to the above-

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target performance, calculated pursuant to the applicable methodology specified above, shall be deducted from the Share Pool at the time of such settlement; in the event that the Award is later settled based on below-target performance, the difference between the number of shares of Common Stock awarded based on the below-target performance and the number previously deducted from the Share Pool based on the target performance, calculated pursuant to the applicable methodology specified above, shall be added back to the Share Pool. Annual Incentive Awards, Performance Shares and Performance Units that may not be settled in shares of Common Stock shall not result in a deduction from the Share Pool.
(d) Each Stock Appreciation Right that may be settled in shares of Common Stock shall be counted as one share subject to an Award and deducted from the Share Pool. Stock Appreciation Rights that may not be settled in shares of Common Stock shall not result in a reduction from the Share Pool.
(e) If, for any reason, any shares subject to an Award under the Plan are not issued or are returned to the Company, for reasons including, but not limited to, a forfeiture of Restricted Stock or a Restricted Stock Unit, or the termination, expiration or cancellation of an Option, Stock Appreciation Right, Restricted Stock, Restricted Stock Unit, Performance Share, Performance Unit, or Other Award, or settlement of any Award in cash rather than shares, such shares shall again be available for Awards under the Plan and, if originally deducted from the Share Pool, shall be added back to the Share Pool.
(f) If, for any reason, after the Record Date any shares subject to an award under the Prior Plan are not issued or are returned to the Company, for reasons including, but not limited to, a forfeiture of restricted stock or a restricted stock unit, or the termination, expiration or cancellation of an option, stock appreciation right, restricted stock, restricted stock unit, performance share, performance unit, or other award, or settlement of any award in cash rather than shares, such shares shall be available for Awards under the Plan and shall be added to the Share Pool.
(g) Notwithstanding anything to contrary contained herein, if the Option Exercise Price, purchase price and/or tax withholding obligation under an Award is satisfied by the Company retaining shares or by the Participant tendering shares (either by actual delivery or attestation), the number of shares so retained or tendered shall be deemed delivered for purposes of determining the Share Pool and shall not be available for further Awards under the Plan. To the extent an SAR that may be settled in shares of Common Stock is, in fact, settled in shares of Common Stock, the gross number of shares subject to such Stock Appreciation Right shall be deemed delivered for purposes of determining the Share Pool and shall not be available for further Awards under the Plan. Similarly, after the Record Date, if the option exercise price, purchase price and/or tax withholding obligation under a Prior Plan award is satisfied by the Company retaining shares or by the holder tendering shares (either by actual delivery or attestation), the number of shares so retained or tendered shall be deemed delivered for purposes of determining the Share Pool and shall not be available for further Awards under the Plan. Shares reacquired by the Company on the open market or otherwise using cash proceeds from the exercise of Options or, after the Record Date, options under any Prior Plan, shall not be added back to the Share Pool.
4.2 Individual Limits. Subject to adjustment as provided in Section 4.3, the maximum number of Options and Stock Appreciation Rights that, in the aggregate, may be granted in any one fiscal year of the Company to any one Participant shall be one million (1,000,000). The multipliers specified in subsections (a) through (g) of Section 4.1 shall not apply for purposes of applying the foregoing individual limitation of this Section 4.2.
4.3 Adjustment of Shares. If any change in corporate capitalization, such as a stock split, reverse stock split, stock dividend, or any corporate transaction such as a reorganization, reclassification, merger or consolidation or separation, including a spin-off, of the Company or sale or other disposition by the Company of all or a portion of its assets, any other change in the Company’s corporate structure, or any distribution to shareholders (other than an ordinary cash dividend) results in the outstanding shares of Common Stock, or any securities exchanged therefor or received in their place, being exchanged for a different number or class of shares or other securities of the Company, or for shares of stock or other securities of any other corporation (or new, different or additional shares or other securities of the Company or of any other corporation being received by the holders of

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outstanding shares of Common Stock), or a material change in the value of the outstanding shares of Common Stock as a result of the change, transaction or distribution, then the Committee shall make equitable adjustments, as it determines are necessary and appropriate to prevent the enlargement or dilution of benefits intended to be made available under the Plan, in:
(a) the number and class of stock or other securities that comprise the Share Pool as set forth in Section 4.1, including, without limitation, with respect to Incentive Stock Options;
(b) the limitations on the aggregate number of shares of Common Stock that may be awarded to any one Participant under various Awards as set forth in Section 4.2;
(c) the number and class of stock or other securities subject to outstanding Awards, and which have not been issued or transferred under an outstanding Award;
(d) the Option Exercise Price under outstanding Options, the exercise price under outstanding Stock Appreciation Rights, and the number of shares of Common Stock to be transferred in settlement of outstanding Awards; and
(e) the terms, conditions or restrictions of any Award and Agreement, including but not limited to the price payable for the acquisition of shares of Common Stock.
It is intended that, if possible, any adjustment contemplated above shall be made in a manner that satisfies applicable legal requirements as well as applicable requirements with respect to taxation (including, without limitation and as applicable in the circumstances, Code section 424, and Code section 409A) and accounting (so as to not trigger any charge to earnings with respect to such adjustment).
Without limiting the generality of the above, any good faith determination by the Committee as to whether an adjustment is required in the circumstances and the extent and nature of any such adjustment shall be final, conclusive and binding on all persons.
ARTICLE 5. STOCK OPTIONS
5.1 Grant of Options. Subject to the terms and provisions of the Plan, the Committee may from time to time grant Options to eligible Participants. The Committee shall have sole discretion in determining the number of shares subject to Options granted to each Participant. The Committee may grant a Participant ISOs, NQSOs or a combination thereof, and may vary such Awards among Participants; provided that the Committee may grant Incentive Stock Options only to individuals who are employees (within the meaning of Code section 3401(c)) of the Company or its subsidiaries (as defined for this purpose in Code section 424(f)). Notwithstanding anything in this Article 5 to the contrary, except for Options that are specifically designated as intended to be subject to Code section 409A, the Committee may only grant Options to individuals who provide direct services on the date of grant of the Options to the Company or another entity in a chain of entities in which the Company or another such entity has a controlling interest (within the meaning of Treasury Regulation section l .409A-1(b)(5)(iii)(e)) in each entity in the chain.
5.2 Agreement. Each Option grant shall be evidenced by an Agreement that shall specify the Option Exercise Price, the duration of the Option, the number of shares of Common Stock to which the Option pertains, the conditions upon which the Option shall become vested and exercisable and such other provisions as the Committee shall determine. The Option Agreement shall further specify whether the Award is intended to be an ISO or an NQSO. Any portion of an Option that is not designated in the Agreement as an ISO or otherwise fails or is not qualified as an ISO (even if designated as an ISO) shall be an NQSO. Dividend equivalents shall not be paid with respect to Options.
5.3 Option Exercise Price. The per share Option Exercise Price for each Option shall not be less than one hundred percent (100%) of the Fair Market Value of a share of Common Stock on the date the Option is granted. Notwithstanding the foregoing, an Option may be granted with an Option Exercise Price lower than set forth in the preceding sentence if such Option is granted pursuant to an assumption or substitution for another Option in a manner satisfying the provisions of Code section 424(a) relating to a corporate merger, consolidation,

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acquisition of property or stock, separation, reorganization, spinoff, or liquidation; provided that the Committee determines that such Option Exercise Price is appropriate to preserve the economic benefit of the replaced award and will not impair the exemption of the Option from Code section 409A (unless the Committee clearly and expressly foregoes such exemption at the time the Option is granted).
5.4 Duration of Options. Each Option shall expire at such time as the Committee shall determine at the time of grant; provided, however, that no Option shall be exercisable later than the tenth (10th) anniversary of its grant date. If an Agreement does not specify an expiration date, the Option’s expiration date shall be the tenth (10th) anniversary of its grant date.
5.5 Exercise of Options. Options shall be exercisable at such times and be subject to such restrictions and conditions as the Committee shall specify, including conditions related to the employment of the Participant with the Employer or provision of services by the Participant to the Employer, which need not be the same for each grant or for each Participant. The Committee may provide in the Agreement for automatic exercise on a certain date and/or for accelerated vesting and other rights upon the occurrence of events specified in the Agreement.
5.6 Payment. Options shall be exercised, in whole or in part, by the delivery of a written or electronic notice of exercise to the Company or its designated representative in the form prescribed by the Company, setting forth the number of shares of Common Stock with respect to which the Option is to be exercised and satisfying any requirements that the Committee may apply from time to time. Full payment of the Option Exercise Price for such shares (less any amount previously paid by the Participant to acquire the Option) must be made on or prior to the Payment Date, as defined below. The Option Exercise Price shall be paid to the Company in United States dollars either: (a) in cash, (b) by check, bank draft, money order or other cash equivalent approved by the Committee, (c) unless not permitted by the Committee, by tendering previously acquired shares of Common Stock (or delivering a certification or attestation of ownership of such shares) having an aggregate Fair Market Value at the time of exercise equal to the total Option Exercise Price (provided that the tendered shares must have been held by the Participant for any period required by the Committee), (d) unless not permitted by the Committee, by cashless exercise as permitted under Federal Reserve Board’s Regulation T, subject to applicable securities law restrictions, (e) by any other means which the Committee determines to be consistent with the Plan’s purpose and applicable law, including a net exercise; or (f) by a combination of the foregoing. “Payment Date” shall mean the date on which a sale transaction in connection with a cashless exercise (whether or not payment is actually made pursuant to a cashless exercise) would have settled in connection with the Option exercise. No certificate or cash representing a share of Common Stock shall be delivered until the full Option Exercise Price has been paid.
5.7 Special Rules for ISOs. The following rules apply notwithstanding any other terms of the Plan.
(a) No ISOs may be granted under the Plan after the tenth (10th) anniversary of the date the Plan was approved by the Board.
(b) In no event shall any Participant who owns (within the meaning of Code section 424(d)) stock of the Company possessing more than ten percent (10%) of the total combined voting power of all classes of stock of the Company or any “parent” or “subsidiary” (within the meaning of Code section 424(e) or (f), respectively) be eligible to receive an ISO (i) at an Option Exercise Price less than one hundred ten percent (110%) of the Fair Market Value of a share of Common Stock on the date the ISO is granted, or (ii) that is exercisable later than the fifth (5th) anniversary date of its grant date.
(c) The aggregate Fair Market Value of shares of Common Stock with respect to which ISOs (within the meaning of Code section 422) granted to a Participant are first exercisable in any calendar year under the Plan and all other incentive stock option plans of the Employer shall not exceed One Hundred Thousand Dollars ($100,000). For this purpose, Fair Market Value shall be determined with respect to a particular ISO on the date on which such ISO is granted. In the event that this One Hundred Thousand Dollar ($100,000) limit is exceeded with respect to a Participant, then ISOs granted under this Plan to such Participant shall, to the extent and in the order required by Treasury Regulations under Code section 422, automatically become NQSOs granted under this Plan.

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(d) Solely for purposes of determining the limit on ISOs that may be granted under the Plan, the provisions of Section 4.1 that replenish the Share Pool shall only be applied to the extent permitted by Code section 422 and the regulations promulgated thereunder.
ARTICLE 6. STOCK APPRECIATION RIGHTS
6.1 Grant of SARs. Subject to the terms and provisions of the Plan, the Committee may grant SARs to Participants in such amounts and upon such terms, and at any time and from time to time, as the Committee shall determine. A Stock Appreciation Right shall entitle the holder, within the specified period (which may not exceed 10 years), to exercise the SAR and receive in exchange therefor a payment having an aggregate value equal to the amount by which the Fair Market Value of a share of Common Stock on the exercise date exceeds the specified exercise price, times the number of shares with respect to which the SAR is exercised. The Committee may provide in the Agreement for automatic exercise on a certain date, for payment of the proceeds on a certain date, and/or for accelerated vesting and other rights upon the occurrence of events specified in the Agreement. Notwithstanding anything in this Article 6 to the contrary, except for SARs that are specifically designated as intended to be subject to Code section 409A, the Committee may only grant SARs to individuals who provide direct services on the date of grant of the SARs to the Company or another entity in a chain of entities in which the Company or another such entity has a controlling interest (within the meaning of Treasury Regulation section 1.409A-l(b)(5)(iii)(e)) in each entity in the chain.
6.2 Agreement. Each SAR grant shall be evidenced by an Agreement that shall specify the exercise price, the duration of the SAR, the number of shares of Common Stock to which the SAR pertains, the conditions upon which the SAR shall become vested and exercisable and such other provisions as the Committee shall determine. Dividend equivalents shall not be paid with respect to SARs.
6.3 Duration of SARs. Each SAR shall expire at such time as the Committee shall determine at the time of grant; provided, however, that no SAR shall be exercisable later than the tenth (10th) anniversary of its grant date. If an Agreement does not specify an expiration date, the SAR’s expiration date shall be the tenth (10th) anniversary of its grant date.
6.4 Payment. The Committee shall have sole discretion to determine in each Agreement whether the payment with respect to the exercise of a Stock Appreciation Right will be in the form of all cash, all shares of Common Stock, or any combination thereof. Unless and to the extent the Committee specifies otherwise, such payment will be in the form of shares of Common Stock. If payment is to be made in shares, the number of shares shall be determined based on the Fair Market Value of a share on the date of exercise. The Committee shall have sole discretion to determine and set forth in the Agreement the timing of any payment made in cash or shares, or a combination thereof, upon exercise of SARs.
6.5 Exercise Price. The exercise price for each Stock Appreciation Right shall be determined by the Committee and shall not be less than one hundred percent (100%) of the Fair Market Value of a share of Common Stock on the date the SAR is granted. Notwithstanding the foregoing, an SAR may be granted with an exercise price lower than set forth in the preceding sentence if such SAR is granted pursuant to an assumption or substitution for another SAR in a manner satisfying the provisions of Code section 424(a) relating to a corporate merger, consolidation, acquisition of property or stock, separation, reorganization, or liquidation; provided that the Committee determines that such SAR exercise price is appropriate to preserve the economic benefit of the replaced award and will not impair the exemption of the SAR from Code section 409A (unless the Committee clearly and expressly foregoes such exemption at the time the SAR is granted).
6.6 Exercise of SARs. SARs shall be exercisable at such times and be subject to such restrictions and conditions as the Committee shall specify, including conditions related to the employment of the Participant with the Employer or provision of services by the Participant to the Employer, which need not be the same for each grant or for each Participant. The Committee may provide in the Agreement for automatic accelerated vesting and other rights upon the occurrence of events specified in the Agreement.

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ARTICLE 7. RESTRICTED STOCK AND RESTRICTED STOCK UNITS
7.1 Grant of Restricted Stock and Restricted Stock Units. Subject to provisions of the Plan, the Committee may from time to time grant Awards of Restricted Stock and RSUs to Participants. Awards of Restricted Stock and RSUs may be made either alone or in addition to or in tandem with other Awards granted under the Plan.
7.2 Agreement. The Restricted Stock or RSU Agreement shall set forth the terms of the Award, as determined by the Committee, including, without limitation, the number of shares of Restricted Stock or the number of RSUs granted; the purchase price, if any, to be paid for such Restricted Stock or RSUs, which may be equal to or less than Fair Market Value of a share and may be zero, subject to such minimum consideration as may be required by applicable law; any restrictions applicable to the Restricted Stock or RSU such as continued service or achievement of performance objectives; the length of the Restriction Period, if any, and any circumstances that will shorten or terminate the Restriction Period; and rights of the Participant to vote with respect to the shares during the Restriction Period. The Restriction Period may be of any duration and the Agreement may provide for lapse of the Restriction Period in monthly or longer installments over the course of the Restriction Period, as determined by the Committee. The Committee shall have sole discretion to determine and specify in each RSU Agreement whether the RSUs will be settled in the form of all cash, all shares of Common Stock, or any combination thereof. Unless and to the extent the Committee specifies otherwise, such settlement will be in the form of shares of Common Stock. Any right to receive dividends or dividend equivalents shall be subject be subject to the same restrictions on vesting and payment as the underlying Award.
7.3 Certificates. Upon an Award of Restricted Stock to a Participant, shares of restricted Common Stock shall be registered in the Participant’s name. Certificates, if issued, may either (i) be held in custody by the Company until the Restriction Period expires or until restrictions thereon otherwise lapse, and/or (ii) be issued to the Participant and registered in the name of the Participant, bearing an appropriate restrictive legend and remaining subject to appropriate stop-transfer orders. If required by the Committee, the Participant shall deliver to the Company one or more stock powers endorsed in blank relating to the Restricted Stock. Upon settlement of an RSU in shares, and, with respect to Restricted Stock, if and when the Restriction Period expires without a prior forfeiture of the Restricted Stock subject to such Restriction Period, unrestricted certificates for such shares shall be delivered to the Participant or registered in the Participant’s name on the Company’s or transfer agent’s records; provided, however, that the Committee may cause such legend or legends to be placed on any such certificates as it may deem advisable under the terms of the Plan and the rules, regulations and other requirements of the Securities and Exchange Commission and any applicable federal or state law. Concurrently with the settlement of RSUs by the delivery of shares and with the lapse of any risk of forfeiture applicable to the Restricted Stock, the Participant shall be required to pay to the Company an amount necessary to satisfy any applicable federal, state and local tax requirements as set out in Article 15 below.
7.4 Dividends and Other Distributions. Except as provided in this Article 7 or in the applicable Agreement, a Participant who receives a Restricted Stock Award shall have (during and after the Restriction Period), with respect to such Restricted Stock Award, all of the rights of a shareholder of the Company, including the right to vote the shares and the right to receive dividends and other distributions to the extent, if any, such shares possess such rights; provided, however, the Committee will require that any dividends on such shares of Restricted Stock (during the Restriction Period) be automatically deferred and reinvested in additional Restricted Stock subject to the same restrictions as the underlying Award, or instead require that dividends and other distributions on Restricted Stock (during the Restriction Period) be paid to the Company for the account of the Participant and held pending and subject to the same restrictions on vesting as the underlying Award; provided, however that to the extent that any dividends are deferred, reinvested or otherwise not paid when such dividends would otherwise normally be paid (i) all terms and conditions for such delayed payment shall be included in the Agreement, and (ii) such deferral, reinvestment or delay in payment of the dividends shall only be allowed to the extent it complies with, or is exempt from, the requirements of Code section 409A. The Committee shall determine whether interest shall be paid on such amounts, the rate of any such interest, and the other terms applicable to such amounts (again, provided that all such terms shall, to the extent required, comply with Code section 409A). A Participant receiving a Restricted Stock Unit Award shall not possess voting rights and shall

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accrue dividend equivalents on such Units only to the extent provided in the Agreement relating to the Award; provided, however, that rights to dividend equivalents shall only be allowed to the extent they comply with, or are exempt from, Code section 409A. The Committee shall require that any such dividend equivalents be subject to the same restrictions on vesting and payment as the underlying Award.
ARTICLE 8. PERFORMANCE SHARES AND UNITS
8.1 Grant of Performance Shares and Performance Units. The Committee may grant Performance Shares and Performance Units to Participants in such amounts and upon such terms, and at any time and from time to time, as the Committee shall determine.
8.2 Agreement. The Performance Share or Performance Unit Agreement shall set forth the terms of the Award, as determined by the Committee, including, without limitation, the number of Performance Shares or Performance Units granted; the purchase price, if any, to be paid for such Performance Shares or Performance Units, which may be equal to or less than Fair Market Value of a share and may be zero, subject to such minimum consideration as may be required by applicable law; the performance objectives applicable to the Performance Shares or Performance Units; and any additional restrictions applicable to the Performance Shares or Performance Units such as continued service. Unless provided otherwise at the time of grant, each Performance Share or Performance Unit shall have a Performance Period of at least one year except that, if any Award is made at the time of the Participant’s commencement of employment with the Employer or on the occasion of a promotion, then the Performance Period may be less than one year. The Committee shall have sole discretion to determine and specify in each Performance Shares or Performance Units Agreement whether the Award will be settled in the form of all cash, all shares of Common Stock, or any combination thereof. Unless and to the extent the Committee specifics otherwise, such settlement will be in the form of shares of Common Stock. Any such shares may be granted subject to any restrictions deemed appropriate by the Committee.
8.3 Value of Performance Shares and Performance Units. Each Performance Unit shall have an initial value that is established by the Committee at the time of grant. Each Performance Share shall have an initial value equal to the Fair Market Value of a share of Common Stock on the date of grant. In addition to any non-performance terms applicable to the Award, the Committee shall set performance objectives in its discretion which, depending on the extent to which they are met, will determine the number and/or value of Performance Shares, Performance Units or both, as applicable, that will be paid out to the Participant. For purposes of this Article 8, the time period during which the performance objectives must be met shall be called a “Performance Period.”
8.4 Earning of Performance Shares and Performance Units. Subject to the terms of this Plan, after the applicable Performance Period has ended, the holder of the Performance Shares or Performance Units shall be entitled to receive a payout of the number and value of Performance Shares or Performance Units, as applicable, earned by the Participant over the Performance Period, if any, to be determined as a function of the extent to which the corresponding performance objectives have been achieved and any applicable nonperformance terms have been met.
8.5 Dividends and Other Distributions. A Participant receiving Performance Shares or Performance Units shall not possess voting rights. A Participant receiving Performance Shares or Performance Units or any other Award that is subject to performance conditions shall accrue dividend equivalents on such Award only to the extent provided in the Agreement relating to the Award; provided, however, that rights to dividend equivalents shall only be allowed to the extent they comply with, or are exempt from, Code section 409A. Any rights to dividends or dividend equivalents on Performance Shares or Performance Units or any other Award subject to performance conditions shall be subject to the same restrictions on vesting and payment as the underlying Award.
ARTICLE 9. OTHER AWARDS
The Committee shall have the authority to specify the terms and provisions of other forms of equity-based or equity-related awards not described in Articles 5 through 8 or Article 10 of this Plan that the Committee determines to be consistent with the purpose of the Plan and the interests of the Company (“Other Awards”). Other Awards may include awards of, or the right to acquire, shares of Common Stock that are not subject to

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forfeiture or other restrictions, which may be awarded in payment of Non-Employee Director fees, in lieu of cash compensation, in exchange for cancellation of a compensation right, as a bonus, or upon the attainment of a performance goal, or otherwise. Other Awards may also provide for cash payments based in whole or in part on the value or future value of shares of Common Stock, for the acquisition or future acquisition of shares of Common Stock, or any combination of the foregoing. Notwithstanding the foregoing, where the value of an Other Award is based on the difference in the value of a share of Common Stock at different points in time, the grant or exercise price shall not be less than one hundred percent (100%) of the Fair Market Value of a share of Common Stock on the date of grant unless the Other Award is granted in replacement for an award previously granted by an entity that is assumed by the Company in a business combination, provided that the Committee determines that the Other Award preserves the economic benefit of the replaced award and is either exempt from or in compliance with the requirements of Code section 409A.
ARTICLE 10. ANNUAL INCENTIVE AWARDS
The Committee may grant Annual Incentive Awards to Participants in such amounts and upon such terms as the Committee shall determine. The Committee may specify the terms and conditions of Annual Incentive Awards in individual Agreements or through the timely adoption of plan rules or other Annual Incentive Award plan documentation. Unless provided otherwise at the time of grant, Annual Incentive Awards shall have a Performance Period of one fiscal year except that, if any Annual Incentive Award is made at the time of the Participant’s commencement of employment with the Employer or on the occasion of a promotion, then the Performance Period may be less than one fiscal year. Unless provided otherwise at the time of grant, Annual Incentive Awards (i) shall be payable in cash, and (ii) are intended to be exempt from Code section 409A as short-term deferrals, and, thus, will be payable no later than 2 1⁄2 months after the end of the Company’s fiscal year to which the Award relates.
ARTICLE 11. PERFORMANCE MEASURES
11.1 In General. The Committee may, in its discretion, include performance objectives in any Award. The performance objectives may include, but are not limited to, levels of, or growth or changes in, or other objective specification of performance with respect to one or more of the following performance criteria:
earnings, earnings before income taxes; earnings before interest and taxes (EBIT); earnings before interest, taxes, depreciation and amortization (EBITDA); earnings before interest, taxes, depreciation, amortization and rent (EBITDAR); gross margin; operating margin; profit margin; market value added; market share; revenue; revenue growth; return measures (including but not limited to return on equity, return on shareholders’ equity, return on investment, return on assets, return on net assets, return on capital, return on sales, and return on invested capital); total shareholder return (either in absolute terms or relative to that of a peer group determined by the Committee); profit; economic profit; capitalized economic profit; operating profit; after-tax profit; net operating profit after tax (NOPAT); pre-tax profit; cash; cash flow measures (including but not limited to operating cash flow; free cash flow; cash flow return; cash flow per share; and free cash flow per share); earnings per share (EPS); consolidated pre-tax earnings; net earnings; operating earnings; segment income; economic value added; net income; net income from continuing operations available to common shareholders excluding special items; operating income; adjusted operating income; assets; sales; net sales; sales volume; sales growth; net sales growth; comparable store sales; sales per square foot; inventory turnover; inventory turnover ratio; productivity ratios; number of active stores/sites (including but not limited to Company-owned stores, franchised stores, and/or retail or merchant stores at which the Company has entered into lease-to-own arrangements during a specified time period); number of customers; invoice volume; debt/capital ratio; return on total capital; cost; unit cost; cost control; expense targets or ratios, charge off levels; operating efficiency; operating expenses; customer satisfaction; improvement in or attainment of expense levels; working capital; working capital targets; improvement in or attainment of working capital levels; debt; debt to equity ratio; debt reduction; capital targets; capital expenditures; price/earnings growth ratio; acquisitions, dispositions, projects or other specific events, transactions or strategic milestones; the Company’s common stock price (and stock price appreciation, either in absolute terms or in relationship to the appreciation among members of a peer group determined by the

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Committee); and book value per share. All criteria may be measured on a Generally Accepted Accounting Principles (“GAAP”) basis, adjusted GAAP basis, or non-GAAP basis. The Committee may provide for a threshold level of performance below which no amount of compensation will be paid, and it may provide for the payment of differing amounts of compensation for different levels of performance. The performance objective for an Award may be described in terms of Company-wide objectives or objectives that are related to a specific division, subsidiary, Employer, department, region, or function in which the participant is employed or as some combination of these (as alternatives or otherwise). A performance objective may be measured on an absolute basis or relative to a pre-established target, results for a previous year, the performance of other corporations, or a stock market or other index. If the Committee specifies more than one individual performance objective for a particular Award, the Committee shall also specify, in writing, whether one, all or some other number of such objectives must be attained.
The Committee may specify such other conditions and criteria as it chooses, and may specify that it can us its negative discretion to decrease the amount that would otherwise be payable under an Award based on the attainment or failure to attain such other conditions and criteria.
11.2 Determinations of Performance. For each Award that has been made subject to a performance objective, within ninety (90) days following the end of each Performance Period, the Committee shall determine whether the performance objective for such Performance Period has been satisfied. When applicable, prior to paying out an Award, the Committee shall also determine whether any performance objective or other conditions or criteria specified to guide the exercise of its negative discretion were satisfied, and thereby make a final determination with respect to the Award. If a performance objective applicable for a Performance Period is not achieved, the Committee in its sole discretion may pay all or a portion of that Award based on such criteria as the Committee deems appropriate, including without limitation individual performance, Company-wide performance or the performance of the specific division, subsidiary, Employer, department, region, or function employing the Participant.
11.3 Adjustments and Exclusions. In determining whether any performance objective has been satisfied, the Committee may include or exclude the effect of any or all extraordinary items and/or other items that are unusual or non-recurring, including but not limited to (i) charges, costs, benefits, gains or income associated with reorganizations or restructurings of the Employer, discontinued operations, goodwill, other intangible assets, long-lived assets (non-cash), real estate strategy (e.g., costs related to lease terminations or facility closure obligations), litigation or the resolution of litigation (e.g., attorneys’ fees, settlements or judgments), or currency or commodity fluctuations; and (ii) the effects of changes in applicable laws, regulations or accounting principles. In addition, the Committee may adjust any performance objective for a Performance Period as it deems equitable to recognize unusual or non-recurring events affecting the Employer, changes in tax laws or regulations or accounting procedures, mergers, acquisitions and divestitures, or any other factors as the Committee may determine. To the extent that a performance objective is based on the price of the Company’s common stock, then in the event of any stock dividend, stock split, combination of shares, recapitalization or other change in the capital structure of the Company, any merger, consolidation, spin-off, reorganization, partial or complete liquidation or other distribution of assets (other than a normal cash dividend), issuance of rights or warrants to purchase securities or any other corporate transaction having an effect similar to any of the foregoing, the Committee shall make or provide for such adjustments in such performance objective as the Committee in its sole discretion may in good faith determine to be equitably required in order to prevent dilution or enlargement of the rights of Participants.
ARTICLE 12. CHANGE IN CONTROL
Unless provided otherwise in an Award Agreement, upon a Change in Control of the Company, each outstanding Option, SAR, Restricted Stock and RSU shall vest as of or immediately prior to the Change in Control if such Award is not assumed or continued or replaced with an Award that constitutes a Replacement Award. “Replacement Award” means an award (A) of the same type (e.g., option, RSU, etc.) as the Award, (B) that has a value at least equal to the value of the Award, (C) that relates to publicly traded equity securities of the Company or its

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successor in the Change in Control or another entity that is affiliated with the Company or its successor following the Change in Control or is payable solely in cash, and (D) the other terms and conditions of which are not less favorable to the Participant than the terms and conditions of the Award (including the provisions that would apply in the event of a subsequent Change in Control). A Replacement Award may be granted only to the extent it does not result in the Award or Replacement Award failing to comply with or be exempt from Code section 409A. Without limiting the generality of the foregoing, the Replacement Award may take the form of a continuation of the Award if the requirements of the two preceding sentences are satisfied.
Unless provided otherwise in an Award Agreement, if the Participant receives a Replacement Award in connection with a Change in Control, and the Participant’s employment is terminated without Cause within two years following the consummation of a Change in Control, outstanding Options, SARs, Restricted Stock and RSUs held by such Participant shall vest on the Participant’s termination date.
With respect to Awards that are subject to one or more performance objectives, the Committee may, in its sole discretion, provide that any such full or prorated Award will be paid under the provisions of this Article 12 prior to when any or all such performance objectives are certified (or without regard to whether they are certified) or may make necessary and appropriate adjustments in the performance objectives.
ARTICLE 13. BENEFICIARY DESIGNATION
To the extent permitted by the Committee, each Participant may, from time to time, name any beneficiary or beneficiaries (who may be named contingently or successively) to whom any vested but unpaid Award is to be paid in case of the Participant’s death. Each such designation shall revoke all prior designations by the same Participant, shall be in a form prescribed by the Company, and will be effective only when filed by the Participant in writing (including electronically if permitted by the Company) with the Company or its designee during the Participant’s lifetime. In the absence of any such designation, benefits remaining unpaid at the Participant’s death shall be paid to the Participant’s spouse, and if the Participant has no surviving spouse, to the Participant’s estate.
ARTICLE 14. DEFERRALS
The Committee may permit a Participant to defer such Participant’s receipt of the payment of cash or the delivery of shares that would otherwise be due to such Participant by virtue of the lapse or waiver of restrictions with respect to RSUs and Other Awards, or the satisfaction of any requirements or objectives with respect to Performance Shares and Performance Units. If any such deferral election is permitted or required, the Committee shall, in its sole discretion, establish rules and procedures for such payment deferrals, which rules and procedures shall comply with Code section 409A. The deferral of Option and SAR gains is prohibited.
ARTICLE 15. WITHHOLDING TAXES
15.1 Tax Withholding. The Company shall have the power and the right to deduct or withhold, or require a Participant to remit to the Company, an amount sufficient to satisfy Federal, state, and local taxes, domestic or foreign, required by law or regulation to be withheld with respect to any taxable event arising as a result of or in connection with this Plan or any Award.
15.2 Share Withholding. Except as otherwise determined by the Committee or provided in the Agreement corresponding to an Award:
(a) With respect to withholding required upon the exercise of Options or SARs, upon the lapse of restrictions on Restricted Stock, the settlement of Restricted Stock Units or Other Awards, upon the achievement of performance objectives related to Annual Incentive Awards, Performance Shares or Performance Units, or upon any other taxable event arising as a result of or in connection with an Award granted hereunder that is settled in shares of Common Stock, unless other arrangements are made with the consent of the Committee, Participants shall satisfy the withholding requirement by having the Company withhold shares of Common Stock having a Fair Market Value on the date the tax is to be determined equal to not more than the amount necessary to satisfy the Company’s withholding obligations at the minimum statutory withholding rates (or at

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any greater rate as may be permitted under accounting standards without resulting in adverse accounting treatment, as determined by the Committee). All such withholding arrangements shall be subject to any restrictions or limitations that the Committee, in its sole discretion, deems appropriate.
(b) A Participant may elect to deliver shares of Common Stock to satisfy, in whole or in part, the withholding requirement. Such an election must be made on or before the date the amount of tax to be withheld is determined. Once made, the election shall be irrevocable. The Fair Market Value of the shares to be delivered will be determined as of the date the amount of tax to be withheld is determined. Such delivery must be made subject to the conditions and pursuant to the procedures established by the Committee with respect to the delivery of shares of Common Stock in payment of the corresponding Option Exercise Price.
(c) A Participant who is subject to the Company’s securities Insider Trading Policy relative to disclosure and trading on inside information, at the time the tax withholding requirement arises with respect to his or her Restricted Stock or, to the extent settled in shares of Common Stock, his or her Restricted Stock Units, Performance Shares, Performance Units, Other Awards, Options or SARs, may elect to satisfy such withholding requirement by delivering payment of the tax required to be withheld in cash or by check on the date on which the amount of tax to be withheld is determined. Once made, the election shall be irrevocable.
ARTICLE 16. AMENDMENT AND TERMINATION
16.1 Amendment or Termination of Plan. The Board or the Committee may at any time terminate and from time to time amend the Plan in whole or in part, but no such action shall materially adversely affect any rights or obligations with respect to any Awards previously granted under the Plan, unless such action is required by applicable law or any listing standards applicable to the Common Stock or the affected Participants consent in writing. To the extent required by Code section 422, other applicable law, and/or any such listing standards, no amendment shall be effective unless approved by the shareholders of the Company.
16.2 Amendment of Agreement. The Committee may, at any time, amend outstanding Agreements in a manner not inconsistent with the terms of the Plan; provided, however, except as expressly permitted or provided for in the Plan or in the Agreement, if such amendment is materially adverse to the Participant, as determined by the Committee, the amendment shall not be effective unless and until the Participant consents, in writing, to such amendment. To the extent not inconsistent with the terms of the Plan, the Committee may, at any time, amend an outstanding Agreement in a manner that is not unfavorable to the Participant (as determined by the Committee) without the consent of such Participant. Except for adjustments as provided in Sections 4.3 or in connection with a Change in Control, the terms of outstanding Awards may not be amended to reduce the exercise price of outstanding Awards or cancel outstanding Options or SARs with per share exercise prices that are more than the Fair Market Value at the time of such cancellation in exchange for cash, other awards, or Options or SARs with an exercise price that is less than the exercise price of the original Options or SARs without shareholder approval.
16.3 Clawback. All Awards under the Plan (and payments and shares in settlement of Awards) shall be subject to clawback by the Company to the extent provided in any policy adopted by the Board including any policy adopted to comply with the requirements of Section 954 of the Dodd-Frank Wall Street Reform and Consumer Protection Act.
16.4 Cancellation of Awards for Detrimental Activity. The Committee may provide in the applicable Agreement or a separate policy that if a Participant engages in detrimental activity, as defined in such Agreement or separate policy, the Committee may, notwithstanding any other provision in this Plan to the contrary, cancel, rescind, suspend, withhold or otherwise restrict or limit any unexpired, unexercised, unpaid or deferred Award as of the first date the Participant engages in the detrimental activity, unless sooner terminated by operation of another term of this Plan or any other agreement. Without limiting the generality of the foregoing, the Agreement or separate policy may also provide that if the Participant exercises an Option or SAR, receives an RSU, Performance Share, Performance Unit, Annual Incentive Award or Other Award payout, or receives or vests in shares of Common Stock under an Award at any time during the time specified in such Agreement or separate policy, the

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Participant shall be required to pay to the Company the excess of the then fair market value of the shares that were received with respect to the Award (or if the Participant previously disposed of such shares, the fair market value of such shares at the time of the disposition) over the total price paid by the Participant for such shares.
16.5 Assumption or Cancellation of Awards Upon a Corporate Transaction.
(a) In the event of a sale of all or substantially all of the assets or stock of the Company, a spinoff, the merger of the Company with or into another corporation such that shareholders of the Company immediately prior to the merger exchange their shares of stock in the Company for cash and/or shares of another entity or any other corporate transaction to which the Committee deems this provision applicable (any such event is referred to as a “Corporate Transaction”), all Awards will be subject to the agreement of merger or consolidation or applicable transaction agreement.
(b) The Committee may, in its discretion, cause each Award to be assumed or for an equivalent Award to be substituted by the successor or spun-off corporation or a parent or subsidiary of such successor corporation and adjusted as appropriate.
(c) In addition or in the alternative, the Committee, in its discretion, may cancel all or certain types of outstanding Awards at or immediately prior to the time of the Corporate Transaction provided that the Committee either (i) provides that the Participant is entitled to a payment (in cash or shares) equal to the value of the Award, as determined below and to the extent there is any such value, or (ii) at least fifteen (15) days prior to the Corporate Transaction (or, if not feasible to provide fifteen (15) days’ notice, within a reasonable period prior to the Corporate Transaction), notifies the Participant that, subject to rescission if the Corporate Transaction is not successfully completed within a certain period, the Award will be terminated and provides the Participant the right to exercise the Option or other Award as to all shares, including shares that would not otherwise be exercisable (or with respect to Restricted Stock, RSUs, Performance Shares, Performance Units, or Other Awards, provides that all restrictions shall lapse) prior to the Corporate Transaction.
(d) For purposes of this provision, the value of the Award shall be measured as of the date of the Corporate Transaction and shall equal the value of the cash, shares or other property that would be payable to the Participant upon exercise or vesting of the Award, as applicable, less the amount of any payment required to be tendered by the Participant upon such exercise. The Committee may adopt such valuation methodologies for outstanding Awards as it deems reasonable in the event of a cash settlement and, in the case of Options, SARs or similar rights, but without limitation on other methodologies, may base such settlement solely upon the excess (if any) of the per share amount payable upon or in respect of such event over the exercise price of such Option or SAR and may cancel each Option or SAR with an exercise price greater than the per share amount payable upon or in respect of such event without any payment to the person holding such Option or SAR. For example, under this provision, in connection with a Corporate Transaction, the Committee can cancel all outstanding Options under the Plan in consideration for payment to the holders thereof of an amount equal to the portion of the consideration that would have been payable to such holders pursuant to the Corporate Transaction if their Options had been fully exercised immediately prior to such Corporate Transaction, less the aggregate Option Exercise Price that would have been payable therefor, or if the amount that would have been payable to the Option holders pursuant to such Corporate Transaction if their Options had been fully exercised immediately prior thereto would be less than the aggregate Option Exercise Price that would have been payable therefor, the Committee can cancel any or all such Options for no consideration or payment of any kind. Payment of any amount payable pursuant to this cancellation provision may be made in cash or, in the event that the consideration to be received in such transaction includes securities or other property, in cash and/or securities or other property in the Committee’s discretion.
(e) Any actions taken under this Section 16.5 shall be valid with respect to a 409A Award only to the extent that such action complies with Code section 409A.

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ARTICLE 17. MISCELLANEOUS PROVISIONS
17.1 Restrictions on Shares. If the Committee determines that the listing, registration or qualification upon any securities exchange or under any law of shares subject to any Award is necessary or desirable as a condition of, or in connection with, the granting of same or the issue or purchase of Shares thereunder, no such Award may be exercised in whole or in part (as applicable), no such Award may be paid out (as applicable) and no shares may be issued pursuant to such Award (as applicable) unless such listing, registration or qualification is effected free of any conditions not acceptable to the Committee. All certificates for shares of Common Stock delivered under the Plan shall be subject to such stop-transfer orders and other restrictions as the Committee may deem advisable under the rules, regulations, and other requirements of the Securities and Exchange Commission, any listing standards applicable to the Common Stock and any applicable federal or state laws, and the Committee may cause a legend or legends to be placed on any such certificates to make appropriate reference to such restrictions. In making such determination, the Committee may rely upon an opinion of counsel for the Company.
Notwithstanding any other provision of the Plan, the Company shall have no liability to deliver any shares under the Plan or make any other distribution of the benefits under the Plan unless such delivery or distribution would comply with all applicable state, federal and foreign laws (including, without limitation and if applicable, the requirements of the Securities Act of 1933), and any applicable requirements of any securities exchange or similar entity.
17.2 Rights of a Shareholder. Except as provided otherwise in the Plan or in an Agreement, no Participant awarded an Option, SAR, RSU, Performance Share, Performance Unit or Other Award shall have any right as a shareholder with respect to any shares covered by such Award prior to the date of issuance to him or her or his or her delegate of a certificate or certificates for such shares or the date the Participant’s name is registered on the Company’s books as the shareholder of record with respect to such shares.
17.3 Transferability. No ISO granted under the Plan may be sold, transferred, pledged, assigned, or otherwise alienated or hypothecated, other than upon the Participant’s death, to a beneficiary in accordance with Article 13 or by will or the laws of descent and distribution. If permitted by the Committee, a Participant may transfer NQSOs to a Permitted Transferee in accordance with procedures approved by the Committee. Except for a permitted transfer of NQSOs by a Participant to a Permitted Transferee, unless the Committee determines otherwise consistent with securities and other applicable laws, rules and regulations, (i) no Award granted under the Plan shall be sold, transferred, pledged, assigned or otherwise alienated or hypothecated by a Participant other than upon the Participant’s death, to a beneficiary in accordance with Article 13 or by will or the laws of descent and distribution, and (ii) each Option and SAR outstanding to a Participant may be exercised during the Participant’s lifetime only by the Participant or his or her guardian or legal representative (provided that Incentive Stock Options may be exercised by such guardian or legal representative only if permitted by the Code and any regulations promulgated thereunder). In the event of a transfer to a Permitted Transferee as permitted under this Section 17.3 or by the Committee, appropriate evidence of any transfer to the Permitted Transferee shall be delivered to the Company at its principal executive office. If all or part of an Award is transferred to a Permitted Transferee, the Permitted Transferee’s rights thereunder shall be subject to the same restrictions and limitations with respect to the Award as the Participant. For the avoidance of doubt, any permitted transfer of an Award will be without payment of consideration by the Permitted Transferee.
17.4 No Fractional Shares. Unless provided otherwise in the Agreement applicable to an Award, no fractional shares of Common Stock shall be issued or delivered pursuant to the Plan or any Award, and any fractional share otherwise payable pursuant to an Award shall be forfeited unless the Agreement provides for payment of cash for such fractional share.
17.5 No Implied Rights. Nothing in the Plan or any Agreement shall confer upon any Participant any right to continue in the employ or service of the Employer, or to serve as a Non-Employee Director thereof, or interfere in any way with the right of the Employer to terminate the Participant’s employment or other service relationship at any time and for any reason. Unless otherwise determined by the Committee, no Award granted under the Plan shall be deemed salary or compensation for the purpose of computing benefits under any employee benefit plan,

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severance program, or other arrangement of the Employer for the benefit of its employees. No Participant shall have any claim to an Award until it is actually granted under the Plan. An Award of any type made in any one year to an eligible Participant shall neither guarantee nor preclude a further grant of that or any other type of Award to such Participant in that year or any subsequent year. To the extent that any person acquires a right to receive payments from the Company under the Plan, such right shall, except as otherwise provided by the Committee, be no greater than the right of an unsecured general creditor of the Company.
17.6 Transfer of Employee. The transfer of an Employee from the Company to a Subsidiary, from a Subsidiary to the Company, or from one Subsidiary to another shall not be considered a termination of employment; nor shall it be considered a termination of employment if an Employee is placed on military, disability or sick leave or such other leave of absence which is considered by the Committee as continuing intact the employment relationship. If an Employee’s employment or other service relationship is with a Subsidiary and that entity ceases to be a Subsidiary of the Company, a termination of employment shall be deemed to have occurred when the entity ceases to be a Subsidiary unless the Employee transfers his or her employment or other service relationship to the Company or its remaining Subsidiaries.
17.7 Expenses of the Plan. The expenses of the Plan shall be borne by the Company. The Company shall not be required to establish any special or separate fund or make any other segregation of assets to assume the payment of any Award under the Plan.
17.8 Compliance with Laws.
(a) The Plan and the grant of Awards shall be subject to all applicable federal and state laws, rules, and regulations and to such approvals by any United States government or regulatory agency as may be required. It is the intent of the Company that the awards made hereunder comply in all respects with Rule 16b-3 under the Exchange Act and that any ambiguities or inconsistencies in construction of the Plan be interpreted to give effect to such intention. Any provision herein relating to compliance with Rule 16b-3 under the Exchange Act shall not be applicable with respect to participation in the Plan by Participants who are not Insiders.
(b) Grandfathered Performance-Based Awards. Notwithstanding anything in the Plan to the contrary, the Committee shall administer any Awards in effect on November 2, 2017 which qualify as “performance-based compensation” under Code section 162(m), as amended the by Tax Cuts and Jobs Act (the “Tax Act”), in accordance with the “grandfathering” transition rules applicable to written binding contracts in effect on November 2, 2017 and shall have the discretion to amend the Plan to conform to the TCJA, all without obtaining further approval from the Company’s shareholders (unless otherwise required by applicable law). Further, this amended and restated Plan is not intended, and shall not be deemed as amending, any such Awards to the extent it would result in the loss of deductibility under the TCJA’s Code section 162(m) “grandfathering” rules.
17.9 Successors. The terms of the Plan and outstanding Awards shall be binding upon the Company and its successors and assigns.
17.10 Tax Elections. Each Participant agrees to give the Committee prompt written notice of any election made by such Participant under Code section 83(b) or any similar provision thereof. Notwithstanding the preceding sentence, the Committee may condition any Award on the Participant’s not making an election under Code section 83(b).
17.11 Uncertificated Shares. To the extent that the Plan provides for issuance of certificates to reflect the transfer of shares of Common Stock, the transfer of such shares may be effected on a non-certificated basis, to the extent not prohibited by applicable law or the rules of any stock exchange on which shares of Common Stock are traded.
17.12 Compliance with Code Section 409A. At all times, this Plan shall be interpreted and operated (i) with respect to 409A Awards in accordance with the requirements of Code section 409A, and (ii) to maintain the exemptions from Code section 409A of Options, SARs and Restricted Stock and any Awards designed to meet the short-term deferral exception under Code section 409A. To the extent there is a conflict between the provisions of the Plan relating to compliance with Code section 409A and the provisions of any Agreement issued under the Plan, the

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provisions of the Plan control. Moreover, any discretionary authority that the Committee may have pursuant to the Plan shall not be applicable to a 409A Award to the extent such discretionary authority would conflict with Code section 409A. In addition, to the extent required to avoid a violation of the applicable rules under Code section 409A by reason of Code section 409A(a)(2)(B)(i), any payment under an Award shall be delayed until the earliest date of payment that will result in compliance with the rules of Code section 409A(a)(2)(B)(i) (regarding the required six (6) month delay for distributions to specified employees that are related to a separation from service). To the extent that a 409A Award provides for payment upon the recipient’s termination of employment as an Employee or cessation of service as a Non-Employee Director or Non-Employee, the 409A Award shall be deemed to require payment upon the individual’s “separation from service” within the meaning of Code section 409A. To the extent any provision of this Plan or an Agreement would cause a payment of a 409A Award to be made because of the occurrence of a change in control, then such payment shall not be made unless such change in control also constitutes a “change in ownership”, “change in effective control” or “change in ownership of a substantial portion of the Company’s assets” within the meaning of Code section 409A. Any payment that would have been made except for the application of the preceding sentence shall be made in accordance with the payment schedule that would have applied in the absence of a change in control. To the extent an Award is a 409A Award and is subject to a substantial risk of forfeiture within the meaning of Code section 409A (or will be granted upon the satisfaction of a condition that constitutes such a substantial risk of forfeiture), any compensation due under the Award (or pursuant to a commitment to grant an Award) shall be paid in full not later than the sixtieth (60th) day following the date on which there is no longer such a substantial risk of forfeiture with respect to the Award (and the Participant shall have no right to designate the year of the payment), unless the Committee shall clearly and expressly provide otherwise at the time of granting the Award. In the event that an Award shall be deemed not to comply with Code section 409A, then neither the Company, the Board, the Committee nor its or their designees or agents, nor any of their affiliates, assigns or successors (each a “protected party”) shall be liable to any Award recipient or other person for actions, inactions, decisions, indecisions or any other role in relation to the Plan by a protected party.
17.13 Legal Construction.
(a) If any provision of this Plan or an Agreement is or becomes or is deemed invalid, illegal or unenforceable in any jurisdiction, or would disqualify the Plan or any Agreement under any law deemed applicable by the Committee, such provision shall be construed or deemed amended to conform to applicable laws or if it cannot be construed or deemed amended without, in the determination of the Committee, materially altering the intent of the Plan or the Agreement, it shall be stricken and the remainder of the Plan or the Agreement shall remain in full force and effect.
(b) Where the context admits, words in any gender shall include the other gender, words in the singular shall include the plural and words in the plural shall include the singular.
(c) To the extent not preempted by federal law, the Plan and all Agreements hereunder shall be construed in accordance with and governed by the laws of the State of Georgia, without giving effect to any choice of law provisions. Unless otherwise provided in the applicable Agreement, the recipient of an Award is deemed to submit to the exclusive jurisdiction and venue of the Federal and state courts of Georgia to resolve any and all issues that may arise out of or relate to the Plan or such Agreement.

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PROG Holdings, Inc. Employee Stock Purchase Plan, as Amended and Restated
SECTION 1 - PURPOSE, SCOPE AND ADMINISTRATION OF THE PLAN
1.1 Establishment of Plan. The Board of Directors of PROG Holdings, Inc. hereby amends and restates the PROG Holdings, Inc. Employee Stock Purchase Plan (as it may be amended from time to time, the “Plan”) to increase the number of available shares.
1.2 Purpose and Scope. The purpose of the Plan is to assist employees of the Company and its Designated Subsidiaries in acquiring a stock ownership interest in the Company pursuant to a plan which is intended to qualify as an “employee stock purchase plan” under Section 423 of the Code and to help such employees provide for their future security and to encourage them to remain in the employment of the Company and its Designated Subsidiaries.
SECTION 2 - DEFINITIONS
Whenever the following terms are used in the Plan, they shall have the meaning specified below unless the context clearly indicates to the contrary. The singular pronoun shall include the plural where the context so indicates.
2.1 “Agent” means the brokerage firm, bank or other financial institution, entity or person(s), if any, engaged, retained, appointed or authorized to act as the agent of the Company or an agent of an Employee with regard to the Plan.
2.2 “Administrator” shall mean the Committee, or such individuals to which authority to provide administrative services under this Plan has been delegated under Section 7.1 hereof.
2.3 “Board” shall mean the Board of Directors of the Company.
2.4 “Code” shall mean the Internal Revenue Code of 1986, as amended.
2.5 “Committee” shall mean the Compensation Committee of the Board.
2.6 “Common Stock” shall mean the common stock, par value $0.50 per share, of the Company.
2.7 “Company” shall mean PROG Holdings, Inc., a Georgia corporation, and its successors and assigns.
2.8 “Compensation” of an Employee shall mean the base salary and wages paid to the Employee from the Company or any Designated Subsidiary on each Payday as compensation for services to the Company or any Designated Subsidiary, before deduction for any deferral contributions made by the Employee to any tax-qualified or nonqualified deferred compensation plan, but excluding bonuses, commissions, military pay, education or tuition reimbursements, imputed income arising under any group insurance or benefit program, travel expenses, business and moving reimbursements, income received in connection with any stock options, restricted stock, restricted stock units, performance shares or other compensatory equity or equity-based awards and all contributions made by the Company or any Designated Subsidiary for the Employee’s benefit under any employee benefit plan now or hereafter established. Such Compensation shall be calculated before deduction of any income or employment tax withholdings but shall be withheld from the Employee’s net income.
2.9 “Designated Subsidiary” shall mean each Subsidiary that has been designated by the Board or the Committee from time to time in its sole discretion as eligible to participate in the Plan, including any Subsidiary in existence

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on the Effective Date and any Subsidiary formed or acquired following the Effective Date, in accordance with Section 7.2 hereof.
2.10 “Effective Date” shall mean April 24, 2022, the date the Plan, as amended and restated herein, was adopted by the Board, contingent upon approval by the Company’s shareholders. The Plan was originally effective March 2, 2018.
2.11 “Eligible Employee” shall mean an Employee who (i) has been employed by the Company or a Designated Subsidiary for at least six (6) months and (ii) customarily works more than twenty (20) hours per week. Notwithstanding the foregoing, the Committee may exclude from participation in the Plan as an Eligible Employee (x) any Employee who is a “highly compensated employee” of the Company or any Designated Subsidiary (within the meaning of Section 414(q) of the Code), or who is such a “highly compensated employee” (A) with compensation above a specified level and/or (B) who is an officer, and/or (y) any Employee who is a citizen or resident of a foreign jurisdiction (without regard to whether such Employee is also a citizen of the United States or a resident alien (within the meaning of Section 7701(b)(1)(A) of the Code)) if either (i) the grant of the Option is prohibited under the laws of the jurisdiction governing such Employee, or (ii) compliance with the laws of the foreign jurisdiction would cause the Plan or the Option to violate the requirements of Section 423 of the Code; provided that any exclusion in clauses (x) and/or (y) shall be applied in an identical manner under each Offering Period to all Employees of the Company and all Designated Subsidiaries, in accordance with Treasury Regulation Section 1.423-2(e).
2.12 “Employee” shall mean any person who renders services to the Company or a Designated Subsidiary as an “employee” within the meaning of Section 3401(c) of the Code pursuant to an employment relationship with such employer. For purposes of the Plan, the employment relationship shall be treated as continuing intact while the individual is on military leave, sick leave or other leave of absence approved by the Company or Designated Subsidiary that meets the requirements of Treasury Regulation Section 1.421-1(h)(2). Where the period of leave exceeds three (3) months, or such other period specified in Treasury Regulation Section 1.421-1(h)(2), and the individual’s right to re-employment is not guaranteed either by statute or by contract, the employment relationship shall be deemed to have terminated on the first day immediately following such three (3)-month period, or such other period specified in Treasury Regulation Section 1.421-1(h)(2).
2.13 “Enrollment Date” shall mean the first date of each Offering Period.
2.14 “Exercise Date” shall mean the last Trading Day of each Offering Period, except as provided in Section 5.3 hereof.
2.15 “Exchange Act” shall mean the U.S. Securities Exchange Act of 1934, as amended.
2.16 “Fair Market Value” shall mean, as of any date, the value of Common Stock determined as follows:
(a) If the Common Stock is (i) listed on any national securities exchange, (including, without limitation, the New York Stock Exchange), (ii) listed on any national market system, or (iii) listed, quoted or traded on any automated quotation system, its Fair Market Value shall be the closing sales price for a share of Common Stock as quoted on such exchange or system for such date or, if there are no sales for a share of Common Stock reported on the date in question, the closing sales price for a share of Stock on the last preceding date for which such quotation exists, as reported in The Wall Street Journal or such other source as the Administrator deems reliable;
(b) If the Common Stock is not listed on a national securities exchange, national market system, or automated quotation system, but the Common Stock is regularly quoted by a recognized securities dealer, its Fair Market Value shall be the mean of the high bid and low asked prices for such date or, if there are no high bid and low asked prices for a share of Common Stock on such date, the high bid and low asked prices for a share of Common Stock on the last preceding date for which such information exists, as reported in The Wall Street Journal or such other source as the Administrator deems reliable; or

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(c) If the Common Stock is neither listed on a national securities exchange, national market system, or automated quotation system, nor regularly quoted by a recognized securities dealer, its Fair Market Value shall be established by the Administrator in good faith.
2.17 “Grant Date” shall mean the first Trading Day of an Offering Period.
2.18 “New Exercise Date” shall have such meaning as set forth in Section 5.3(b) hereof.
2.19 “Offering Period” shall mean such period of time commencing on such date(s) as determined by the Administrator, in its sole discretion, and with respect to which Options shall be granted to Participants. The duration and timing of Offering Periods may be established or changed by the Administrator at any time, in its sole discretion; provided, that unless otherwise determined by the Administrator, each Offering Period shall be six (6) months in duration and the first day of each such Offering Period shall be the first Trading Day of such six (6) month period. Notwithstanding the foregoing, in no event may an Offering Period exceed twenty-seven (27) months.
2.20 “Option” shall mean the right to purchase shares of Common Stock pursuant to the Plan during each Offering Period.
2.21 “Option Price” shall mean the purchase price of a share of Common Stock hereunder as provided in Section 4.2 hereof.
2.22 “Participant” shall mean any Eligible Employee who elects to participate in the Plan.
2.23 “Parent” shall mean any entity that is a parent corporation of the Company within the meaning of Section 424 of the Code and the regulations promulgated thereunder.
2.24 “Payday” shall mean the regular and recurring established day for payment of Compensation to an Employee of the Company or any Designated Subsidiary.
2.25 “Plan” shall have such meaning as set forth in Section 1.1 hereof.
2.26 “Plan Account” shall mean a bookkeeping account established and maintained by the Company in the name of each Participant.
2.27 “Restricted Period” shall mean the one (1) year period from the Exercise Date.
2.28 “Subsidiary” shall mean any entity that is a subsidiary corporation of the Company within the meaning of Section 424 of the Code and the regulations promulgated thereunder. In addition, with respect to any sub-plans adopted under Section 7.1(d) hereof which are designed to be outside the scope of Section 423 of the Code, Subsidiary shall include any corporate or noncorporate entity in which the Company has a direct or indirect equity interest or significant business relationship.
2.29 “Trading Day” shall mean a day on which the principal securities exchange, national market system, or automated quotation system on which the Common Stock is listed is open for trading or, if the Common Stock is not listed on a national securities exchange, shall mean a business day, as determined by the Administrator in good faith.
2.30 “Withdrawal Election” shall have such meaning as set forth in Section 6.1(a) hereof.
SECTION 3 - PARTICIPATION
3.1 Eligibility.
(a) Any Eligible Employee who shall be employed by the Company or a Designated Subsidiary on a given Enrollment Date for an Offering Period shall be eligible to participate in the Plan during such Offering Period, subject to the requirements of Sections 4 and 5 hereof, and the limitations imposed by Section 423(b) of the Code and the regulations promulgated thereunder.
(b) Notwithstanding any provision of the Plan to the contrary, no Eligible Employee shall be granted an Option under the Plan (i) to the extent that, immediately after the grant of the Option, such Eligible Employee (or any

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other person whose stock would be attributed to such Eligible Employee pursuant to Section 424(d) of the Code) would own stock of the Company or any Parent or any Subsidiary and/or hold outstanding options to purchase stock possessing five percent (5%) or more of the total combined voting power or value of all classes of the stock of the Company or any Parent or any Subsidiary, or (ii) to the extent that his or her rights to purchase stock under all employee stock purchase plans (within the meaning of Section 423 of the Code) of the Company or any Parent or any Subsidiary accrues (within the meaning of Section 423(b)(8) of the Code) at a rate that exceeds twenty five thousand dollars ($25,000) of the Fair Market Value of such stock (determined at the time the Option is granted) for each calendar year in which such Option is outstanding at any time, as determined in accordance with Section 423 of the Code and the regulations promulgated thereunder.
3.2 Election to Participate; Payroll Deductions.
(a) An Eligible Employee may become a Participant in the Plan only by means of payroll deduction. Each individual who is an Eligible Employee as of an Offering Period’s Enrollment Date may elect to participate in such Offering Period and the Plan by properly completing a payroll deduction authorization and submitting it to the Company, in accordance with the enrollment procedures established by the Administrator, in its sole discretion.
(b) Subject to Section 3.1(b) hereof, by submitting a payroll deduction authorization, the Eligible Employee authorizes payroll deductions in an amount (i) equal to at least one percent (1%) of the Participant’s Compensation as of each Payday of the Offering Period following the Enrollment Date, but not more than ten percent (10%) of the Participant’s Compensation as of each Payday of the Offering Period following the Enrollment Date (or such other maximum percentage as the Committee may establish from time to time before an Offering Period begins); and (ii) that shall be expressed as a whole number percentage. Amounts deducted from a Participant’s Compensation with respect to an Offering Period pursuant to this Section 3.2 shall be deducted each Payday through payroll deduction and credited to the Participant’s Plan Account.
(c) During an Offering Period, a Participant may decrease (to as low as zero) the amount deducted from such Participant’s Compensation, but only once during such Offering Period. To make such a change, the Participant must submit a new payroll deduction authorization authorizing the new rate of payroll deductions at least 10 calendar days before the Exercise Date for such Offering Period. For the avoidance of doubt, a Participant may not increase the amount deducted from such Participant’s Compensation during an Offering Period.
(d) Notwithstanding the foregoing, upon the termination of an Offering Period, each Participant in such Offering Period shall automatically participate in the immediately following Offering Period at the same payroll deduction percentage as in effect at the termination of the prior Offering Period, unless such Participant delivers to the Company a different election with respect to the successive Offering Period in accordance with Section 3.2(a) hereof, or unless pursuant to Section 6.2 hereof, such Participant has ceased to be an Eligible Employee.
(e) No payroll deduction authorization shall become binding upon the Company until it has been accepted by the Administrator. Only the Administrator is authorized to accept payroll deduction authorizations and the actions of any person other than the Administrator (subject to the Committee’s right to delegate pursuant to Section 7.1(a) hereof) shall be of no effect. The Administrator shall have the right, in its sole discretion, to reject any payroll deduction authorization that (i) does not comply with the requirements of this Plan or the deadlines, forms or procedures developed by the Administrator, or (ii) is submitted by a person who is not an Eligible Employee or whose status as Eligible Employee is suspended or revoked. Such rejection may be effected by not making payroll deductions under this Plan or, if such deductions have been made, by returning, without interest, such amounts to the person for whose benefit such deductions were made. The rejection of a payroll deduction authorization for one or more Offering Periods shall not affect the ability or right of the Administrator to accept or reject a payroll deduction authorization for any subsequent Offering Period.

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SECTION 4 - PURCHASE OF SHARES
4.1 Grant of Option. Each Participant shall be granted an Option with respect to an Offering Period on the applicable Grant Date. Subject to adjustment in accordance with Section 5.3 hereof and the limitations of Section 3.1(b) hereof, the number of shares of Common Stock subject to a Participant’s Option shall be determined by dividing (a) such Participant’s payroll deductions accumulated prior to such Exercise Date and retained in the Participant’s Plan Account on such Exercise Date by (b) the applicable Option Price; provided that in no event shall a Participant be permitted to purchase during each Offering Period more than five hundred (500) shares of Common Stock. The Committee may, for future Offering Periods, increase or decrease, in its sole discretion, the maximum number of shares of Common Stock that a Participant may purchase during such future Offering Periods. Each Option shall expire on the Exercise Date for the applicable Offering Period immediately after the automatic exercise of the Option in accordance with Section 4.3 hereof, unless such Option terminates earlier in accordance with Section 6 hereof.
4.2 Option Price. The “Option Price” per share of Common Stock to be paid by a Participant upon exercise of the Participant’s Option on the applicable Exercise Date for an Offering Period shall be equal to eighty five percent (85%) of the lesser of the Fair Market Value of a share of Common Stock on (a) the applicable Grant Date and (b) the applicable Exercise Date; provided that in no event shall the Option Price per share of Common Stock be less than the par value per share of the Common Stock.
4.3 Purchase of Shares.
(a) On the applicable Exercise Date for an Offering Period, each Participant shall automatically and without any action on such Participant’s part be deemed to have exercised his or her Option to purchase at the applicable per share Option Price the largest number of whole shares of Common Stock which can be purchased with the amount in the Participant’s Plan Account. Any balance less than the per share Option Price that is remaining in the Participant’s Plan Account (after exercise of such Participant’s Option) as of the Exercise Date shall be carried forward to the next Offering Period, unless the Participant has elected to withdraw from the Plan pursuant to Section 6.1 hereof or, unless pursuant to Section 6.2 hereof, such Participant has ceased to be an Eligible Employee. Any balance not carried forward to the next Offering Period in accordance with the prior sentence promptly shall be refunded to the applicable Participant without interest. For the avoidance of doubt, in no event shall an amount greater than or equal to the per share Option Price as of an Exercise Date be carried forward to the next Offering Period.
(b) As soon as practicable following the applicable Exercise Date, the number of shares of Common Stock purchased by such Participant pursuant to Section 4.3(a) hereof shall be delivered (either in share certificate or book entry form), in the Committee’s sole discretion, to either (i) the Participant or (ii) an account established in the Participant’s name at a stock brokerage or other financial services firm designated by the Company. If the Company is required to obtain from any commission or agency authority to issue any such shares of Common Stock, the Company shall seek to obtain such authority. Inability of the Company to obtain from any such commission or agency authority which counsel for the Company deems necessary for the lawful issuance of any such shares shall relieve the Company from liability to any Participant except to refund to the Participant such Participant’s Plan Account balance, without interest thereon.
(c) If the Company is prevented by applicable securities laws from selling stock as of any date, no purchase shall be made on such date and Options shall remain in effect unless withdrawn and the purchases shall occur as soon as practicable after the Administrator determines that restrictions preventing the sale of stock have been removed or otherwise cease to exist; provided, that such Options shall expire and may not be exercised after the expiration of the twenty-seven (27) month period starting on the Grant Date applicable to such Options.
4.4 Transferability of Rights. An Option granted under the Plan shall not be transferable, other than by will or the applicable laws of descent and distribution and is exercisable during the Participant’s lifetime only by the Participant. No option or interest or right to the Option shall be available to pay off any debts, contracts or engagements of the Participant or his or her successors in interest or shall be subject to disposition by pledge,

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encumbrance, assignment or any other means whether such disposition be voluntary or involuntary or by operation of law by judgment, levy, attachment, garnishment or any other legal or equitable proceedings (including bankruptcy), and any attempt at disposition of the option shall have no effect.
SECTION 5 - PROVISIONS RELATING TO COMMON STOCK
5.1 Common Stock Reserved. Subject to adjustment as provided in Section 5.3 hereof, a total of five hundred thousand (500,000) shares of Common Stock shall be made available for sale under the Plan as of the Effective Date. Effective on the Effective Date, shares of Common Stock equal to the number of shares of Common Stock available for issuance under the Plan immediately before the Effective Date are also available for issuance under the Plan. Shares of Common Stock made available for sale under the Plan may be authorized but unissued shares, treasury shares of Common Stock, reacquired shares of Common Stock reserved for issuance under the Plan, or shares of Common Stock acquired on the open market.
5.2 Restrictions on Sale. Any shares of Common Stock purchased under the Plan may not be sold, transferred, or otherwise disposed of by a Participant (or their legal representative or estate, as applicable) for the Restricted Period. The Administrator may, in its sole discretion, place additional restrictions on the sale or transfer of shares of Common Stock purchased under the Plan during any Offering Period (including the designation of a new Restricted Period) by notice to all Participants of the nature of such restrictions given in advance of the commencement of such Offering Period. Any certificate issued for shares of Common Stock or book entry evidencing shares of Common Stock pursuant to Section 7.13 hereof that are restricted, shall, in the sole discretion of the Administrator, contain a legend disclosing the nature and duration of the restriction (including a description of the Restricted Period). Any such restrictions and exceptions determined by the Administrator shall be applicable equally to all shares of Common Stock purchased during the Offering Period for which the restrictions are first applicable. In addition, the Restricted Period and such other restrictions and exceptions applicable to the Common Stock shall remain applicable during subsequent Offering Periods unless otherwise determined by the Administrator. If the Administrator should change or eliminate any restrictions for a subsequent Offering Period, notice of such action shall be given to all Participants, in such time and manner as the Administrator deems appropriate.
5.3 Adjustments Upon Changes in Capitalization, Dissolution, Liquidation, Corporate Transaction.
(a) Changes in Capitalization. In the event that any dividend or other distribution (whether in the form of cash, Common Stock, or other property), recapitalization, stock split, reverse stock split, reorganization, merger, consolidation, split-up, spin-off, combination, repurchase, or exchange of Common Stock or other securities of the Company, or other change in the Company’s structure affecting the Common Stock occurs, then in order to prevent dilution or enlargement of the benefits or potential benefits intended to be made available under the Plan, the Committee will, in such manner as it deems equitable, adjust the number of shares and class of Common Stock that may be delivered under the Plan, the Purchase Price per share and the number of shares of Common Stock covered by each outstanding option under the Plan, and the numerical limits of Sections 4.1 and 5.1 hereof.
(b) Dissolution or Liquidation. In the event of the proposed dissolution or liquidation of the Company, the Offering Period then in progress shall be shortened by setting a new Exercise Date (the “New Exercise Date”), and shall terminate immediately prior to the consummation of such proposed dissolution or liquidation, unless provided otherwise by the Committee. The New Exercise Date shall be before the date of the Company’s proposed dissolution or liquidation. The Administrator shall notify each Participant in writing, at least ten 10 business days prior to the New Exercise Date, that the Exercise Date for the Participant’s Option has been changed to the New Exercise Date and that the Participant’s Option shall be exercised automatically on the New Exercise Date, unless prior to such date the Participant has elected to withdraw from the Plan pursuant to Section 6.1 hereof or, pursuant to Section 6.2 hereof, such Participant has ceased to be an Eligible Employee.
(c) Corporate Transaction. In the event of the occurrence of a merger, consolidation, acquisition of property or stock, separation, reorganization or other corporate event described in Section 424 of the Code with respect to

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the Company, each outstanding Option shall be assumed or an equivalent option substituted by the successor corporation or a Parent or Subsidiary of the successor corporation. In the event that the successor corporation refuses to assume or substitute for the Option, any Offering Periods then in progress shall be shortened by setting a New Exercise Date and any Offering Periods then in progress shall end on the New Exercise Date. The New Exercise Date shall be before the date of the Company’s proposed sale or merger. The Administrator shall notify each Participant in writing, at least ten (10) business days prior to the New Exercise Date, that the Exercise Date for the Participant’s Option has been changed to the New Exercise Date and that the Participant’s Option shall be exercised automatically on the New Exercise Date, unless prior to such date the Participant has elected to withdraw from the Plan pursuant to Section 6.1 hereof or, pursuant to Section 6.2 hereof, such Participant has ceased to be an Eligible Employee.
5.4 Insufficient Shares. If the Administrator determines that, on a given Exercise Date, the number of shares of Common Stock with respect to which Options are to be exercised would exceed the number of shares of Common Stock remaining available for sale under the Plan on such Exercise Date, the Administrator shall make a pro rata allocation of the shares of Common Stock available for issuance on such Exercise Date in as uniform a manner as shall be practicable and as the Administrator shall determine in its sole discretion to be equitable among all Participants exercising Options to purchase Common Stock on such Exercise Date, and unless additional shares are authorized for issuance under the Plan, no further Offering Periods shall take place and the Plan shall terminate pursuant to Section 7.5 hereof. If the Plan is so terminated, then the balance of the amount credited to the Participant’s Plan Account which has not been applied to the purchase of shares of Common Stock shall be paid to such Participant in one lump sum in cash within thirty (30) calendar days after such Exercise Date, without any interest thereon.
5.5 Rights as Stockholders. With respect to shares of Common Stock subject to an Option, a Participant shall not be deemed to be a stockholder of the Company and shall not have any of the rights or privileges of a stockholder. A Participant shall have the rights and privileges of a stockholder of the Company when, but not until, shares of Common Stock have been delivered to the Participant or deposited in the designated brokerage account following exercise of his or her Option.
SECTION 6 - TERMINATION OF PARTICIPATION
6.1 Cessation of Contributions; Voluntary Withdrawal.
(a) A Participant may elect to withdraw from the Plan by delivering written notice of such election to the Company in such form and at such time prior to the Exercise Date for the then-current Offering Period as may be established by the Administrator (a “Withdrawal Election”). A Participant electing to withdraw from the Plan may withdraw all, but not less than all, of the funds then credited to the Participant’s Plan Account as of the date on which the Withdrawal Election is received by the Company (or its designee), in which case amounts credited to such Plan Account shall be returned to the Participant in one (1) lump-sum payment in cash within thirty (30) calendar days after such election is received by the Company (or its designee), without any interest thereon, and the Participant shall cease to participate in the Plan and the Participant’s Option for such Offering Period shall automatically terminate. Upon receipt of a Withdrawal Election, the Participant’s payroll deduction authorization and his or her Option to purchase under the Plan shall terminate. If a Participant withdraws from the Offering Period, payroll deductions will not resume at the beginning of the succeeding Offering Period, unless the Participant re-enrolls in the Plan in accordance with the provisions of Section 3.
(b) A participant’s withdrawal from the Plan shall not have any effect upon his or her eligibility to participate in any similar plan which may hereafter be adopted by the Company or in succeeding Offering Periods which commence after the termination of the Offering Period from which the Participant withdraws.
(c) A Participant who ceases contributions to the Plan during any Offering Period shall not be permitted to resume contributions to the Plan during that Offering Period.
6.2 Termination of Eligibility. Upon a Participant’s ceasing to be an Eligible Employee, for any reason, such Participant’s Option for the applicable Offering Period shall automatically terminate, he or she shall be deemed to

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have elected to withdraw from the Plan, and such Participant’s Plan Account shall be paid to such Participant or, in the case of his or her death, to the person or persons entitled thereto pursuant to applicable law, within thirty (30) calendar days after such cessation of being an Eligible Employee, without any interest thereon.
SECTION 7 - GENERAL PROVISIONS
7.1 Administration.
(a) The Plan shall be administered by the Committee, which shall be composed of members of the Board. The Committee may delegate administrative tasks under the Plan to the Administrator to assist in the administration of the Plan, including establishing and maintaining an individual securities account under the Plan for each Participant. Any person to whom the duty to perform an administrative function is delegated shall act on behalf of and shall be responsible to the Committee for such function.
(b) It shall be the duty of the Administrator to conduct the general administration of the Plan in accordance with the provisions of the Plan. The Administrator shall have the power, subject to, and within the limitations of, the express provisions of the Plan:
(i) To establish Offering Periods;
(ii) To determine when and how Options shall be granted and the provisions and terms of each Offering Period (which need not be identical);
(iii) To select Designated Subsidiaries in accordance with Section 7.2 hereof;
(iv) To develop such forms and procedures as the Administrator in its discretion deems necessary or helpful to the orderly administration of this Plan; and
(v) To construe and interpret the Plan, the terms of any Offering Period and the terms of the Options and to adopt such rules for the administration, interpretation, and application of the Plan as are consistent therewith and to interpret, amend or revoke any such rules. The Administrator, in the exercise of this power, may correct any defect, omission or inconsistency in the Plan, any Offering Period or any Option, in a manner and to the extent it shall deem necessary or expedient to make the Plan fully effect, subject to Section 423 of the Code and the regulations promulgated thereunder.
(c) The Administrator may adopt rules or procedures relating to the operation and administration of the Plan to accommodate the specific requirements of local laws and procedures. Without limiting the generality of the foregoing, the Administrator is specifically authorized to adopt rules and procedures regarding handling of participation elections, payroll deductions, payment of interest, conversion of local currency, payroll tax, withholding procedures and handling of stock certificates which vary with local requirements. In its sole discretion, the Board may at any time and from time to time exercise any and all rights and duties of the Committee or the Administrator under the Plan.
(d) The Committee may adopt sub-plans applicable to particular Designated Subsidiaries or locations, which sub-plans may be designed to be outside the scope of Section 423 of the Code. The rules of such sub-plans may take precedence over other provisions of this Plan, with the exception of Section 5.1 hereof, but unless otherwise superseded by the terms of such sub-plan, the provisions of this Plan shall govern the operation of such sub-plan.
(e) All expenses and liabilities incurred by the Administrator in connection with the administration of the Plan shall be borne by the Company. The Administrator may, with the approval of the Committee, employ attorneys, consultants, accountants, appraisers, brokers or other persons. The Committee, the Administrator, the Company and its officers and directors shall be entitled to rely upon the advice, opinions or valuations of any such persons. All actions taken and all interpretations and determinations made by the Administrator in good faith shall be final and binding upon all Participants, the Company and all other interested persons. No member of the Board, the Committee or the Administrator shall be personally liable for any action, determination or interpretation made in good faith with respect to the Plan or the options, and all members of

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the Board, the Committee and the Administrator shall be fully protected by the Company in respect to any such action, determination, or interpretation.
(f) All communications from an Eligible Employee to the Administrator under, or in connection with, this Plan shall be deemed to have been filed with the Administrator when actually received in the form specified by the Administrator at the location, or by the person, designated by the Administrator for the receipt of such communications. The Administrator, in its sole discretion, may accept or reject communications not complying with the forms and procedures developed by the Administrator.
(g) In the event that payroll deductions are made or shares of Common Stock are purchased in error, the Administrator shall take such action as the Administrator in its sole discretion deems necessary or appropriate to correct such error as soon as practicable after the Administrator has knowledge of the error.
7.2 Designation of Subsidiary Corporations. The Board or the Committee shall designate from among the Subsidiaries, as determined from time to time, the Subsidiary or Subsidiaries that shall constitute Designated Subsidiaries. The Board or the Committee may designate a Subsidiary, or terminate the designation of a Subsidiary, without the approval of the stockholders of the Company.
7.3 Reports. Individual accounts shall be maintained by the Administrator for each Participant in the Plan. Statements of Plan Accounts shall be given by the Administrator to Participants at least annually, which statements shall set forth the amounts of payroll deductions, the Option Price, the number of shares purchased and the remaining cash balance, if any.
7.4 No Right to Employment. Nothing in the Plan shall be construed to give any person (including any Participant) the right to remain in the employ of the Company, a Parent, or a Subsidiary or to affect the right of the Company, any Parent, or any Subsidiary to terminate the employment of any person (including any Participant) at any time, with or without cause, which right is expressly reserved.
7.5 Amendment and Termination of the Plan.
(a) The Board or the Committee may, in its sole discretion, amend, suspend, or terminate the Plan at any time and for any reason; provided, however, that without approval of the Company’s stockholders given within twelve (12) months before or after action by the Board or the Committee, the Plan may not be amended to increase the maximum number of shares of Common Stock subject to the Plan or change the designation or class of Eligible Employees; and provided, further, that without approval of the Company’s stockholders, the Plan may not be amended in any manner that would cause the Plan to no longer be an “employee stock purchase plan” within the meaning of Section 423(b) of the Code.
(b) In the event the Administrator determines that the ongoing operation of the Plan may result in unfavorable financial accounting consequences, the Administrator may, to the extent permitted under Section 423 of the Code, in its discretion and, to the extent necessary or desirable, modify or amend the Plan to reduce or eliminate such accounting consequence including, but not limited to:
(i) altering the Option Price for any Offering Period including an Offering Period underway at the time of the change in Option Price;
(ii) shortening any Offering Period so that the Offering Period ends on a new Exercise Date, including an Offering Period underway at the time of the Administrator action; and
(iii) allocating shares of Common Stock.
Such modifications or amendments shall not require stockholder approval or the consent of any Participant.
(c) If the Plan is terminated, the Administrator may elect to terminate all outstanding Offering Periods either immediately or once shares of Common Stock have been purchased on the next Exercise Date (which may, in the sole discretion of the Administrator, be accelerated). If any Offering Period is terminated before its scheduled expiration, all amounts that have not been used to purchase shares of Common Stock will be

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returned to Participants (without interest, except as otherwise required by law) as soon as administratively practicable.
7.6 Use of Funds; No Interest Paid. All funds received by the Company by reason of purchase of Common Stock under the Plan shall be included in the general funds of the Company free of any trust or other restriction and may be used for any corporate purpose to the extent permitted by applicable law. No interest shall be paid to any Participant or credited under the Plan, except as otherwise required by law.
7.7 Term. No Option may be granted during any period of suspension of the Plan or after termination of the Plan.
7.8 Effect Upon Other Plans. The adoption of the Plan shall not affect any other compensation or incentive plans in effect for the Company, any Parent, or any Subsidiary. Nothing in the Plan shall be construed to limit the right of the Company, any Parent, or any Subsidiary (a) to establish any other forms of incentives or compensation for Employees of the Company or any Parent or any Subsidiary, or (b) to grant or assume Options otherwise than under the Plan in connection with any proper corporate purpose, including, but not by way of limitation, the grant or assumption of Options in connection with the acquisition, by purchase, lease, merger, consolidation or otherwise, of the business, stock or assets of any corporation, firm or association.
7.9 Notice of Disposition of Shares. Each Participant shall give the Company prompt written notice of any disposition or other transfer of any shares of Common Stock, acquired pursuant to the exercise of an Option, if such disposition or transfer is made (a) within two (2) years after the applicable Grant Date or (b) within one (1) year after the transfer of such shares of Common Stock to such Participant upon exercise of such Option. The Company may direct that any certificates evidencing shares acquired pursuant to the Plan refer to such requirement.
7.10 Tax Withholding. The Company or any Parent or any Subsidiary shall be entitled to require payment in cash or deduction from other compensation payable to each Participant of any sums required by federal, state or local tax law to be withheld with respect to any purchase of shares of Common Stock under the Plan or any sale of such shares.
7.11 Governing Law. The Plan and all rights and obligations thereunder shall be construed and enforced in accordance with the laws of the State of Georgia.
7.12 Notices. All notices or other communications by a participant to the Company under or in connection with the Plan shall be deemed to have been duly given when received in the form specified by the Company at the location, or by the person, designated by the Company for the receipt thereof.
7.13 Conditions To Issuance of Shares.
(a) Notwithstanding anything herein to the contrary, the Company shall not be required to issue or deliver any certificates or make any book entries evidencing shares of Common Stock pursuant to the exercise of an Option by a Participant, unless and until the Committee or the Administrator has determined, with advice of counsel, that the issuance of such shares of Common Stock is in compliance with all applicable laws, regulations of governmental authorities and, if applicable, the requirements of any securities exchange, national market system, or automated quotation system on which the shares of Common Stock are listed or traded. In addition to the terms and conditions provided herein, the Committee or the Administrator may require that a Participant make such reasonable covenants, agreements, and representations as the Committee or the Administrator, in its discretion, deems advisable in order to comply with any such laws, regulations, or requirements.
(b) All certificates for shares of Common Stock delivered pursuant to the Plan and all shares of Common Stock issued pursuant to book entry procedures are subject to any stop-transfer orders and other restrictions as the Administrator deems necessary or advisable to comply with federal, state, or foreign securities or other laws, rules and regulations and the rules of any securities exchange, national market system, or automated quotation system on which the shares of Common Stock are listed, quoted, or traded. The Administrator may

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place legends on any certificate or book entry evidencing shares of Common Stock to reference restrictions applicable to the shares of Common Stock (including the restrictions provided in Section 5.2 hereof).
(c) The Administrator shall have the right to require any Participant to comply with any timing or other restrictions with respect to the settlement, distribution or exercise of any Option, including a window-period limitation, as may be imposed in the sole discretion of the Administrator.
(d) Notwithstanding any other provision of the Plan, unless otherwise determined by the Administrator or required by any applicable law, rule or regulation, the Company may, in lieu of delivering to any Participant certificates evidencing shares of Common Stock issued in connection with any Option, record the issuance of shares of Common Stock in the books of the Company (or, as applicable, its transfer agent or stock plan administrator).
7.14 Equal Rights and Privileges. Except with respect to sub-plans designed to be outside the scope of Section 423 of the Code, all Eligible Employees shall have equal rights and privileges under this Plan to the extent required under Section 423 of the Code or the regulations promulgated thereunder so that this Plan qualifies as an “employee stock purchase plan” within the meaning of Section 423 of the Code or the regulations promulgated thereunder. Any provision of this Plan that is inconsistent with Section 423 of the Code or the regulations promulgated thereunder shall, without further act or amendment by the Company or the Board, be reformed to comply with the equal rights and privileges requirement of Section 423 of the Code or the regulations promulgated thereunder.
7.15 Limitation on Liability. Neither the Company nor any affiliate or anyone acting on the behalf of the Company or an affiliate shall be responsible in whole or in part for any act done in good faith or any good faith omission to act. Without limiting the first sentence, such entities shall not be responsible for any prices at which shares of Stock are purchased or sold, the time at which any purchase or sale is made under this Plan, or the change in value of any class of stock of the Company.
7.16 Plan Document Controls. In the event of any conflict between the provisions of this Plan and any other document or communication, this Plan shall control, and the conflicting provisions of such other document or communication shall be null and void ab initio.
7.17 Severability. In the event any provision of this Plan shall be held illegal or invalid for any reason, the illegality or invalidity shall not affect the remaining parts of this Plan, and this Plan shall be construed and enforced as if the illegal or invalid provision had not been included.

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**THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.**

**The Board of Directors recommends you vote FOR the following:**

1. Election of Directors

| Nominees | For | Against | Abstain |
|---|---|---|---|
| 1a. Kathy T. Betty | ☐ | ☐ | ☐ |
| 1b. Douglas C. Curling | ☐ | ☐ | ☐ |
| 1c. Cynthia N. Day | ☐ | ☐ | ☐ |
| 1d. Curtis L. Doman | ☐ | ☐ | ☐ |
| 1e. Ray M. Martinez | ☐ | ☐ | ☐ |
| 1f. Steven A. Michaels | ☐ | ☐ | ☐ |
| 1g. Ray M. Robinson | ☐ | ☐ | ☐ |
| 1h. Caroline S. Sheu | ☐ | ☐ | ☐ |
| 1i. James P. Smith | ☐ | ☐ | ☐ |

**The Board of Directors recommends you vote FOR proposals 2, 3, 4 and 5.**

| | For | Against | Abstain |
|---|---|---|---|
| 2. Approval of a non-binding advisory resolution to approve the Company's executive compensation. | ☐ | ☐ | ☐ |
| 3. Ratification of the appointment of Ernst & Young LLP as the Company's independent registered public accounting firm for 2022. | ☐ | ☐ | ☐ |
| 4. Approval of the amendment to the PROG Holdings, Inc. Amended and Restated 2015 Equity and Incentive Plan. | ☐ | ☐ | ☐ |
| 5. Approval of the amendment to the PROG Holdings, Inc. Employee Stock Purchase Plan. | ☐ | ☐ | ☐ |

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX] Date

Signature (Joint Owners) Date

0000566154_1 R1.0.0.24

**Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:**
The Notice and Proxy Statement and Annual Report are available at www.proxyvote.com

## PROG Holdings, Inc.
## Annual Meeting of Shareholders
## May 24, 2022 9:00 AM, Mountain time
## This proxy is solicited by the Board of Directors

The shareholder(s) hereby appoint(s) Steven A. Michaels, Brian Garner and Marvin A. Fentress, or any of them, as proxies, each with the power to appoint his substitute, and hereby authorize(s) them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of Common Stock of PROG Holdings, Inc. that the shareholder(s) is/are entitled to vote at the Annual Meeting of Shareholders to be held at 9:00 AM, Mountain time on May 24, 2022, at The Little America Hotel, 500 South Main Street, Salt Lake City, Utah 84101, and any adjournment or postponement thereof.

**This proxy, when properly executed, will be voted in the manner directed herein. If this card is signed and returned without voting instructions, you will be deemed to have instructed the proxies to vote your shares in accordance with the recommendations of the Company's Board of Directors.**

Participants in any retirement plan of PROG Holdings, Inc. may vote their proportionate share of Company common stock held in the plan by signing and returning this card, or by voting electronically or by telephone. By doing so, you are instructing the trustee to vote all of your shares at the meeting, and at any and all adjournments or postponements thereof, as you have indicated with respect to the matters referred to on the reverse side of this proxy card. If this card is signed and returned without voting instructions, you will be deemed to have instructed the plan trustee to vote your shares in accordance with the recommendations of the Company's Board of Directors listed above. If this card is not returned (and your shares are not otherwise voted electronically or by telephone) or if this card is returned unsigned, your shares will be voted by the plan trustee in the same proportion as the shares for which voting instructions are received from other participants in the plan.

0000566154_2 R1.0.0.24

**Continued and to be signed on reverse side**